     As filed with the Securities and Exchange Commission on July 31, 2002
                                                     Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------
                              PECO Energy Company
            (Exact name of registrant as specified in its charter)

      Pennsylvania                   4911                    23-0970240
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                                 P.O. Box 8699
                              2301 Market Street
                          Philadelphia, PA 19101-8699
                                (215) 841-4000
                           http://www.exeloncorp.com
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

      Frank F. Frankowski Chief Financial Officer Vice President Finance
                                 P.O. Box 8699
                              2301 Market Street
                          Philadelphia, PA 19101-8699
                                (215) 841-6098
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

           Todd D. Cutler                             Robert C. Gerlach
    Assistant Corporate Secretary                       Lisa M. Sloan
    and Assistant General Counsel     and c/o Ballard Spahr Andrews & Ingersoll, LLP
            P.O. Box 8699                             1735 Market Street
         2301 Market Street                    Philadelphia, Pennsylvania 19103
Philadelphia, Pennsylvania 19101-8699                   (215) 864-8526
           (215) 841-4694                               (215) 864-8638

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                              Proposed       Proposed
                                                              Maximum        Maximum      Amount of
          Title of Each Class of               Amount to   Offering Price   Aggregate    Registration
        Securities to be Registered          be Registered    Per Unit    Offering Price   Fee (1)
-----------------------------------------------------------------------------------------------------
5.95% First and Refunding Mortgage Bonds due
 2011....................................... $250,000,000       100%       $250,000,000    $23,000
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price represents the total value of the bonds being exchanged under this registration statement.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion dated July  , 2002

PRELIMINARY PROSPECTUS

                                 $250,000,000

                              PECO Energy Company
                                    [LOGO]
                                    Peco/R/
                               An Exelon Company


                               Offer to Exchange
$250,000,000 5.95% First and Refunding Mortgage Bonds Due 2011 (Exchange Bonds)
              Which have been registered under the Securities Act

                          For Any and All Outstanding
        $250,000,000 5.95% First and Refunding Mortgage Bonds Due 2011
                       Which have not been so registered

                          TERMS OF THE EXCHANGE OFFER

  .   The exchange offer expires at 5:00 p.m., Eastern Time, on         , 2002,
      unless extended by us in our sole discretion, subject to applicable law.

  . The terms of the exchange bonds are identical to the original bonds, except that the exchange bonds are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original bonds do not apply to the exchange bonds.

  . All original bonds that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of original bonds may be withdrawn at any time prior to expiration of the exchange offer.

  . We do not intend to apply for listing of the exchange bonds on any securities exchange or to arrange for them to be quoted on any quotation system.

  . The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  .   We will not receive any proceeds from the exchange offer.

  . You will not incur any material United States Federal income tax consequences from your participation in the exchange offer.

   Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for original bonds where the original bonds were acquired by the broker-dealer as a result of market-making activities or other trading activities.

   Until the Expiration Date (as defined herein), all broker-dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment of subscriptions. We have agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Please see "Risk Factors" beginning on page 8 for a discussion of factors you should consider in connection with the exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange bonds or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is         , 2002.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  WHERE TO FIND MORE INFORMATION.........................................   i
  PROSPECTUS SUMMARY.....................................................   1
  RISK FACTORS...........................................................   8
  FORWARD-LOOKING STATEMENTS.............................................  11
  USE OF PROCEEDS........................................................  11
  CAPITALIZATION.........................................................  12
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS........................................................  14
  BUSINESS...............................................................  37
  MANAGEMENT.............................................................  46
  COMPENSATION...........................................................  47
  CERTAIN TRANSACTIONS...................................................  56
  THE EXCHANGE OFFER.....................................................  58
  DESCRIPTION OF THE EXCHANGE BONDS......................................  66
  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS................  72
  PLAN OF DISTRIBUTION...................................................  76
  LEGAL OPINIONS.........................................................  76
  EXPERTS................................................................  77
  INDEX TO FINANCIAL STATEMENTS.......................................... F-1
  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA............................ F-2

   When we refer to "original bonds," we are referring to the $250,000,000 5.95% First and Refunding Mortgage bonds due 2011, which were not registered under the Securities Act. When we refer to "exchange bonds," we are referring to the $250,000,000 5.95% First and Refunding Mortgage Bonds due 2011, which have been registered under the Securities Act and are to be exchanged for the original bonds.

   When we refer to the term "bonds" or "bonds," we are referring to both the original bonds and the exchange bonds to be issued in the exchange offer. When we refer to "holders" of the bonds, we are referring to those persons who are the registered holders of bonds on the books of the registrar appointed under the indenture. Unless the context otherwise indicates, all references to "we," "us" or "our" in this prospectus mean PECO Energy Company, a Pennsylvania corporation, and its consolidated subsidiaries.

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer only of the exchange bonds to be issued in exchange for the original bonds, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                        WHERE TO FIND MORE INFORMATION

   In connection with the exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which offers to exchange the original bonds for exchange bonds. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

   The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 900, 175
W. Jackson Boulevard, Chicago, Illinois 60604. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing us at the following address:

                              PECO Energy Company
                           Attn: Investor Relations
                     10 South Dearborn Street, 36th Floor
                                P.O. Box 805379
                            Chicago, IL 60680-5379

   To obtain timely delivery, securities holders must request the information no later than five business days before the date securities holders intend to make their exchange decision.

                              PROSPECTUS SUMMARY

   The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. An investment in the exchange bonds involves certain risks relating to our business, prospects, financial condition and results of operations and certain other risks relating to the terms of the exchange bonds. These risks are described in "Risk Factors" beginning on page 8.

                         Summary of the Exchange Offer

The Exchange Offer..........  We are offering to exchange an aggregate of
                              $250,000,000 principal amount of exchange bonds of one series, due 2011 for the $250,000,000 5.95% First and Refunding Mortgage Bonds due 2011. The original bonds may be exchanged only in minimum denominations of $1,000 and multiples thereof.

The Original Bonds..........  The original bonds were issued and sold on
                              October 30, 2001 in a transaction not requiring registration under the Securities Act. At the time we issued the original bonds, we entered into a registration rights agreement which obligates us to make this exchange offer.

Required Representations....  In order to participate in the exchange offer, you will be required to make representations in a letter of transmittal, including that:

                               .  you are not affiliated with us;

                               . you are not a broker-dealer who bought your original bonds directly from us;

                               . you will acquire the exchange bonds in the ordinary course of business; and

                               . you have not agreed with anyone to distribute the exchange bonds.

                              If you are a broker-dealer that purchased original bonds for your own account as part of market-making or trading activities, you must represent to us that you have agreed with us or our affiliates not to distribute the exchange bonds. If you make this representation, you need not make the last representation provided for above. Each broker-dealer that receives exchange bonds for its own account in exchange for original bonds, where the original bonds were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange bonds. See "Plan of Distribution."

Resale of the Exchange Bonds  We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC outlined in certain interpretive letters issued to other companies in other transactions. We believe that the exchange bonds acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act that call for registration and delivery of a prospectus, except as described in the following paragraph.

                              The exchange bonds will be freely tradable only if the holders meet the conditions described under "Required Representations" above. If you are a broker-dealer that purchased original bonds for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell the exchange bonds. We have agreed in the registration rights agreement relating to the original bonds to allow you to use this prospectus for this purpose during the one-year period following the Expiration Date, subject to our right under some circumstances to restrict your use of this prospectus. See "The Exchange Offer--Resales of Exchange Bonds."

                              Broker-dealers that acquired original bonds directly from us may not rely on the staff of the Division of Corporation Finance's interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the original bonds or the exchange bonds.

Accrued Interest on the
  Exchange Bonds............  The exchange bonds will bear interest at an annual rate of 5.95%. Any interest that has accrued on the original bonds before their tender in this exchange offer will be payable on the exchange bonds on the first interest payment date after the conclusion of this exchange offer.

Procedures for Exchanging
  Bonds.....................  The procedures for exchanging original bonds involve notifying the exchange agent before the Expiration Date of your intention to do so. These procedures are described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Original Bonds."

Expiration Date.............  5:00 p.m., Eastern Time, on    , 2002, unless the
                              exchange offer is extended ("Expiration Date").

Exchange Date...............  We will notify the exchange agent of the date of acceptance of the original bonds for exchange.

Withdrawal Rights...........  If you tender your original bonds for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., Eastern Time, on the Expiration Date.

Acceptance of Original Bonds
  and Delivery of Exchange
  Bonds.....................  We will accept any original bonds that are properly tendered for exchange before 5:00 p.m., Eastern Time, on the Expiration Date. The exchange bonds will be delivered promptly after the Expiration Date.

Tax Consequences............  You will not incur any material United States
                              Federal income tax consequences from your participation in this exchange offer. The exchange of bonds will not constitute a taxable exchange for U.S. Federal income tax purposes. For a discussion of other U.S. Federal income tax consequences resulting from the exchange and the acquisition, ownership and disposition of the exchange bonds, see "Certain United States Federal Income Tax Considerations."

Use of Proceeds.............  We will not receive any cash proceeds from this exchange offer.

Exchange Agent..............  Wachovia Bank, National Association is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading "The Exchange Offer--Exchange Agent."

Effect on Holders of
  Original Bonds............  Any original bonds that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. The original bonds may not be offered or sold in the U.S. for the account of or benefit of U.S. persons within the meaning of the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act. After this exchange offer, holders of original bonds will not (with limited exceptions) have any further rights under the registration rights agreement. Any market for original bonds that are not exchanged could be adversely affected by the consummation of this exchange offer.

                         Summary of the Exchange Bonds

   This exchange offer applies to $250,000,000 aggregate principal amount of the original bonds. The terms of the exchange bonds will be the same as the original bonds, except that the exchange bonds will not contain language restricting their transfer, and holders of the exchange bonds generally will not be entitled to further registration rights under the registration rights agreement. The exchange bonds will be issued under the same mortgage indenture as the original bonds and under a supplemental mortgage indenture substantially similar to the supplemental mortgage indenture under which the original bonds were issued.

   The following summary of the mortgage does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the mortgage. Certain terms used in this section are defined in the mortgage. Copies of the First and Refunding Mortgage and the ninety-seven supplemental mortgage indentures are on file with the SEC. A copy of the supplemental mortgage indenture relating to the bonds may be obtained by contacting us as described under "Where You Can Find More Information."

Issuer......................  PECO Energy Company

Securities Offered..........  $250,000,000 5.95% First and Refunding Mortgage
                              Bonds due 2011 ("exchange bonds"), which have been registered under the Securities Act. The original bonds were and the exchange bonds will be issued under our First and Refunding Mortgage dated May 1, 1923, as amended and supplemented by ninety-seven supplemental mortgage indentures and as proposed to be further amended and supplemented by a supplemental mortgage indenture relating to the exchange bonds (herein sometimes referred to collectively as the "mortgage"). Wachovia Bank, National Association is the trustee under the mortgage ("trustee") as successor to First Union National Bank.

Interest Payment Dates......  May 1 and November 1 of each year, beginning May
                              1, 2002, until the principal is paid or made available for payment. Interest on the exchange bonds will accrue from the most recent date to which interest has been paid on the original bonds. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Maturity....................  November 1, 2011

Optional Redemption.........  We may, at our option, redeem the exchange bonds in whole or in part at any time at a price equal to the greater of:

                              100% of the principal amount of the exchange bonds being redeemed plus accrued interest to the redemption date; or

                              as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the exchange bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 30 basis points, plus accrued interest to the redemption date. See "Description of Exchange Bonds--Redemption at Our Option."

                              The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

                              We will mail notice of any redemption at least 30 days but not more than 45 days before the redemption date to each registered holder of the exchange bonds to be redeemed.

                              Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange bonds or portions of the exchange bonds called for redemption.

                              See "Description of the Exchange Bonds" for certain definitions used in this summary.

Security....................  The exchange bonds will be secured equally with all other bonds outstanding or hereafter issued under the mortgage (sometimes referred to herein as the "mortgage bonds") by the lien of the mortgage. The lien of the mortgage, subject to
                              (1) minor exceptions and certain excepted encumbrances that are defined in the mortgage and
                              (2) the trustee's prior lien for compensation and expenses, constitutes a first lien on substantially all of our properties. The mortgage does not constitute a lien on any property owned by our subsidiaries. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

                              We may not issue securities which will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional bonds after we acquire it, all additional bonds issued under the prior lien must be pledged with the trustee as additional security under the mortgage.

Form........................  The exchange bonds will be book-entry only and registered in the name of a nominee of DTC.

                 Summary Information About PECO Energy Company

   The following summary contains basic information about PECO Energy Company. It may not contain all of the information that may be important to you in making a decision to exchange your original bonds for the exchange bonds. You should read this entire prospectus, and the documents to which we refer, before making your decision.

                              PECO ENERGY COMPANY

   We are a subsidiary of Exelon Corporation ("Exelon") and are engaged principally in the purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers and in the purchase, distribution and sale of natural gas to residential, commercial and industrial customers. We deliver electricity to approximately 1.5 million customers and natural gas to approximately 440,000 customers.

   Our traditional retail service territory covers 2,107 square miles in southeastern Pennsylvania. We provide electric delivery service in an area of 1,972 square miles, with a population of approximately 3.6 million, including
1.6 million in the City of Philadelphia. Natural gas service is supplied in a 1,475 square mile area in southeastern Pennsylvania adjacent to Philadelphia, with a population of 1.9 million.

   Pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (the "Competition Act"), the Commonwealth of Pennsylvania required the unbundling of retail electric services in Pennsylvania into separate generation, transmission and distribution services with open retail competition for generation services. Since the commencement of deregulation in 1999, we have served as the local distribution company providing electric distribution services to all customers in our service territory and bundled electric service to provider-of-last-resort customers, which are customers who do not or cannot choose an alternate electric generation supplier.

   As a result of deregulation, Exelon undertook a corporate restructuring to separate its unregulated generation and other competitive businesses from its regulated energy delivery businesses. As part of the corporate restructuring, effective January 1, 2001, our unregulated operations were transferred to separate subsidiaries of Exelon. The transferred assets and liabilities related to nuclear, fossil and hydroelectric generation and wholesale services and unregulated gas and electric sales activities, and administrative, information technology and other support for all other business activities of Exelon and its subsidiaries. In connection with the restructuring, we entered into a power purchase agreement with Exelon Generation Company, LLC ("Exelon Generation"), a wholly owned subsidiary of Exelon, to supply us with all of our electric load requirements for customers through 2010.

   As a public utility under the Pennsylvania Public Utility Code, we are subject to regulation by the Pennsylvania Public Utility Commission ("PUC"), including regulation as to electric distribution rates, retail gas rates, issuances of securities and certain other aspects of our operations. As a subsidiary of Exelon, a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), we are subject to a number of restrictions under PUHCA. As an electric utility under the Federal Power Act, we are also subject to regulation by the Federal Energy Regulatory Commission ("FERC") as to transmission rates and certain other aspects of our business, including interconnections and sales of transmission related assets.

   Our principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699 and our telephone number is (215) 841-4000.

                              CORPORATE STRUCTURE

   We were incorporated in Pennsylvania in 1929. We are an indirect wholly owned subsidiary of Exelon, a public utility holding company. Exelon is the result of the merger in October 2000 between us and Unicom Corporation ("Unicom"), the former parent company of Commonwealth Edison Company ("ComEd"). As part of a corporate restructuring of Exelon effective January 1, 2001, our power generation assets and wholesale power marketing business, as well as ComEd's power generation assets and wholesale power marketing business, were transferred to Exelon Generation.


                         Exelon Corporation
                         ------------------
                                   |
              ------------------------------------
             |                                    |

     Exelon Energy Delivery               Exelon Ventures
          Company, LLC                     Company, LLC

             |                                    |
     --------------------               -----------------
    |                    |             |                 |

Commonwealth        PECO Energy      Exelon           Exelon
Edison Company      Company        Generation         Enterprises
                                   Company, LLC        Company, LLC

         Electric and Gas           Generation and    Enterprises infrastructure
           Distribution             Power Marketing   services, communications
                                                      retail energy sales,
                                                      energy services

    |                    |              |                 |
     --------------------                -----------------
             |                                     |

         Regulated                           Unregulated

                                 RISK FACTORS

   In addition to the information contained elsewhere in this prospectus, you should carefully consider the risks described below. Each of the following factors could have a material adverse effect on our business and could result in a loss or a decrease in the value of your investment.

The rates we charge for electric distribution and retail gas are regulated by the Pennsylvania Public Utility Commission; failure to obtain adequate and timely rate relief could negatively affect our business.

   We are a public utility under the Pennsylvania Public Utility Code and, as a result, the PUC regulates our electric distribution rates and retail gas rates and also matters such as the issuance of securities and certain other aspects of our operations. Substantially all of our retail revenues are subject to regulation by the PUC. The rates are set by the PUC and are effective until a new rate case is brought. Limited categories of costs, principally the cost of gas, are recovered through adjustment charges that are periodically set to reflect actual costs. If our costs to serve customers exceed the amount included in our adjustment charges, there will be a negative effect on our cash flow.

We are subject to the risks inherent in the utility business and our cash flow and earnings could be adversely affected by increased customer demand for energy, a failure to deliver on the part of our suppliers or, after our long-term contracts expire, high prices and volatile markets for purchased electricity.

   The utility business involves many operating risks. If our operating expenses exceed the levels recovered from retail customers for an extended period of time our cash flow and earnings would be negatively affected. In addition, after our power purchase agreement with our affiliate Exelon Generation expires in 2010, our results could be affected by increases in purchased power costs. In addition, our provider-of-last-resort obligation may continue past the expiration of this contract, which, depending upon the volatility of the market for electricity at the time, could affect our operating expenses and therefore results. Factors that could cause purchased power costs to increase include, but are not limited to:

  . increases in demand due to, for example, weather, customer growth or customer obligations;

  .   below normal energy available on the market;

  . increases in purchases in wholesale markets at prices above the amount recovered in retail rates;

  . extended outages of any thermal or other generating facilities or the transmission lines that deliver energy to load centers; and

  . failure to perform on the part of any party from which we purchase capacity or energy.

Our financial performance depends on our operation of our facilities.

   Failures of equipment or facilities in our distribution system may cause interruption of the electric services we provide, which could adversely affect our business. Failures of equipment or facilities could result in lost revenues, additional costs and possible claims against us for damages incurred by customers as a result of the outage. Our efforts to repair or replace equipment may not be successful or we may be unsuccessful in making necessary improvements to our transmission and distribution system, causing other outages, having an adverse affect on our business.

   If our operating expenses exceed the levels recovered from retail customers for an extended period of time our cash flow and earnings would be negatively affected

Our business may be adversely affected by regulatory changes in the electric power and natural gas industries.

   Transmission and distribution of electricity remain regulated industries, while in many states, including the Commonwealth of Pennsylvania, electricity generation has been deregulated. The regulation of the electric power and natural gas industries, however, continues to undergo substantial changes at both the federal and state level.

These changes have significantly affected the whole industry and the manner in which its participants conduct their businesses. Future changes in laws and regulations, including changes resulting from market volatility and increased security concerns, may have an effect on our business in ways that we cannot predict.

   Our revenues will be affected by rate reductions and rate caps currently in effect and any that may be imposed in the future. The rate caps limit our ability to recover increased expenses and the costs of investments in new transmission and distribution facilities through rates. As a result, our future results of operations will depend on our ability:

  . to deliver electricity and gas to our customers cost-effectively, particularly in light of the current caps on rates;

  .   to realize cost savings; and

  .   to manage our provider of last resort responsibilities.

Our financial performance depends on our ability to predict our load requirements.

   Under electric restructuring legislation in Pennsylvania, we are required to provide generation and distribution services as the "provider-of-last-resort" to customers who cannot or do not choose alternate suppliers or who choose to return to our utility after taking service elsewhere. This obligation may continue past the expiration of our power purchase agreement with Exelon Generation in 2010. Because the choice of electricity generation supplier lies with the customer, it is difficult for us to predict and plan for the level of customers and associated energy demand. If these obligations remain unchanged, we could be required to maintain reserves sufficient to serve 100% of the service territory load at a tariffed rate on the chance that customers who switched to new suppliers come back to us as a "last resort" option. A significant over- or under-estimation of such reserves may cause us to take a commodity price risk. We continue to be obligated to provide a reliable delivery system under cost-based rates.

Recession, acts of war or terrorism could negatively impact our business.

   The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices--which could increase our provider-of-last-resort obligations--and uncertainty in the capital and commodity markets. We cannot predict the impact of any continued economic downturn, uncertain capital and commodity markets or fluctuating energy prices on our business. The impact, however, could have a material adverse effect on our financial condition, results of operations and net cash flows.

   Like other operators of major industrial facilities, our transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to distribute some portion of our electricity and gas. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and net cash flows.

We are subject to control by Exelon.

   We are ultimately controlled by Exelon and, therefore, Exelon controls decisions regarding our business and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, Exelon could exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the exchange bonds.

Conflicts of interest may arise between us and our affiliate.

   We rely on purchases from our affiliate Exelon Generation under long-term contracts in order to supply electricity to our customers. Conflicts of interest may arise if we need to enforce the terms of agreements between us and Exelon Generation. Decisions concerning the interpretation or operation of these agreements could be made from perspectives other than the interests solely of our company or its creditors, including the holders of the exchange bonds.

We are subject to regulation by FERC.

   We also provide wholesale transmission service under rates established by FERC. FERC has used its regulation of transmission to encourage competition for wholesale generation services and the development of regional structures to facilitate regional wholesale markets. FERC continues to propose regulations regarding evolving wholesale markets. Further regulation by FERC in this area could affect our business in ways we cannot predict.

There is no public market for the exchange bonds.

   Following the completion of this exchange offer, the exchange bonds will be freely tradable by most holders. See "The Exchange Offer." We do not intend to list the exchange bonds on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange bonds, the ability of any investor to sell the exchange bonds, or the price at which investors would be able to sell their exchange bonds. If a market for the exchange bonds does not develop, investors may be unable to resell the exchange bonds for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange bonds as collateral for loans.

If you fail to exchange the original bonds, they will remain subject to transfer restrictions.

   Any original bonds that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of original bonds will not (with limited exceptions) have any further rights under the exchange and registration rights agreement. Any market for original bonds that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Late deliveries of the original bonds and other required documents could prevent a holder from exchanging its bonds.

   Holders are responsible for complying with all exchange offer procedures. Issuance of exchange bonds in exchange for original bonds will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Original bonds." Therefore, holders of original bonds who wish to exchange them for exchange bonds should allow sufficient time for completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the bonds may be restricted.

   A broker-dealer that purchased original bonds for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange bonds. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange bonds.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements involve a number of risks and uncertainties, many of which are beyond our control. The following are among the most important factors that could cause actual results to differ materially from the forward-looking statements:

  .   the significant considerations and risks discussed in this prospectus;

  .   general and local economic, market or business conditions;

  . fluctuations in demand for electricity, capacity and ancillary services in the markets in which we operate;

  . uncertain obligations due to customers' right to choose generation suppliers;

  .   changes in laws or regulations that are applicable to us;

  .   environmental constraints on construction and operation; and

  .   access to capital.

   Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the exchange bonds, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

                                USE OF PROCEEDS

   The exchange offer is being made in accordance with requirements of the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange bonds in the exchange offer. In exchange for issuing the exchange bonds as described in this prospectus, we will receive an equal principal amount of original bonds, which will be canceled.

   The net proceeds from the sale of the original bonds, together with available cash balances, were used to repay $250 million aggregate principal amount of our First and Refunding Mortgage Bonds, 5 5/8% Series due November 1, 2001.

                                CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2002. This table should be read in conjunction with our consolidated financial statements and related notes for the quarter ended March 31, 2002, included in this prospectus.

                                               As of March 31, 2002
                                               --------------------
                                                 ($ in millions)
             Short-term debt (a)..............        $  911
                                                      ------
             Capitalization:
                Long-term debt (b):
                    Transition bonds (c)......        $4,131
                    First mortgage bonds......           708
                    Other long-term debt......           235
                Preferred securities..........           284
                Shareholders' equity..........           356
                                                      ------
                    Total capitalization......        $5,714
                                                      ======

--------
(a) Includes current maturities of long-term debt of $752 million, of which $280 million are transition bonds.
(b) Includes unamortized debt discounts and premiums. Excludes current maturities.
(c) Transition bonds represent bonds issued by our subsidiary to securitize a portion of our stranded cost recovery.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table sets forth our selected historical consolidated financial data. The historical consolidated income statement data for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The historical consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from our audited financial statements included elsewhere in this prospectus. As part of Exelon's restructuring, effective January 1, 2001, our unregulated generation and other competitive businesses and related assets and liabilities were transferred to separate subsidiaries of Exelon. The restructuring has had a significant impact on our assets, liabilities and equity and our results of operations. Our results of operations and assets and liabilities prior to January 2001 do not reflect the restructuring. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") and the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements included elsewhere in this prospectus.

                                                                                         Three
                                                                                        Months
                                                                                         Ended
                                                   Years Ended December 31,            March 31,
                                         -------------------------------------------     2002
                                           1997     1998     1999     2000     2001   (Unaudited)
                                         -------  -------  -------  -------  -------  -----------
                                                             ($ in millions)
Income Statement Data
   Operating revenues................... $ 4,601  $ 5,325  $ 5,478  $ 5,950  $ 3,965    $ 1,020
   Operating income.....................   1,006    1,268    1,373    1,222      999        227
   Net income on common stock...........  (1,514)     500      570      497      415         87
Cash Flow Data
   Cash interest paid (a)............... $   406  $   385  $   350  $   431  $   416    $   165
   Capital expenditures.................     490      415      491      549      264         62
   Cash flows from operating activities.   1,068    1,499      895      756      828        100
   Cash flows from investing activities.    (604)    (521)    (886)    (894)    (235)       (65)
   Cash flows from financing activities.    (460)    (963)      (3)     133     (579)       (36)

                                                      As of December 31,                 As of
                                         -------------------------------------------   March 31,
                                           1997     1998     1999     2000     2001      2002
                                         -------  -------  -------  -------  -------  -----------
                                                             ($ in millions)
Balance Sheet Data
   Property, plant and equipment, net... $ 4,671  $ 4,804  $ 5,004  $ 5,158  $ 4,047    $ 4,075
   Total assets.........................  12,357   12,048   13,087   14,776   10,745     10,619
   Long-term debt(b)....................   3,853    2,920    5,969    6,002    5,438      5,074
   Preferred securities.................     582      580      321      302      284        284
   Common shareholders' equity..........   2,727    3,057    1,773    1,638      323        356

Ratio of Earnings to Fixed Charges
                                                                                        Twelve
                                                                                        Months
                                                   Years Ended December 31,              Ended
                                         -------------------------------------------   March 31,
                                           1997     1998     1999     2000     2001      2002
                                           ----   -------  -------  -------  -------  -----------
                                            2.56     3.38     3.37     2.70     2.46      2.38

--------
(a) Includes cash interest paid of none, none, $107 million, $268 million, $315 million and $145 million in connection with transition bonds for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and the three months ended March 31, 2002, respectively.
(b) Excludes current maturities of $247 million, $362 million, $128 million, $553 million, $548 million and $752 million as of December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and March 31, 2002, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   On October 20, 2000, we became a wholly owned subsidiary of Exelon as a result of the transactions relating to the merger.

   During January 2001, Exelon undertook a restructuring to separate its generation and other competitive businesses from its regulated energy delivery business. As part of the restructuring, our non-regulated operations and related assets and liabilities, representing the generation and enterprises business segments, were transferred to separate subsidiaries of Exelon. As a result, beginning January 2001, our operations have consisted of retail electricity distribution and transmission business in southeastern Pennsylvania and our natural gas distribution business located in the Pennsylvania counties surrounding the City of Philadelphia. The estimated impact of the restructuring reflects the effects of removing the generation and enterprises operations and obtaining energy and capacity from Exelon Generation under the terms of the Power Purchase Agreement for the year ended December 31, 2000.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
  2001

                                                               For Three Months
                                                               Ended March 31,
                                                               --------------
                                                                2002     2001   Variance % Change
                                                               ------   ------  -------- --------
                                                                    (in Millions)
OPERATING REVENUES............................................ $1,020   $1,051    $(31)    (3.0)%
OPERATING EXPENSES
   Fuel and Purchased Power...................................    486      488      (2)    (0.4)%
   Operating and Maintenance..................................    136      132       4      3.0%
   Depreciation and Amortization..............................    112      101      11     10.9%
   Taxes Other Than Income....................................     59       43      16     37.2%
                                                               ------   ------    ----    -----
       Total Operating Expense................................    793      764      29      3.8%
                                                               ------   ------    ----    -----
OPERATING INCOME..............................................    227      287     (60)   (20.9)%
                                                               ======   ======    ====    =====
OTHER INCOME AND DEDUCTIONS
   Interest Expense...........................................    (95)    (110)     15     13.6%
   Distributions on Company--Obligated Mandatorily Redeemable
     Preferred Securities of a Partnership which holds Solely
     Subordinated Debentures of the Company...................     (2)      (2)     --      0.0%
   Other, net.................................................      1       15     (14)   (93.3)%
                                                               ------   ------    ----    -----
       Total Other Income and Deductions......................    (96)     (97)      1     (1.0)%
                                                               ------   ------    ----    -----
INCOME BEFORE INCOME TAXES....................................    131      190     (59)   (31.1)%
INCOME TAXES..................................................     42       68     (26)   (38.2)%
                                                               ------   ------    ----    -----
NET INCOME....................................................     89      122     (33)   (27.1)%
Preferred Stock Dividends.....................................     (2)      (2)     --      0.0%
                                                               ------   ------    ----    -----
NET INCOME ON COMMON STOCK.................................... $   87   $  120    $(33)   (27.5)%
                                                               ======   ======    ====    =====

   Net income on common stock decreased $33 million, or 28% for the quarter ended March 31, 2002 as compared to the same period in 2001. The decrease was a result of lower margins due to the unplanned return to us of certain commercial and industrial customers, milder weather, increased depreciation and amortization expense and higher gross receipts taxes partially offset by favorable rate adjustments.

   Our electric sales statistics are as follows:

                                                For the three
                                                months ended
                                                  March 31,
                                                -------------
        Deliveries--(in GWh)                     2002   2001  % Change
        --------------------                    ------ ------ --------
        Bundled Deliveries (1)
        Residential............................ $2,056 $2,459   (16.4)%
        Small Commercial & Industrial..........  1,757  1,001    75.5%
        Large Commercial & Industrial..........  3,351  2,531    32.4%
        Public Authorities & Electric Railroads    193    193     0.0%
                                                ------ ------ -------
                                                 7,357  6,184    19.0%
                                                ------ ------ -------
        Unbundled Deliveries (2)
        Residential............................    792    527    50.3%
        Small Commercial & Industrial..........     96    892   (89.2)%
        Large Commercial & Industrial..........    103  1,189   (91.3)%
        Public Authorities & Electric Railroads     --      5  (100.0)%
                                                ------ ------ -------
                                                   991  2,613   (62.1)%
                                                ------ ------ -------
        Total Retail Deliveries................ $8,348 $8,797 $  (5.1)%
                                                ====== ====== =======

--------
(1) Bundled service reflects deliveries to customers taking electric service under tariffed rates, which include the cost of energy, the delivery cost of the transmission and distribution of the energy and a Competitive Transition Charge ("CTC").
(2) Unbundled service reflects customers electing to receive electric generation service from an alternative energy supplier.

                                              For the three months
                                               ended March 31,
                                              -----------------
      Electric Revenue (in millions)          2002   2001 Variance % Change
      ------------------------------          ----   ---- -------- --------
      Bundled Revenue (1)
      Residential............................ $243   $281   $(38)  $ (13.5)%
      Small Commercial & Industrial..........  189    107     82      76.6%
      Large Commercial & Industrial..........  244    183     61      33.3%
      Public Authorities & Electric Railroads   18     17      1       5.9%
                                              ----   ----   ----   -------
                                               694    588    106      27.2%
                                              ----   ----   ----   -------
      Unbundled Revenue (2)
      Residential............................   54     36     18      50.0%
      Small Commercial & Industrial..........    5     40    (35)     (8.8)%
      Large Commercial & Industrial..........    3     35    (32)    (91.4)%
      Public Authorities & Electric Railroads   --      1     (1)   (100.0)%
                                              ----   ----   ----   -------
                                                62    112    (50)    (44.6)%
                                              ----   ----   ----   -------
      Total Electric Retail Revenues......... $756   $700   $ 56       8.0%
                                              ----   ----   ----   -------
      Wholesale and Miscellaneous Revenue (3)   55     56     (1)     (1.8)%
                                              ----   ----   ----   -------
      Total Electric Revenue................. $811   $756   $ 55       7.3%
                                              ====   ====   ====   =======

--------
(1) Bundled service reflects deliveries to customers taking electric service under tariffed rates, which include the cost of energy, the delivery cost of the transmission and distribution of the energy and a CTC charge.
(2) Revenue from customers receiving generation from an alternate supplier includes a transmission and distribution charge and a CTC charge.

(3) Wholesale and miscellaneous revenues include sales, transmission revenue, sales to municipalities and other wholesale energy sales.

   The changes in electric retail revenues for the quarter ended March 31, 2002, as compared to the same period in 2001, are as follows:

                                           Variance
                                         -------------
                                         (in millions)
                         Customer Choice     $ 80
                         Rate Changes...       26
                         Weather........      (19)
                         Other Effects..      (31)
                                             ----
                         Retail Revenue      $ 56

   Customer Choice. All our customers have a choice to purchase energy from other suppliers. This choice generally does not impact kWh deliveries, but reduces revenue collected from customers because they are not obtaining generation supply from us. Customers who are served by an alternate supplier continue to pay CTCs.

   As of March 31, 2002, the customer load served by alternate suppliers was 1,010 MW or 13.1% as compared to 2,535 MW or 33.1% for the same period of the prior year. For the quarter ended March 31, 2002, the percent of MWh sold by us increased by 17.8% to 88.2% of total retail deliveries as compared to 70.4% in 2001. As of March 31, 2002, the number of customers served by alternate suppliers was 357,789 or 23.4% as compared to March 31, 2001 of 509,521 or 33.46%. This increase in the customer load, the percentage of MWh served by us, and the decrease in the number of customers served by alternative suppliers primarily resulted from customers selecting or returning to us as their electric generation supplier.

   Rate Changes. The increase in revenues attributable to rate changes primarily reflects the expiration of a 6% reduction in our electric rates during the first quarter of 2001 and a $13 million increase in the gross receipts tax effective January 1, 2002. The change in the gross receipts tax rate does not affect income. These increases are partially offset by a $60 million rate reduction in effect for 2001 and 2002.

   As permitted by the Pennsylvania Electric Competition Act, the Pennsylvania Department of Revenue has calculated a 2002 Revenue Neutral Reconciliation ("RNR") adjustment to the gross receipts tax rate in order to neutralize the impact of electric restructuring on its tax revenues. The 2002 RNR adjustment increases the gross receipts tax rate which will increase our annual revenues and tax obligations by approximately $50 million per year. In January 2002, the PUC approved the adjustment to the gross receipts tax rate, which was implemented effective January 1, 2002.

   Weather. The weather impact was unfavorable compared to the prior year as a result of warmer winter weather. Heating degree-days decreased 17% for the quarter ending March 31, 2002 compared to the same 2001 period.

   Other Effects. Other items affecting revenue during the quarter ended March 31, 2002 include:

  . Volume. Exclusive of weather impacts, lower delivery volume affected our revenue by $17 million compared to the same 2001 period.

  . Other. An $11 million settlement of CTCs by a large customer in the first quarter of 2001 and the payment of $7 million to Generation related to nuclear decommissioning cost recovery under an agreement effective September 2001 which reduced our revenue compared to the prior year.

   Our gas sales statistics for the quarter ended March 31, 2002 as compared to the same 2001 period are as follows:

                                                 2002    2001   Variance
                                                ------- ------- --------
        Deliveries in million cubic feet (mmcf)  31,357  34,230  (2,873)
        Revenue (in millions).................. $   209 $   295 $   (86)

   The changes in gas revenue for the quarter ended March 31, 2002, as compared to the same 2001 period, are as follows:

                                          Variance
                                        -------------
                                        (in millions)
                           Rate Changes     $(35)
                           Weather.....      (30)
                           Volume......      (21)
                           Gas Revenue.      (86)

   Rate Changes. The unfavorable variance in rates is attributable to an adjustment of the purchased gas cost recovery by the PUC effective in December 2001. The average rate per million cubic feet for all customers for the quarter ended March 31, 2002 was 23% lower than the same 2001 period. Our gas rates are subject to periodic adjustments by the PUC designed to recover or refund the difference between actual cost of purchased gas and the amount included in base rates and to recover or refund increases or decreases in certain state taxes not recovered in base rates.

   Weather. The unfavorable weather impact is attributable to warmer temperatures during the quarter ended March 31, 2002 as compared to the same 2001 period. Heating degree-days decreased 17% in the quarter ended March 31, 2002 compared to the same 2001 period.

   Volume. Exclusive of weather impacts, lower delivery volume affected revenue by $21 million in the quarter ended March 31, 2002 compared to the same 2001 period. Total deliveries to retail customers decreased 8% in the quarter ended March 31, 2002 compared to the same 2001 period, primarily as a result of slower economic conditions in 2002 offset by increased customer growth.

Fuel and Purchased Power Expense

   Fuel and purchased power expense for the quarter ended March 31, 2002 decreased $2 million as compared to the same 2001 period. The decrease in fuel and purchased power expense was primarily attributable to $35 million from lower prices related to gas, $31 million as a result of unfavorable weather conditions and $29 million primarily attributable to lower delivery volume related to gas. These decreases were partially offset by $77 million from customers in Pennsylvania selecting or returning to us as their electric generation supplier and lower PJM ancillary charges of $9 million.

Operating and Maintenance Expense

   O&M expense for the quarter ended March 31, 2002 increased $4 million, or 3%, as compared to the same 2001 period. The increase in O&M expense was primarily attributable to $7 million related to the deployment of automated meters and $6 million related to an increased allocation of corporate expense partially offset by $6 million of incremental costs related to a storms in the first quarter of 2001 and $4 million associated with the write-off of excess and obsolete inventory during the first quarter of 2001.

Depreciation and Amortization Expense

   Depreciation and amortization expense for the quarter ended March 31, 2002 increased $11 million, or 11%, as compared to the same 2001 period. The increase was primarily attributable to $9 million of additional amortization of our CTC and an increase of $2 million related to depreciation expense associated with additional plant in service. The additional amortization of the CTC is in accordance with our original settlement under the Pennsylvania Competition Act.

Taxes Other Than Income

   Taxes other than income for the quarter ended March 31, 2002 increased $16 million, or 37%, as compared to the same 2001 period. The increase was primarily attributable to a $13 million increase in the gross receipts tax on electric sales effective January 1, 2002.

Interest Charges

   Interest charges consist of interest expense and distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership ("COMRPS"). Interest charges decreased $15 million, or 14% in the quarter ended March 31, 2002 as compared to the same 2001 period. The decrease was primarily attributable to lower interest expense on long-term debt of $10 million as a result of scheduled principal payments and lower interest rates and interest expense related to a loan from an affiliate in 2001 of $5 million.

Other Income and Deductions

   Other income and deductions excluding interest charges decreased $14 million, or 93% in the quarter ended March 31, 2002 as compared to the same 2001 period. The decrease in other income and deductions was primarily attributable to a gain on the settlement of an interest rate swap of $6 million in 2001, lower interest income of $4 million and the favorable settlement of a customer contract of $3 million in 2001.

Income Taxes

   The effective tax rate was 32.0% for the quarter ended March 31, 2002 as compared to 35.8% for the same 2001 period. The decrease in the effective tax rate was primarily attributable to tax benefits associated with the implementation of state tax planning strategies and the reduced impact of investment tax credit amortization.

Preferred Stock Dividends

   Preferred stock dividends for the quarter ended March 31, 2002 were consistent as compared to the same 2001 period.

LIQUIDITY AND CAPITAL RESOURCES

   Our capital resources are primarily provided by internally generated cash flows from operations and, to the extent necessary, external financing including the issuance of commercial paper. Our access to external financing at reasonable terms is dependent on our credit ratings, our general business condition and the condition of the utility industry generally. Our business is capital intensive. Capital resources are used primarily to fund our capital requirements, including construction, repayments of maturing debt and preferred securities and payment of common stock dividends to Exelon.

Cash Flows from Operating Activities

   Cash flows provided by operations for the quarter ended March 31, 2002 were $100 million compared to cash flows used in operations of $45 million for the quarter ended March 31, 2001. The increase in cash flows was primarily attributable to an increase in working capital of $118 million as a result of the repayment of intercompany receivables from affiliate and customer accounts receivable. Our cash flow from operating activities primarily results from sales of electricity and gas to a stable and diverse base of retail customers at fixed prices. Our future cash flows will depend upon the ability to achieve cost savings in operations, and the impact of the economy, weather and customer choice on our revenues. Although the amounts may vary from period to period as a result of the uncertainties inherent in our business, we expect that we will continue to provide a reliable and steady source of internal cash flow from operations for the foreseeable future.

Cash Flows from Investing Activities

   Cash flows used in investing activities for the quarter ended March 31, 2002 were $65 million, compared to $46 million for the quarter ended March 31, 2001. The increase in cash flows used in investing activities was primarily attributable to an increase in capital expenditures and an increase in other investing activities. Our projected capital expenditures for 2002 are $279 million.

   Approximately one half of the budgeted 2002 expenditures are for capital additions to support customer and load growth and the remainder for additions to or upgrades of existing facilities. We anticipate that we will obtain financing, when necessary, through borrowings, the issuance of preferred securities, or capital contributions from Exelon. Our proposed capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors.

Cash Flows from Financing Activities

   Cash flows used in financing activities for the quarter ended March 31, 2002 were $36 million compared to cash flows provided by financing activities of $99 million for the quarter ended March 31, 2001. Cash flows used in financing activities are primarily attributable to debt service and payment of dividends to Exelon. The change in cash flows used in financing activities is primarily attributable to a lower level of commercial paper borrowing in the first quarter of 2002 of $115 million, additional debt service of $42 million, additional dividends of $40 million paid to Exelon and proceeds from the settlement of increased rate swap agreements of $31 million in 2001. These changes in cash flows used in financing activities were partially offset by an increase in restricted cash of $47 million and payable to affiliate of $46 million. For the quarter ended March 31, 2002, we paid Exelon $85 million in common stock dividends compared to $45 million for the quarter ended March 31, 2001.

Credit Issues

   At March 31, 2002, we had outstanding $159 million of notes payable consisting principally of commercial paper. Certain of the credit agreements to which we are a party require us to maintain a debt to total capitalization ratio of 65% or less, excluding securitization debt and excluding the receivable from our parent recorded in our shareholders' equity. At March 31, 2002, our debt to total capitalization ratio on that basis was 39%.

   Our access to the capital markets, including the commercial paper market, and our financing costs in those markets are dependent on our securities ratings. None of our borrowings are subject to default or prepayment as a result of a downgrading of securities ratings although such a downgrading could increase interest charges under our bank credit facility. From time to time, we enter into interest rate swap and other derivatives that require the maintenance of investment grade ratings. Failure to maintain investment grade ratings would allow the counterparty to terminate the derivative and settle the transaction on a net present value basis.

   At March 31, 2002, our capital structure, excluding the deduction from shareholders' equity of the $1.8 billion receivable from Exelon, consisted of 26% common equity, 3% preferred stock and COMRPS (which comprised 2% of our total capitalization structure), and 71% long-term debt including transition bonds issued by PECO Energy Transition Trust. Long-term debt included $4.4 billion of transition bonds representing 52% of capitalization.

   Under PUHCA and the Federal Power Act, we can pay dividends only from retained or current earnings. At March 31, 2002, we had retained earnings of $272 million.

Contractual Obligations and Commercial Commitments

   There were no material changes to our contractual obligations from December 31, 2001, other than in the normal course of business, representing cash obligations that are considered to be firm commitments and commercial commitments, representing commitments triggered by future events, during the three months ended March 31, 2002, except for an $85 million increase in the amount of surety bonds required by our insurance policies. Approximately one-fourth of the surety bonds expire in the remainder of 2002 and the other three-fourths expire in the two-year period ending December 2004.

RESULTS OF OPERATIONS

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Summary Financial Information

                                                                    Components of Variance
                                                       ------------------------------------------------
                                                                       Restructuring   Normal
                                                        2001    2000      Impact     Operations  Total
                                                       ------  ------  ------------- ---------- -------
                                                                         (in millions)
OPERATING REVENUES.................................... $3,965  $5,950     $(2,577)     $ 592    $(1,985)
   Fuel and Purchased Power...........................  1,802   2,127        (793)       468       (325)
   Operating and Maintenance..........................    587   1,791      (1,299)        95     (1,204)
   Merger-Related Costs...............................     --     248        (181)       (67)      (248)
   Depreciation and Amortization......................    416     325        (142)       233         91
   Taxes Other Than Income............................    161     237         (71)        (5)       (76)
                                                       ------  ------     -------      -----    -------
       Total Operating Expenses.......................  2,966   4,728      (2,486)       724     (1,762)
                                                       ------  ------     -------      -----    -------
OPERATING INCOME......................................    999   1,222         (91)      (132)      (223)
                                                       ------  ------     -------      -----    -------
INTEREST EXPENSE......................................   (413)   (457)         48         (4)        44
   Distributions on Company-Obligated Mandatorily
     Redeemable Preferred Securities of a Partnership
     which holds Solely Subordinated, Debentures of
     the Company......................................    (10)     (8)         --         (2)        (2)
   Equity in Earnings (Losses) of Unconsolidated
     Affiliates, Net..................................     --     (41)         41         --         41
   Other, Net.........................................     46      41         (19)        24          5
                                                       ------  ------     -------      -----    -------
INCOME BEFORE INCOME TAXES,
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF A CHANGE OF ACCOUNTING
  PRINCIPLE...........................................    622     757         (21)      (114)      (135)
INCOME TAXES..........................................    197     270          26        (99)       (73)
                                                       ------  ------     -------      -----    -------
NET INCOME BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF A CHANGE OF
  ACCOUNTING PRINCIPLE................................    425     487         (47)       (15)       (62)
   Extraordinary Item (net of income taxes)...........     --      (4)         --          4          4
   Cumulative Effect of a Change of Accounting
     Principle........................................     --      24         (24)        --        (24)
                                                       ------  ------     -------      -----    -------
NET INCOME............................................    425     507         (71)       (11)       (82)
Preferred Stock Dividends.............................    (10)    (10)         --         --         --
                                                       ------  ------     -------      -----    -------
NET INCOME ON COMMON STOCK............................ $  415  $  497     $   (71)     $ (11)   $   (82)
                                                       ======  ======     =======      =====    =======

Net Income

   Net income from normal operations decreased $11 million, or 3% in 2001 as compared to 2000. Our results from normal operations improved as a result of lower margins due to the unplanned return of certain commercial and industrial customers, milder weather, increased depreciation and amortization expense and higher interest expense partially offset by favorable rate adjustments.

Operating Revenues

   Bundled service reflects deliveries to customers taking electric service under tariffed rates, which include the cost of energy, the delivery cost of the transmission and distribution of the energy and a transition charge (including CTC and intangible transition charge ("ITC")). Unbundled service reflects customers electing to receive electric generation service from an alternative energy supplier. Revenue from customers receiving generation from an alternate supplier includes a transmission and distribution charge and a CTC/ITC charge. Our electric sales statistics are as follows:

  Deliveries--(in MWh)                       2001        2000       Variance
  --------------------                    ----------- ----------- -----------
  Bundled Deliveries
  Residential............................   8,072,915   9,324,800  (1,251,885)
  Small Commercial & Industrial..........   5,997,571   3,918,529   2,079,042
  Large Commercial & Industrial..........  12,960,295   8,291,607   4,668,688
  Public Authorities & Electric Railroads     765,554     478,809     286,745
                                          ----------- ----------- -----------
                                           27,796,335  22,013,745   5,782,590
                                          ----------- ----------- -----------
  Unbundled Deliveries
  Residential............................   3,104,811   1,985,614   1,119,197
  Small Commercial & Industrial..........   1,606,067   3,549,667  (1,943,600)
  Large Commercial & Industrial..........   2,351,520   7,404,363  (5,052,843)
  Public Authorities & Electric Railroads       7,285     300,978    (293,693)
                                          ----------- ----------- -----------
                                            7,069,683  13,240,622  (6,170,939)
                                          ----------- ----------- -----------
  Total Retail Deliveries................  34,866,018  35,254,367    (388,349)
                                          =========== =========== ===========
  Electric Revenue (in millions)             2001        2000       Variance
  ------------------------------          ----------- ----------- -----------
  Bundled Revenue
  Residential............................ $     1,028 $     1,113 $       (85)
  Small Commercial & Industrial..........         682         422         260
  Large Commercial & Industrial..........         929         532         397
  Public Authorities & Electric Railroads          72          47          25
                                          ----------- ----------- -----------
                                                2,711       2,114         597
                                          ----------- ----------- -----------
  Unbundled Revenue
  Residential............................         235         135         100
  Small Commercial & Industrial..........          81         154         (73)
  Large Commercial & Industrial..........          64         180        (116)
  Public Authorities & Electric Railroads           1          11         (10)
                                          ----------- ----------- -----------
                                                  381         480         (99)
                                          ----------- ----------- -----------
  Total Electric Retail Revenues.........       3,092       2,594         498
  Wholesale and Miscellaneous Revenue....         219         247         (28)
                                          ----------- ----------- -----------
  Total Electric Revenue................. $     3,311 $     2,841 $       470
                                          =========== =========== ===========

   The changes in electric retail revenues for 2001, as compared to 2000, are as follows:

                                           Variance
                                         -------------
                                         (in millions)
                         Customer Choice     $276
                         Rate Changes...      241
                         Weather........       (5)
                         Other Effects..      (14)
                                             ----
                         Retail Revenue.     $498
                                             ====

   Customer Choice. All our customers have choice to purchase energy from other suppliers. This choice generally does not impact kWh deliveries, but reduces revenue collected from customers because they are not obtaining generation supply from us. Customers who are served by an alternate supplier continue to pay competitive transition charges.

   As of December 31, 2001, the customer load served by alternate suppliers was 1,003 MW or 13.0% as compared to the same prior year period of 2,631 MW or 34.9%. For the year ended December 31, 2001, the percent of MWh sold by us increased by 17.2% to 79.8% of total retail deliveries as compared to 62.6% in 2000. This reduction in the customer load and the percentage of MWh served by alternate suppliers, primarily resulted from small and large commercial and industrial customers selecting or returning to us as their electric generation supplier.

   As of December 31, 2001, the number of customers served by alternate suppliers was 371,500 or 24.4% as compared to December 31, 2000 of 269,395 or 18.0%. The increase from the prior year is primarily a result of the Competitive Default Service ("CDS") agreements for residential customers with the New Power Company and Green Mountain Energy Company. As of December 31, 2001, there were 227,349 residential customers assigned to these generation providers as part of the agreement.

   Rate Changes. The increase in revenues attributable to rate changes reflects the expiration of a 6% reduction in our electric rates in effect for 2000, partially offset by a $60 million rate reduction in effect for 2001.

   Weather. The demand for electricity and gas services is impacted by weather conditions. Very warm weather in summer months and very cold weather in other months is referred to as "favorable weather conditions," because these weather conditions result in increased demand for electricity. Conversely, mild weather reduces demand. The weather impact was unfavorable compared to the prior year as a result of warmer winter weather partially offset by warmer summer weather. Cooling degree days increased 34% in 2001 compared to 2000 while heating degree days decreased 12% in 2001 compared to 2000.

   Other Effects.  Other items affecting revenue during 2001 include:

  . Volume. Exclusive of weather impacts, lower delivery volume affected our revenue by $21 million compared to the same 2000 period. Total kWh sales to retail customers decreased 1% compared to 2000, primarily as a result of less favorable economic conditions in 2001 offset by customer growth. Large commercial and industrial sales decreased 2% and residential sales decreased 1%. These were partially offset by an increase in small commercial and industrial sales of 2%.

  . Other. The payment of $29 million to Exelon Generation related to nuclear decommissioning cost recovery under an agreement effective September 2001 partially offset by an $11 million settlement of competitive transition charges by a large customer.

   Our gas sales statistics are as follows:

                                                2001    2000   Variance
                                               ------- ------- --------
       Deliveries in million cubic feet (mmcf)  81,528  91,686  (10,158)
       Revenue (in millions).................. $   654 $   532 $    122

   The changes in gas revenue for 2001, as compared to 2000, are as follows:

                                         Variance
                                       -------------
                                       (in millions)
                           Price......     $174
                           Weather....      (38)
                           Volume.....      (14)
                                           ----
                           Gas Revenue     $122
                                           ====

   Price. The favorable variance in price is attributable to an adjustment of the purchased gas cost recovery by the PUC effective in December 2000. The average price per million cubic feet for all customers for 2001 was 38% higher than in 2000. Our gas rates are subject to periodic adjustments by the PUC designed to recover or refund the difference between actual cost of purchased gas and the amount included in base rates and to recover or refund increases or decreases in certain state taxes not recovered in base rates.

   Weather. The unfavorable weather impact is attributable to warmer temperatures in our service territory during the non-summer months of 2001 than in 2000. Heating degree days decreased 12% in 2001 compared to 2000.

   Volume. Exclusive of weather impacts, lower delivery volume affected revenue by $14 million compared to 2000. Total mmcf sales to retail customers decreased 11% compared to 2000, primarily as a result of slower economic conditions in 2001 offset by increased customer growth.

Fuel and Purchased Power Expense

   Fuel and purchased power expense for 2001 increased $468 million, or 35%, as compared to the same period in 2000, excluding the effects of the restructuring. The increase in fuel and purchased power expense was primarily attributable to $293 million from customers in Pennsylvania selecting us or returning to us as their electric generation supplier, $174 million from increased prices related to gas and higher PJM ancillary charges of $31 million. These increases were partially offset by $24 million as a result of unfavorable weather conditions and $14 million attributable to lower delivery volume related to gas.

Operating and Maintenance Expense

   O&M expense for 2001 increased $95 million, or 19%, as compared to the same 2000 period, excluding the effects of the restructuring. The increase in O&M expense was primarily attributable to $20 million related to an increased allocation of corporate expense, $18 million related to additional employee severance costs in 2001, $17 million as a result of higher administrative and general costs for functions previously performed at our corporate division, $14 million related to the deployment of the automated meters during 2001, $12 million of incremental costs related to two storms in 2001, $9 million related to additional uncollectible accounts expense and $5 million associated with the write-off of excess and obsolete inventory.

Merger-Related Costs

   Merger-related costs charged to income in 2000 were $248 million consisting of $132 million of direct incremental costs and $116 million for employee costs. Direct incremental costs represent expenses associated with completing the merger, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance payments and pension and postretirement benefits provided under Exelon's Merger Separation Plan ("MSP") for 642 of our eligible employees who are expected to be involuntarily terminated before December 2002 upon completion of integration activities for the merged companies. Merger-related costs attributable to the operations transferred to affiliates in the corporate restructuring were $181 million. The remaining $67 million is attributable to our energy delivery segment. See Note 2--Corporate Restructuring to Consolidated Financial Statements.

Depreciation and Amortization Expense

   Depreciation and amortization expense for 2001 increased $233 million, or 127%, compared to the same period in 2000, excluding the effects of the restructuring. The increase was primarily attributable to $214 million of additional amortization of our CTC and an increase of $19 million related to depreciation expense associated with additional plant in service. The additional amortization of the CTC is in accordance with our original settlement under the Pennsylvania Competition Act.

Taxes Other Than Income

   Taxes other than income for 2001 decreased $5 million, or 3%, as compared to the same 2000 period, excluding the effects of the restructuring. The decrease was primarily attributable to the elimination of the gross receipts tax on gas sales effective July 1, 2000.

Interest Charges

   Interest charges consist of interest expense and distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership ("COMRPS"). Interest charges increased $6 million, or 1% in 2001. The increase was primarily attributable to additional interest on the transition bonds issued to securitize our stranded cost recovery of $16 million and interest expense related to a loan from an affiliate in 2001 of $8 million, partially offset by the reduction of our long-term debt with the proceeds from transition bonds, which reduced interest charges by $18 million.

Equity In Earnings (Losses) Of Unconsolidated Affiliates

   As part of the corporate restructuring, our unconsolidated affiliates were transferred to Exelon Generation and Exelon Enterprises.

Other Income and Deductions

   Other income and deductions excluding interest charges and equity in earnings (losses) of unconsolidated affiliates increased $24 million, or 109% in 2001 as compared to 2000, excluding the effects of the restructuring. The increase in other income and deductions was primarily attributable to intercompany interest income of $10 million in the third quarter of 2001, a gain on the settlement of an interest rate swap of $6 million and the favorable settlement of a customer contract of $3 million.

Income Taxes

   Our effective tax rate was 31.7% in 2001 as compared to 35.7% in 2000. The decrease in our effective tax rate was primarily attributable to tax benefits associated with the implementation of state tax planning strategies, a favorable adjustment to prior period income taxes in connection with the completion of the 2000 tax return and the reduced impact of investment tax credit amortization.

Extraordinary Items

   In 2000, we incurred extraordinary charges aggregating $6 million ($4 million, net of tax) related to prepayment premiums and the write-off of unamortized deferred financing costs associated with the early retirement of debt with a portion of the proceeds from the securitization of our stranded cost recovery in May 2000.

Cumulative Effect of a Change in Accounting Principle

   In 2000, we recorded a benefit of $40 million ($24 million, net of tax) representing the cumulative effect of a change in accounting method for nuclear outage costs in conjunction with the synchronization of accounting policies in connection with the merger.

Preferred Stock Dividends

   Preferred stock dividends for 2001 were consistent as compared to 2000.

  Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

Summary Financial Information

                                                                                  2000    1999   Variance
                                                                                 ------  ------  --------
                                                                                      (in millions)
OPERATING REVENUES.............................................................. $5,950  $5,478   $ 472
   Fuel and Purchased Power.....................................................  2,127   2,152     (25)
   Operating and Maintenance....................................................  1,791   1,454     337
   Merger-Related Costs.........................................................    248      --     248
   Depreciation and Amortization................................................    325     237      88
   Taxes Other Than Income......................................................    237     262     (25)
                                                                                 ------  ------   -----
       Total Operating Expenses.................................................  4,728   4,105     623
                                                                                 ------  ------   -----
OPERATING INCOME................................................................  1,222   1,373    (151)
                                                                                 ------  ------   -----
INTEREST EXPENSE................................................................   (457)   (396)    (61)
   Distributions on Company-Obligated Mandatorily Redeemable Preferred
     Securities of a Partnership, which holds Solely Subordinated Debentures of
     the Company................................................................     (8)    (21)     13
   Equity in Earnings (Losses) of
     Unconsolidated Affiliates, Net.............................................    (41)    (38)     (3)
   Other, Net...................................................................     41      59     (18)
                                                                                 ------  ------   -----
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF A CHANGE OF ACCOUNTING PRINCIPLE.........................    757     977    (220)
INCOME TAXES....................................................................    270     358     (88)
                                                                                 ------  ------   -----
NET INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGES OF ACCOUNTING PRINCIPLES....................................    487     619    (132)
   Extraordinary Item (net of income taxes).....................................     (4)    (37)     33
   Cumulative Effect of Changes of Accounting Principles........................     24      --      24
                                                                                 ------  ------   -----
NET INCOME......................................................................    507     582     (75)
Preferred Stock Dividends.......................................................    (10)    (12)      2
                                                                                 ------  ------   -----
NET INCOME ON COMMON STOCK...................................................... $  497  $  570   $ (73)
                                                                                 ======  ======   =====

Net Income

   Net income decreased $75 million, or 13% in 2000, as compared to 1999 reflecting merger-related expenses and amortization of CTCs in 2000.

Operating Revenues

                               2000     1999  $ Variance % Variance
                              ------   ------ ---------- ----------
                              (in millions, except percentage data)
              Energy Delivery $3,373   $3,265   $ 108        3.3%
              Generation.....  1,931    2,097    (166)      (7.9)%
              Enterprises....    646      116     530      456.9%
                              ------   ------   -----      -----
                              $5,950   $5,478   $ 472        8.6%
                              ======   ======   =====      =====


   Energy Delivery. The increase in operating revenue from energy delivery was attributable to higher electric revenue of $32 million and additional gas revenue of $76 million. The increase in electric revenue reflects $102 million from customers in Pennsylvania selecting us as their electric generation supplier and rate adjustments in Pennsylvania, partially offset by a decrease of $69 million as a result of lower summer volume. Regulated gas revenue reflected increases of $44 million related to higher prices, $29 million attributable to increased volume from new and existing customers and $24 million from increased winter volume. These increases were partially offset by $21 million of lower gross receipts tax collections as a result of the repeal of the gross receipts tax on gas sales in connection with gas restructuring in Pennsylvania.

   Generation. The decrease in operating revenue from generation was a result of lower electric revenue of $180 million partially offset by higher gas revenue of $14 million. The decrease in electric revenue was principally attributable to lower sales of competitive retail electric generation services of $132 million, of which $196 million represented decreased volume that was partially offset by $64 million from higher prices. In addition, the termination of the management agreement for Clinton Power Station ("Clinton") resulted in lower revenues of $99 million. As a result of the acquisition by AmerGen Energy Company, LLC ("AmerGen") of Clinton in December 1999, the management agreement was terminated and, accordingly, the operations have been included in Equity in Earnings (Losses) of Unconsolidated Affiliates on our Consolidated Statements of Income in 2000. These decreases were partially offset by an increase of $50 million from higher wholesale revenue attributable to $199 million associated with higher prices partially offset by $149 million related to lower volume. Unregulated gas revenue increased primarily as a result of $11 million from wholesale sales of excess natural gas.

   Enterprises. The increase in operating revenue from enterprises was attributable to $530 million from the acquisition of thirteen infrastructure services companies during 2000 and 1999.

Fuel and Purchased Power Expense

                                2000    1999   $ Variance  Variance
                               ------  ------  ----------  --------
                               (in millions, except percentage data)
               Energy Delivery $  462  $  370    $  92       24.9%
               Generation.....  1,665   1,782     (117)      (6.6)%
                               ------  ------    -----       ----
                               $2,127  $2,152    $ (25)      (1.2)%
                               ======  ======    =====       ====

   Energy Delivery. The increase in fuel and purchased power expense from energy delivery was primarily attributable to $73 million from additional volume and increased prices related to gas, $13 million as a result of favorable weather conditions and $4 million in additional PJM ancillary charges.

   Generation. The decrease in fuel and purchased power expense from generation was primarily attributable to $262 million principally related to reduced sales of competitive retail electric generation services partially offset by an increase of $120 million in the cost to supply energy delivery customers and an increase of $5 million from wholesale operations principally related to $97 million as a result of increased prices partially offset by $92 million as a result of decreased volume.

Operating and Maintenance Expense

                               2000     1999  $ Variance % Variance
                              ------   ------ ---------- ----------
                              (in millions, except percentage data)
              Energy Delivery $  491   $  434   $  57       13.1%
              Generation.....    616      721    (105)     (14.6)%
              Enterprises....    650      136     514      377.9%
              Corporate......     34      163    (129)     (79.1)%
                              ------   ------   -----      -----
                              $1,791   $1,454   $ 337       23.2%
                              ======   ======   =====      =====

   Energy Delivery. The increase in O&M expense from energy delivery was primarily attributable to the direct charging to the business segments of O&M expenses that were previously reported to our corporate division.

   Generation. The decrease in O&M expense from generation was primarily attributable to O&M expenses related to the management agreement for Clinton of $70 million in 1999 which has since been terminated, $15 million related to the abandonment of two information system implementations in 1999, $17 million related to lower administrative and general expenses related to the unregulated retail sales of electricity and $15 million related to lower joint-owner expenses.

   Enterprises. The O&M expense from enterprises increased $505 million from the infrastructure services business as a result of acquisitions.

   Corporate. Our corporate decrease in O&M expense was primarily attributable to expenses of $56 million related to lower Year 2000 remediation expenditures, lower pension and postretirement benefits expense of $31 million and the direct charging to business segments of O&M expenses that were previously recorded at corporate.

Merger-Related Costs

   Merger-related costs charged to income in 2000 were $248 million consisting of $132 million of direct incremental costs and $116 million for employee costs. Direct incremental costs represent expenses associated with completing the merger, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance payments and pension and postretirement benefits provided under Exelon's MSP for our 642 eligible employees who are expected to be involuntarily terminated before December 2002 upon completion of integration activities for the merged companies.

Depreciation and Amortization Expense

   Depreciation and amortization expense increased $88 million, or 37%, to $325 million in 2000. The increase was primarily attributable to $57 million of amortization of our CTC which commenced in 2000 and $29 million related to depreciation and amortization expense associated with the infrastructure services business acquisitions.

Taxes Other Than Income

   Taxes other than income decreased $25 million, or 10%, to $237 million in 2000. The decrease was primarily attributable to lower real estate taxes of $18 million relating to a change in tax laws for utility property in Pennsylvania and $11 million as a result of the elimination of the gross receipts tax on natural gas sales net of an increase in gross receipts tax on electric sales. This decrease was partially offset by a nonrecurring $22 million capital stock tax credit related to a 1999 adjustment associated with the impact of our 1997 restructuring charge.

Interest Charges

   Interest charges consist of interest expense and distributions on COMRPS. Interest charges increased $48 million, or 12%, to $465 million in 2000. The increase was primarily attributable to interest on the transition bonds issued to securitize our stranded cost recovery of $104 million, partially offset by the reduction of our long-term debt with the proceeds from transition bonds, which reduced interest charges by $77 million.

Equity in Earnings (Losses) of Unconsolidated Affiliates

   Equity in earnings (losses) of unconsolidated affiliates decreased $3 million, or 8%, to losses of $41 million in 2000 as compared to losses of $38 million in 1999. The decrease was primarily attributable to $8 million of additional losses from communications joint ventures, partially offset by $4 million of earnings from AmerGen as a result of the acquisitions of Clinton and Unit No. 1 at Three Mile Island Nuclear Station ("TMI") in December 1999 and Oyster Creek Nuclear Generation Facility ("Oyster Creek") in September 2000.

Other Income and Deductions

   Other income and deductions excluding interest charges and equity in earnings (losses) of unconsolidated affiliates decreased $18 million, or 31%, to $41 million in 2000 as compared to $59 million in 1999. The decrease in other income and deductions was primarily attributable to the writedown of a communications investment of $33 million, a $10 million gain on the disposal of assets in 1999 and a decrease in interest income of $2 million. These decreases were partially offset by a $15 million write-off in 1999 of the investment in a cogeneration facility in connection with the settlement of litigation and gains on sales of investments of $13 million.

Income Taxes

   The effective tax rate was 35.7% in 2000 as compared to 36.6% in 1999.

Extraordinary Items

   In 2000, we incurred extraordinary charges aggregating $6 million ($4 million, net of tax) related to prepayment premiums and the write-off of unamortized deferred financing costs associated with the early retirement of debt with a portion of the proceeds from the securitization of our stranded cost recovery in May 2000.

   In 1999, we incurred extraordinary charges aggregating $62 million ($37 million, net of tax) related to prepayment premiums and the write-off of unamortized debt costs associated with the repayment and refinancing of debt.

Cumulative Effect of a Change in Accounting Principle

   In 2000, we recorded a benefit of $40 million ($24 million, net of tax) representing the cumulative effect of a change in accounting method for nuclear outage costs in conjunction with the synchronization of accounting policies in connection with the merger.

Preferred Stock Dividends

   Preferred stock dividends decreased $2 million, or 17%, to $10 million as compared to 1999. The decrease was attributable to the redemption of $37 million of Mandatorily Redeemable Preferred Stock in August 1999 with a portion of the proceeds from the issuance of transition bonds. In addition, we redeemed $19 million of Mandatorily Redeemable Preferred Stock in August 2000.

Liquidity and Capital Resources

   Our capital resources are primarily provided by internally generated cash flows from operations and, to the extent necessary, external financing including the issuance of commercial paper. Our access to external financing at reasonable terms is dependent on our credit ratings and our general business condition and the utility industry. Our business is capital intensive. Capital resources are used primarily to fund our capital requirements, including construction, repayments of maturing debt and preferred securities and payment of common stock dividends to Exelon.

Cash Flows from Operating Activities

   Cash flows provided by operations for 2001 were $828 million. Our cash flow from operating activities primarily results from sales of electricity and gas to a stable and diverse base of retail customers at fixed prices. Our future cash flows will depend upon the ability to achieve cost savings in operations, and the impact of the economy, weather and customer choice on our revenues. Although the amounts may vary from period to period as a result of the uncertainties inherent in our business, we expect that we will continue to provide a reliable and steady source of internal cash flow from operations for the foreseeable future.

Cash Flows from Investing Activities

   Cash flows used in investing activities for 2001 were $235 million, primarily for capital expenditures of $264 million. Our projected capital expenditures for 2002 are $279 million.

   Approximately one half of the budgeted 2002 expenditures are for capital additions to support customer and load growth and the remainder for additions to or upgrades of existing facilities. We anticipate that we will obtain financing, when necessary, through borrowings, the issuance of preferred securities, or capital contributions from Exelon. Our proposed capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors.

Cash Flows from Financing Activities

   Cash flows used in financing activities were $579 million in 2001 primarily attributable to debt service and payments of dividends to Exelon. Debt financing activities during 2001 included the refinancing of $805 million in transition bonds. In 2001, we paid Exelon $342 million in common stock dividends and currently expect that the 2002 dividend will be comparable to 2001.

Credit Issues

   We meet our short-term liquidity requirements primarily through the issuance of commercial paper, borrowings under bank credit facilities and borrowings from the Exelon intercompany money pool. We, along with Exelon, ComEd and Generation, are parties to a $1.5 billion unsecured revolving credit facility with a group of banks. We use this credit facility principally to support our commercial paper program. We have a $300 million sublimit under this credit facility.

   At December 31, 2001, we had outstanding $101 million of notes payable consisting principally of commercial paper. For 2001, the average interest rate on notes payable was approximately 2.25%. Certain of the credit agreements to which we are a party requires us to maintain a debt to total capitalization ratio of 65% or less, excluding securitization debt and excluding the receivable from parent recorded in our shareholders' equity. At December 31, 2001, the debt to total capitalization ratios on that basis was 38%.

   Our access to the capital markets, including the commercial paper market, and our financing costs in those markets are dependent on our securities ratings. None of our borrowings are subject to default or prepayment as a result of a downgrading of securities ratings, although such a downgrading could increase interest charges under our bank credit facility. From time to time, we enter into interest rate swap and other derivatives that require the maintenance of investment grade ratings. Failure to maintain investment grade ratings would allow the counterparty to terminate the derivative and settle the transaction on a net present value basis.

   Under PUHCA and the Federal Power Act, we can pay dividends only from retained or current earnings. At December 31, 2001, we had retained earnings of $270 million.

Contractual Obligations and Commercial Commitments

   Our contractual obligations as of December 31, 2001 representing cash obligations that are considered to be firm commitments are as follows:

                                                         Payment due within
                                                     -------------------------- Due after
                                              Total  1 Year 2-3 Years 4-5 Years  5 Years
                                              ------ ------ --------- --------- ---------
                                                             (in millions)
Long-Term Debt............................... $5,992  $548   $1,008    $1,003    $3,433
Short-Term Debt..............................    101   101       --        --        --
   COMRPS and Preferred Stock with Mandatory
     Redemption Requirements.................    147    19       --        --       128
Operating Leases.............................     13     2        4         4         3
                                              ------  ----   ------    ------    ------
Total Contractual Obligations................ $6,253  $670   $1,012    $1,007    $3,564
                                              ======  ====   ======    ======    ======

   See Notes to Consolidated Financial Statements for additional information about:

  .   long-term debt (see Note 11);

  .   short-term debt (see Note 10);

  .   operating leases (see Note 18); and

  . COMRPS and Preferred Stock with Mandatory Redemption Requirements (see Notes 15 and 14, respectively).

   Our commercial commitments as of December 31, 2001 representing commitments triggered by future events, including obligations to make payment on behalf of other parties as well as financing arrangements to secure our obligations, are as follows:

                                                 Expiration within
                                             --------------------------
                                                                        Expiration after
                                       Total 1 Year 2-3 Years 4-5 Years     5 Years
                                       ----- ------ --------- --------- ----------------
                                                         (in millions)
Available Lines of Credit (a)......... $300   $300    $ --       $--          $ --
Letters of Credit (non-debt) (b)......   11     11      --        --            --
Letters of Credit (Long-Term Debt) (c)   17     --      17        --            --
Insured Long-Term Debt (d)............  154     --     154        --            --
Guarantees (e)........................  100     --      --        --           100
                                       ----   ----    ----       ---          ----
Total Commercial Commitments.......... $582   $311    $171       $--          $100
                                       ====   ====    ====       ===          ====

--------
(a) Lines of Credit--We, along with Exelon, ComEd and Exelon Generation, maintain a $1.5 billion 364-day credit facility to support commercial paper issuances. We have a $300 million sublimit under the credit facility. At December 31, 2001, there are no borrowings against the credit facility.
(b) Letters of Credit (non-debt)--We and certain of our subsidiaries maintain non-debt letters of credit to provide credit support for certain transactions as requested by third parties.
(c) Letters of Credit (Long-Term Debt)--Direct-pay letters of credit issued in connection with variable-rate debt in order to provide liquidity in the event that it is not possible to remarket all of the debt as required following specific events, including changes in the basis of determining the interest rate on the debt.
(d) Insured Long-Term Debt--Borrowings that have been credit-enhanced through the purchase of insurance coverage equal to the amount of principal outstanding plus interest.
(e) Guarantees--Provide support for lines of credit, performance contracts, surety bonds and leases as required by third parties.

Off Balance Sheet Obligations

   We are party to an agreement with a financial institution under which we can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until November 2005. At December 31, 2001, we had sold a $225 million interest in accounts receivable, consisting of a $170 million interest in accounts receivable which we accounted for as a sale under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities--a Replacement of FASB Statement No. 125," and a $55 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. We retain the servicing responsibility for these receivables. The agreement requires us to maintain the $225 million interest, which, if not met, requires us to deposit cash in order to satisfy such requirements. At December 31, 2001 and 2000, we met this requirement and were not required to make any cash deposits.

Other Factors

   We participate in defined benefit pension plans and postretirement welfare sponsored by Exelon. Essentially all of our employees are eligible to participate in these plans. In 2001, our former plans were consolidated into the Exelon plans. Essentially all of our employees, hired on or after January 1, 2001 are eligible to participate in newly established Exelon cash balance pension plans. Employees who were active participants in our former pension plans on December 31, 2000 and remain employed by us on January 1, 2002, will have the opportunity to continue to participate in the pension plan or to transfer to the cash balance plan. Participants in the cash balance plan, unlike participants in the other defined benefit plans, may request a lump-sum cash payment upon employee termination which may result in increased cash requirements from pension plan assets. We may be required to increase future funding to the pension plan as a result of these increased cash requirements.

   Due to the performance of the U.S. debt and equity markets in 2001, the value of assets held in trusts to satisfy the obligations of pension and postretirement benefit plans has decreased. Also, as a result of the merger and corporate restructuring, there was a larger than average number of employees taking advantage of retirement benefits in 2001. These factors may also result in additional future funding requirements of the pension and postretirement benefit plans.

Critical Accounting Policies

   The preparation of financial statements in conformity with generally accepted accounting principles requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. The following areas represent those that management believes are particularly important to the financial statements and that require the use of estimates and assumptions to describe matters that are inherently uncertain.

Regulatory Assets and Liabilities

   Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities represent previous collections from customers to fund costs which have not yet been incurred.

   We are currently subject to a rate cap that limits the opportunity to recover increased costs and the costs of new investment in facilities through rates during the rate cap period. Current rates include the recovery of our existing regulatory assets. We continually assess whether the regulatory assets are probable of future recovery by considering factors such as applicable regulatory environment changes, recent rate orders to other regulated entities in the same jurisdiction, and the status of any pending or potential deregulation legislation. If future recovery of costs ceases to be probable the assets would be required to be recognized in current period earnings.

Unbilled Energy Revenues

   Revenues related to the sale of energy are generally recorded when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters which are read on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. This unbilled revenue is estimated each month based on daily generation volumes, estimated customer usage by class, line losses and applicable customer rates based on regression analyses reflecting significant historical trends and experience. Customer accounts receivable as of December 31, 2001 include unbilled energy revenues of $100 million on a base of annual revenues of $4.0 billion.

Accounting for Derivative Instruments

   We use derivatives to manage our exposure to fluctuation in interest rates related to outstanding variable rate debt instruments and planned future debt issuances as well as exposure to changes in the fair value of outstanding debt that is planned for early retirement. Derivative financial instruments are accounted for under

SFAS No. 133. Hedge accounting has been used for all interest rate derivatives to date based on the probability of the transaction and the expected highly effective nature of the hedging relationship between the interest rate swap contract and the interest payment or changes in fair value of the hedged debt. Dealer quotes are available for all of our interest rate swap agreement derivatives. Accounting for derivatives continues to evolve through guidance issued by the DIG of the FASB. To the extent that changes by the DIG modify current guidance, including the normal purchases and normal sales determination, the accounting treatment for derivatives may change.

Environmental Costs

   As of December 31, 2001 we had accrued liabilities of $37 million for environmental investigation and remediation costs. The liabilities are based upon estimates with respect to the number of sites for which we will be responsible, the scope and cost of work to be performed at each site, the portion of costs that will be shared with other parties and the timing of the remediation work. Where timing and amounts of expenditures can be reliably estimated, amounts are discounted. Where timing and amounts cannot be reliably estimated, a range is estimated and the low end of the range is recognized on an undiscounted basis. Estimates can be affected by factors including future changes in technology, changes in regulations or requirements of local governmental authorities and actual costs of disposal.

Outlook

General

   Our primary goals are to deliver reliable service, to improve customer service and to sustain productive regulatory relationships. Achieving these goals is expected to maximize the value of our transmission and distribution assets and provide a significant and steady source of earnings.

   Under restructuring regulations adopted at the federal and state levels, the role of electric utilities in the supply and delivery of energy is changing. We continue to be obligated to provide reliable delivery systems under cost-based rates. We remain obligated, as a provider-of-last-resort, to supply generation service during the transition period to a competitive supply marketplace to customers who do not or cannot choose an alternate supplier. Retail competition for generation services has resulted in reduced revenues from regulated rates and the sale of increasing amounts of energy at market-based rates.

   Our revenues will be affected by rate reductions and rate caps currently in effect. The rate caps limit our ability to recover increased expenses and the costs of investments in new transmission and distribution facilities through rates. As a result, our future results of operations will be dependent on our ability:

  .   to deliver electricity and gas to our customers cost-effectively;

  . to realize cost savings and synergies from the merger to offset increased costs on new investments and inflation while our delivery rates are capped; and

  .   to manage our provider-of-last-resort responsibilities.

   Our results will be affected by annual increases in the amortization of our stranded cost recovery through 2010. We have been authorized by the PUC to recover stranded costs of $5.3 billion ($4.9 billion of unamortized costs at December 31, 2001) over a twelve-year period ending December 31, 2010 with a return on the unamortized balance of 10.75%. In 2001, revenue attributable to stranded cost recovery was $797 million and is scheduled to increase to $932 million by 2010, the final year of stranded cost recovery. Amortization of our stranded cost recovery, which is a regulatory asset, is included in depreciation and amortization. The amortization expense for 2001 was $271 million and will increase to $879 million by 2010.

   All of our customers have the choice of purchasing energy from other electricity suppliers. At March 31, 2002, approximately 27% of our residential load, 6% of our small commercial and industrial load and 3% of our large commercial and industrial load were purchasing generation service from alternative suppliers.

   We have entered into a long-term agreement with our affiliate Exelon Generation to procure our power needs and achieve some certainty during the next several years with respect to these obligations. Because our agreement with Exelon Generation allows us to obtain sufficient power at the rates we are allowed to charge to serve customers who do not choose alternate generation suppliers, revenues and expenses may vary with customer choice, but income will not be significantly impacted.

   Transmission. We provide wholesale transmission service under rates established by FERC. FERC has used its regulation of transmission to encourage competition for wholesale generation services and the development of regional structures to facilitate regional wholesale markets. In December 1999, FERC issued Order 2000 requiring jurisdictional utilities to file a proposal to form a regional transmission operation ("RTO") or, alternatively, to describe efforts to participate in or work toward participating in an RTO or explain why they were not participating in an RTO. Order 2000 is generally designed to separate the governance and operation of the transmission system from generation companies and other market participants.

   We provide regional transmission service pursuant to a regional open-access transmission tariff we and the other transmission owners who are members of Pennsylvania-New Jersey-Maryland Interconnection, LLP ("PJM") file. PJM is a power pool that integrates, through central dispatch, the generation and transmission operations of its member companies across a 50,000 square mile territory. Under the PJM tariff, transmission service is provided on a region-wide, open-access basis using the transmission facilities of the PJM members at rates based on the costs of transmission service. PJM's Office of Interconnection is the ISO for PJM ("PJM ISO") and is responsible for operation of the PJM control area and administration of the PJM open-access transmission tariff. We and the other transmission owners in PJM have turned over control of their transmission facilities to the PJM ISO. The PJM ISO and the transmission owners who are members of PJM, including us, have filed with FERC for approval of PJM as an RTO. FERC has conditionally approved the PJM RTO.

Other Factors

   Inflation affects us through increased operating costs and increased capital costs for electric plant. As a result of the rate caps imposed under the legislation in Pennsylvania and price pressures due to competition, we may not be able to pass the costs of inflation through to customers.

   We participate in defined benefit pension plans and postretirement welfare sponsored by Exelon. Essentially all of our employees are eligible to participate in these plans. In 2001, our former plans were consolidated into the Exelon plans. Our costs of providing pension and postretirement benefits to our retirees is dependent upon a number of factors, such as the discount rate, rates of return on plan assets, and the assumed rate of increase in health care costs. Although our pension and postretirement expense is determined using three-year averaging and is not as vulnerable to a single year's change in rates, these costs are expected to increase in 2002 and beyond as the result of the above noted plan changes along with the affects of the decline in market value of plan assets, changes in appropriate assumed rates of return on plan assets and discount rates, and increases in health care costs. For a discussion of our pension and postretirement benefit plans, see Note 13--Retirement Benefits of the Notes to Consolidated Financial Statements.

   Environmental. Our operations have in the past and may in the future require substantial capital expenditures in order to comply with environmental laws. Additionally, under federal and state environmental laws, we are generally liable for the costs of remediating environmental contamination of property now or formerly owned by us and of property contaminated by hazardous substances we have generated. We own or lease a number of real estate parcels, including parcels on which our operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. We have identified 28 sites where former MGP activities have or may have resulted in actual site contamination. We are currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

   As of December 31, 2001 and 2000, we had accrued $37 million and $54 million, respectively, for environmental investigation and remediation costs, including $27 million and $30 million, respectively, for MGP investigation and remediation that currently can be reasonably estimated. In conjunction with the corporate restructuring in January 2001, a portion of the environmental investigation and remediation costs were transferred to Exelon Generation. We expect to expend $2 million for environmental remediation activities in 2002. We cannot predict whether we will incur other significant liabilities for any additional investigation and remediation costs at these or additional sites we identify, environmental agencies or others, or whether such costs will be recoverable from third parties.

   Security Issues and Other Impacts of Terrorist Actions. The events of September 11, 2001 have affected our operating procedures and costs and are expected to affect the cost and availability of the insurance coverages that we carry. We have initiated security measures to safeguard our employees and critical operations and are actively participating in industry initiatives to identify methods to maintain the reliability of our delivery systems. It is expected that governmental authorities will be working to ensure that emergency plans are in place and that critical infrastructure vulnerabilities are addressed. The electric utility industry is proposing security guidelines rather than government mandated standards to protect critical infrastructures. It is not known if federal standards will be issued to the electric or gas industries. We are evaluating enhanced security measures at certain critical locations, enhanced response and recovery plans and assessing longer term design changes and redundancy measures. These measures will involve additional expense to develop and implement.

   We carry property damage and liability insurance for our properties and operations. As a result of significant changes in the insurance marketplace, due in part to the September 11, 2001 terrorist acts, the available coverage and limits may be less than the amount of insurance obtained in the past, and the recovery for losses due to terrorists acts may be limited.

   We are self-insured to the extent that any losses may exceed the amount of insurance maintained. Damage to our properties could disrupt the transmission or distribution electricity and significantly and adversely affect results of operations. We cannot predict the effects on operations of the availability of property damage and liability coverage or any disruptions to our delivery facilities.

New Accounting Pronouncements

   In 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144.

   SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting and establishes criteria for the separate recognition of intangible assets acquired in business combinations. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.

   SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. SFAS No. 142 is effective as of January 1, 2002. Under SFAS No. 142, effective January 1, 2002, goodwill recorded is no longer subject to amortization. After January 1, 2002, goodwill will be subject to an assessment for impairment using a two-step fair value based test, the first step of which must be performed at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss would be reported as a reduction to goodwill and a charge to operating expense, except at the transition date, when the loss would be reflected as a cumulative effect of a change in accounting principle. As of December 31, 2001, we did not have any goodwill reflected on our Consolidated Balance Sheets and we do not expect the effect of adopting SFAS No. 142 to materially affect the results of operations. As a result of the corporate restructuring in January 2001, all of our goodwill was transferred to Exelon Enterprises.

   SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets. We expect to adopt SFAS No. 143 on January 1, 2003. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction under the doctrine of promissory estoppel. We are currently in the process of evaluating the impact of SFAS No. 143 on our financial statements.

   SFAS No. 144 establishes accounting and reporting standards for both the impairment and disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001 and provisions of this statement are generally applied prospectively. We are in the process of evaluating the impact of SFAS No. 144 on our financial statements, and do not expect the impact to be material.

Quantitative And Qualitative Disclosures About Market Risk

Commodity Price Risk

   We are exposed to market risks associated with credit and interest rates. The inherent risk in market sensitive instruments and positions is the potential loss arising from adverse changes in counterparty credit and interest rates. Exelon's corporate risk management committee sets forth risk management philosophy and objectives through a corporate policy, and establishes procedures for risk assessment, control and valuation, counterparty credit approval, and the monitoring and reporting of derivative activity and risk exposures. As a result of the power purchase agreement with Exelon Generation, we do not believe we are subject to material commodity price risk.

Credit Risk

   We are obligated to provide service to all electric customers within our franchised territory. As a result, we have a broad customer base. For the year ended December 31, 2001, our ten largest customers represented approximately
10% of our retail electric revenues. Our credit risk is managed by our credit and collection policies, which is consistent with state regulatory requirements.

   Under the Competition Act, licensed entities, including alternate electric generating suppliers, may act as agents to provide a single bill and provide associated billing and collection services to retail customers located in our retail electric service territory. Currently, there are no third parties billing our charges to customers or providing advanced metering. However, if others enter this business, we would be subject to credit risk related to the ability of the third parties to collect such receivables from the customers.

Interest Rate Risk

   We use a combination of fixed rate and variable rate debt to reduce interest rate exposure. Interest rate swaps may be used to adjust exposure when deemed appropriate based upon market conditions. We also use forward-starting interest rate swaps and treasury rate locks to lock in interest rate levels in anticipation of future financing. These strategies are employed to maintain the lowest cost of capital. As of December 31, 2001, a hypothetical 10% increase in the interest rates associated with variable rate debt would not have a material impact on pre-tax earnings for 2002.

   We have entered into interest rate swaps to manage interest rate exposure associated with the floating rate series of transition bonds issued by our subsidiary, PECO Energy Transition Trust ("PETT") to securitize our stranded cost recovery. At March 31, 2002, these interest rate swaps had a fair market value exposure of $14 million based on the present value difference between the contract and market rates at March 31, 2002.

   The aggregate fair value exposure of the transition bond derivative instruments that would have resulted from a hypothetical 50 basis point decrease in the spot yield at March 31, 2002 is estimated to be $17 million. If the derivative instruments had been terminated at March 31, 2002, this estimated fair value represents the amount we would have paid to the counterparties.

   The aggregate fair value exposure of the transition bond derivative instruments that would have resulted from a hypothetical 50 basis point increase in the spot yield at March 31, 2002 is estimated to be $12 million. If the derivative instruments had been terminated at March 31, 2002, this estimated fair value represents the amount we would have paid to the counterparties.

   In 1999, we entered into interest rate swaps relating to the Class A-3 and Class A-5 Series 1999-A transition bonds issued by PETT in the aggregate notional amount of $1.1 billion with an average interest rate of 6.65%. We also entered into forward-starting interest rate swaps relating to these two classes of floating rate transition bonds in the aggregate notional amount of $1.1 billion with an average interest rate of 6.01%. In connection with the refinancing of a portion of the two floating rate series of transition bonds in the first quarter of 2001, we settled $318 million of a forward-starting interest rate swap, resulting in a $6 million gain which is reflected in other income and deductions. Also, in connection with the refinancing, we settled a portion of the interest rate swaps and the remaining portion of the forward-starting interest rate swaps resulting in gains of $25 million, which were deferred and are being amortized over the expected remaining lives of the related debt.

   In February 2000, we entered into forward-starting interest rate swaps for a notional amount of $1 billion in anticipation of the issuance of $1 billion of transition bonds by PETT in the second quarter of 2000. In May 2000, we settled these forward-starting interest rate swaps and paid the counterparties $13 million which was deferred and is being amortized over the life of the transition bonds as an increase in interest expense.

                                   BUSINESS

Overview

   Incorporated in Pennsylvania in October 1929, we are a wholly owned subsidiary of Exelon. We are engaged principally in the purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers and in the purchase, distribution and sale of natural gas to residential, commercial and industrial customers. We have the franchise rights necessary to furnish electric and gas service in the various municipalities or territories in which we now supply these services. Our franchise rights, which are generally nonexclusive, consist of charter rights and certificates of public convenience issued by the PUC and/or "grandfather rights" and are generally time unlimited.

   Our gas and electricity retail service territory covers 2,107 square miles in southeastern Pennsylvania.

  . We provide electric delivery service in an area of 1,972 square miles, with a population of approximately 3.6 million, including 1.6 million in the City of Philadelphia.

  . We supply natural gas service in a 1,475 square mile area in southeastern Pennsylvania counties adjacent to Philadelphia, with a population of 1.9 million.

  . We deliver electricity to approximately 1.6 million customers and natural gas to approximately 440,000 customers.

   Our kilowatthour ("kWh") sales and load are generally higher, primarily during the summer periods and also during the winter periods, when temperature extremes create demand for either summer cooling or winter heating. Our highest peak load experienced to date occurred on July 23, 2002 and was 7,980 MWs; and the highest peak load experienced to date during a winter season occurred on January 17, 2000 and was 6,135 MWs.

   As a result of Exelon's restructuring to separate its regulated and competitive businesses, effective January 1, 2001, we transferred assets and liabilities unrelated to energy delivery to other subsidiaries of Exelon. We transferred the assets and liabilities related to nuclear, fossil and hydroelectric generation and wholesale power marketing; unregulated ventures, including communications, infrastructure services and unregulated gas and electric sales; and administrative, information technology and other support services.

Retail Electric Services

   Electricity distribution and transmission is a regulated business. The Pennsylvania Public Utility Commission regulates electric distribution rates, retail gas rates, issuances of securities, and certain other aspects of our business. FERC regulates wholesale electric transmission and sets rates for our wholesale transmission service. Substantially all of our retail revenues are subject to regulation by the PUC. Generally, if our costs to serve customers exceed our regulated rates, we can petition the PUC and FERC for rate increases, but there is no assurance the request for a rate increase will be approved. In addition, in connection with the implementation of competition for generation services in Pennsylvania, our overall rates and rates for distribution services in Pennsylvania were subject to rate caps.

   Electric utility restructuring legislation was adopted in Pennsylvania in December 1996 and electricity generation was deregulated. Through the PUC, Pennsylvania established a phased approach to competition, allowing an increasing number of customers to choose an alternative electric generation supplier, required rate reductions and imposed caps on rates during a transition period, and allowed the collection of competitive transition charges ("CTCs") from customers to recover costs that might not otherwise be recovered in a competitive market ("stranded costs").

   Our distribution rates are capped through June 30, 2005 at the level in effect on December 31, 1996. Generation rates, consisting of the charge for stranded cost recovery and a shopping credit or capacity and energy charge, are capped through December 31, 2010. For 2002, the generation rate cap is $0.0698 per kWh, increasing to $0.0751 per kWh in 2006 and $0.0801 per kWh in 2007. The rate caps are subject to limited exceptions, including significant increases in federal or state taxes or other significant changes in law or regulations that would not allow us to earn a fair rate of return.

   Under the settlement agreement that we entered into relating to the PUC's approval of the merger between us and Unicom to form Exelon, we agreed to $200 million in aggregate rate reductions for all customers over the period 2002 through 2005 and extended the rate cap on distribution rates through December 31, 2006.

   We have been authorized to recover stranded costs of $5.3 billion over a twelve-year period ending December 31, 2010 with a return on the unamortized balance of 10.75%. Our recovery of stranded costs is based on the level of transition charges established in the settlement of our restructuring case and the projected annual retail sales in our service territory. Recovery of transition charges for stranded costs and our allowed return on its recovery of stranded costs are included in operating revenue.

   Under the Competition Act, all of our retail electric customers have the right to choose their generation suppliers. At March 31, 2002, approximately 27% of our residential load, 6% of our small commercial and industrial load and 3% of our large commercial and industrial load were purchasing generation service from alternative suppliers.

   In order to have a reliable electricity delivery system during the transition to a competitive market for electricity generation, the PUC required utilities in Pennsylvania to provide generation services (power and energy) to those customers who do not or cannot choose an alternate generation provider or, who choose to come back to us after taking service from an alternate supplier (called the "provider-of-last-resort obligation"). Because the choice is with the customer, it is hard for us to predict and plan for any level of customers and associated energy demand. We have entered into a power purchase agreement with our affiliate Exelon Generation to provide as much generation as we need at a fixed price through 2010. After that contract expires, if we still have provider-of-last-resort obligations, we could be faced with having to provide power and energy to an ever-increasing customer base, returning to us in order to receive the benefit of regulated rates. Without changes to the provider-of-last-resort obligations, we could be required to maintain sufficient reserves to service 100% of our traditional service territory load at the tariffed rate on the chance that all customers decide to come back. Significant over or under estimations of the market or the necessary reserves could have serious consequences for our business.

   As part of a 1998 settlement agreement that we entered into with the PUC, we developed certain forward-looking financial information. The following table shows the estimated average levels of stranded cost recovery and the amortization of the remaining portion of our authorized stranded cost recovery ($4.9 billion at March 31, 2002) for the years 2002 through 2010, based on estimated 0.8% annual sales growth assumed in the 1998 settlement. The following table shows the estimated average levels of competitive transition charges and/or intangible transition charges for the years 2002 through 2010, based on estimated 0.8% annual sales growth assumed in the restructuring settlement. The projected amounts included within the Annual Stranded Cost Amortization and Return disclosure in this section were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or generally accepted accounting principles. Additionally, PricewaterhouseCoopers LLP, as described in the "Experts" section, has neither examined nor compiled these projected amounts.

                             Annual Stranded Cost
                            Amortization And Return

                                          Revenue Excluding Gross Receipts Tax
                                Stranded  ------------------------------------
                                  Cost               Return
                                Recovery               @
         Year Annual Sales (1) Charge (2) Total      10.75%     Amortization
         ---- ---------------- ----------  -------    -------   ------------
                    MWh          $/kWh    ($000)     ($000)        ($000)
         2002    34,381,485      0.0251   825,004    516,869      308,135
         2003    34,656,537      0.0247   818,352    482,401      335,951
         2004    34,933,789      0.0243   811,540    444,798      366,742
         2005    35,213,260      0.0240   807,933    403,555      404,378
         2006    35,494,966      0.0266   902,623    353,070      549,553
         2007    35,778,925      0.0266   909,844    290,627      619,217
         2008    36,065,157      0.0266   917,123    220,312      696,811
         2009    36,353,678      0.0266   924,459    141,229      783,231
         2010    36,644,507      0.0266   931,855     52,381      879,474

--------
(1) Subject to reconciliation of actual sales and collections.
(2) Subject to periodic adjustments for over- or under- recovery.

   The Competition Act provides for the imposition and collection of non-bypassable CTCs on customers' bills as a mechanism for utilities to recover their allowed stranded costs. CTCs are assessed to and collected from all retail customers who have been assigned stranded cost responsibility and who access the utilities' transmission and distribution systems. As a result, they will be assessed regardless of whether such customer purchases electricity from the utility or an alternate electric generation supplier. The Competition Act provides, however, that the utility's right to collect CTCs is contingent on the continued operation at reasonable availability levels of the assets for which the stranded costs were awarded, except where continued operation is no longer cost efficient because of the transition to a competitive market. In the 1998 settlement of its restructuring case, we agreed to negotiate with certain of our large customers for the payment of their stranded investment obligations in a single lump sum. On January 11, 2002, a complaint was brought by a municipal authority requesting that the PUC require us to adopt specific procedures for such negotiations, including setting a specific discount rate. The complaint alleges that we are using an inappropriate discount rate in our evaluations, thus making the lump-sum payment of CTC financially unattractive to customers. A procedural schedule for this matter has been set, and it will be litigated through the fourth quarter of 2002.

   Under the Competition Act, licensed entities, including alternate electric generation suppliers, may act as agents to provide a single bill and provide associated billing and collection services to retail customers located in our retail electric service territory. In that event, the alternative supplier or other third party replaces the customer as the obligor of the customer's bill and we generally have no right to collect these receivables from the customer. We can only physically disconnect or reconnect a customer's distribution service. Third-party billing would change our customer profile (and risk of non-payment by customers) by replacing multiple customers with the entity providing third-party billing for those customers. PUC-licensed entities may also finance, install, own, maintain, calibrate and remotely read advanced meters for service to retail customers in our retail electric service territory. To date, no third parties are providing billing of our charges to customers or advanced metering.

   As permitted by the Competition Act and the settlements, we securitized $4 billion and $1 billion of our stranded cost recovery in 1999 and 2000, respectively, by the issuance of transition bonds through a special purpose financing entity. As required by the Competition Act, the proceeds from the securitizations were applied to reduce our stranded costs, including related capitalization. In March 2001, approximately $805 million of the first series of transition bonds were refinanced.

   The 1998 settlement also included a number of provisions designed to encourage competition for generation services. Shopping credits for generation service were intended to provide an economic incentive for customers to choose an alternate supplier. Effective January 1, 2001, we also agreed to assign 20% of our non-shopping residential customers to competitive default service provided by one or more alternate suppliers. If, on January 1, 2003, 50% of our residential and commercial customers are not obtaining generation services from alternate generation suppliers, then non-shopping customers will be assigned to alternate generation suppliers to reach that level.

   On November 29, 2000, the PUC approved a bilateral contract between us and New Power Company to move 22% of our non-shopping residential customers to New Power for competitive default service ("CDS"). Under this contract, New Power agreed to provide generation services through January 2004, at specified discounted rates, to nearly 300,000 of our residential customers who were taking our generation service. On February 22, 2002, however, New Power sent us a notice of intent to withdraw from providing CDS to approximately 180,000 residential customers in May 2002. As a result of that withdrawal, approximately 180,000 CDS customers were returned to us in the second quarter of 2002. Pursuant to a tariff filing approved by the PUC, we will serve those returned customers at the discount rates provided for under the original New Power CDS Agreement for the remaining term of that contract. Subsequently, in the second quarter of 2002, New Power also advised us that it planned to withdraw from serving all of its customers in Pennsylvania, including approximately 15,000 of our non-CDS customers, and to return those customers to us in September 2002.

   In addition to the New Power contract, we also entered into a contract with Green Mountain Energy Company ("Green Mountain") to assign 50,000 of our non-shopping residential customers to Green Mountain for competitive default generation service, on the same terms and conditions as the New Power contract. On February 21, 2001, the PUC approved the Green Mountain contract. Beginning in May 2001, Green Mountain enrolled approximately 44,000 customers and as of March 31, 2002, approximately 14,000 customers, or 29%, have opted to return to us.

Transmission Services

   We provide wholesale and unbundled retail transmission service under rates established by FERC and we provide regional transmission service pursuant to a regional open-access transmission tariff filed with FERC by us and the other transmission owners who are members of PJM. PJM is a power pool that integrates, through central dispatch, the generation and transmission operations of its member companies across a 50,000 square mile territory. Under the PJM tariff, transmission service is provided on a region-wide, open-access basis using the transmission facilities of the PJM members at rates based on the costs of transmission service. PJM's Office of Interconnection is the Independent System Operator ("ISO") for PJM ("PJM ISO") and is responsible for operation of the PJM control area and administration of the PJM open-access transmission tariff. We and the other transmission owners in PJM have turned over control of our respective transmission facilities to the PJM ISO. The PJM ISO and the transmission owners who are members of PJM, including us, have filed with FERC for approval of PJM as an RTO. FERC has conditionally approved the PJM RTO.

   The Federal Power Act gives FERC exclusive rate-making jurisdiction over wholesale sales of electricity and the transmission of electricity in interstate commerce. Under the Federal Power Act, all public utilities subject to FERC's jurisdiction are required to file rate schedules with FERC for wholesale sales or transmission of electricity. Tariffs established under FERC regulation give generation companies access to transmission lines that enables them to participate in competitive wholesale markets.

   In April 1996, FERC issued Order 888. The intent of Order 888 is to open the transmission grid subject to FERC's jurisdiction to all eligible customers, including sellers of power and retail customers, in states where retail access is approved. Order 888 requires that owners of transmission facilities provide access to their transmission facilities under filed tariffs at cost-based rates. In connection with Order 888, FERC issued Order 889. Under Order 889, we, along with all owners of transmission facilities, were required to file Standards of

Conduct, which governed the communication of non-public information between transmission personnel and employees of any affiliated wholesale merchant function. FERC recently issued a Notice of Proposed Rulemaking for the Standards of Conduct for Transmission Providers. Among other things, FERC is considering whether it would be appropriate for it to adopt measures that would limit the amount of capacity an affiliate can hold in a transmission provider.

   In December 1999, FERC issued Order 2000, which encourages the voluntary restructuring of transmission operations through the use of ISOs and RTOs. A result of establishing these entities is to eliminate or reduce transmission charges imposed by successive transmission systems when wholesale generators cross several transmission systems to deliver capacity or energy. During 2000, FERC announced its intention to foster RTO development. Each transmission-owning public utility was required to file a plan to form an RTO, with December 2001 as the target date for operation. In July 2001, FERC conditionally granted RTO status to PJM and, in separate orders, directed that the various proposed RTOs combine into four regional RTOs. However, inconsistencies in the pace of RTO development and significant state public utility commission concerns caused FERC to indefinitely extend its operational target date of December 2001.

   The latter half of 2001 and early 2002 have brought further change to the electric industry. In early November 2001, FERC announced its intent to complete RTO development using two parallel tracks: (1) addressing geographic scope and governance of RTOs; and (2) addressing transmission pricing and market design. Contemporaneously, FERC initiated several immediate steps to move the RTO development process forward. One of these actions was the initiation of an effort to standardize generator interconnection (a related effort concerning cost allocation is to be addressed in 2002). Also, FERC issued a Notice of Proposed Ruling on Revised Public Utility Filing Requirements, pursuant to which it is considering mandatory electronic filing of transactional data and additional public filing requirements.

   Several other actions by FERC are important. First, FERC announced in late November 2001 a new market power test, the Supply Margin Assessment (the "SMA") screen. Under the SMA, if an energy company's generation capacity within a particular geographic market exceeds the market's surplus capacity above peak demand, then the energy company fails the test. Where this occurs, FERC will impose on the company and its affiliates a requirement to offer uncommitted capacity under a cost-based rate structure. The only exemption would be for companies operating under the authority of an ISO or RTO with a FERC-approved market monitoring and mitigation plan. Under this approach, it would be unlikely that a vertically integrated energy company serving franchised retail load would be able to pass the test and maintain market-based rates, unless and until the company was a member of an approved ISO or RTO.

   Second, FERC continues to exhibit a commitment to increased market monitoring with an intent to ensure that high price volatility, such as was seen in California, does not occur again. As part of this commitment in early 2002, FERC announced the formation of the Office of Market Oversight and Investigation, which will report directly to the FERC Chairman. This new office will assess, among other things, market performance. It is unclear how our business may be impacted by these initiatives.

Gas

   Historically, our gas sales and gas transportation revenues were derived pursuant to rates regulated by the PUC. The PUC established, through regulated proceedings, the base rates that we may charge for gas service in Pennsylvania. Our gas rates are subject to quarterly adjustments designed to recover or refund the difference between the actual cost of purchased gas and the amount included in base rates and to recover or refund increases or decreases in certain state taxes not recovered in base rates.

   Since 1984, large commercial and industrial customers have been able to choose their gas suppliers. Effective July 1, 2000, the Pennsylvania Natural Gas Choice and Competition Act expanded the choice of gas suppliers to residential and small commercial customers and eliminated the 5% gross receipts tax on gas distribution companies' sales of gas. Approximately one-third of our current total yearly throughput is supplied by third parties. The act permits gas distribution companies to continue to make regulated sales of gas, at cost, to their customers. The act does not deregulate the transportation service provided by gas distribution companies, which remains subject to rate regulation. Gas distribution companies continue to provide billing, metering, installation, maintenance and emergency response services.

   Our natural gas supply is provided by purchases from a number of suppliers for terms of up to five years. These purchases are delivered under several long-term firm transportation contracts. Our aggregate annual entitlement under these firm transportation contracts is 45 million dekatherms. Peak gas is provided by our liquefied natural gas facility and propane-air plant. We also have under contract 21.3 million dekatherms of underground storage through service agreements. Natural gas from underground storage represents approximately 34% of our 2001-2002 heating season planned supplies.

Construction Budget

   The following table shows PECO's most recent estimate of capital expenditures for our plant additions and improvements in for 2002:

                   Transmission and Distribution $200 million
                   Gas..........................   69 million
                   Other........................   10 million
                                                 ------------
                   Total........................ $279 million

   Approximately one-half of our 2002 budgeted capital expenditures are for additions to or upgrades of our existing facilities, including reliability improvements. The remainder of the capital expenditures support for new construction upgrades, customer and load growth.

Properties

   Our electric substations and a portion of the transmission rights of way are owned in fee. A significant portion of the electric transmission and distribution facilities is located over or under highways, streets, other public places or property owned by others, for which permits, grants, easements or licenses, which we have deemed satisfactory, but without examination of underlying land titles, have been obtained.

   Transmission and Distribution. Our higher voltage electric transmission and distribution lines owned and in service are as follows:

                         Voltage (Volts) Circuit Miles
                         --------------- -------------
                             500,000....       891
                             220,000....     1,634
                             132,000....        15

   Our electric distribution system includes 21,009 pole-line miles of overhead lines and 21,002 cable miles of underground lines.

   Gas. The following table sets forth our gas pipeline miles at December 31, 2001:

                                        Pipeline Miles
                                        --------------
                         Transmission..         31
                         Distribution..      6,199
                         Service piping      5,171
                                            ------
                         Total.........     11,401

   We have a liquefied natural gas facility located in West Conshohocken, Pennsylvania that has a storage capacity of 1,200,000 million cubic feet (mcf) and a sendout capacity of 157,000 mcf/day and a propane-air plant located in Chester, Pennsylvania, with a tank storage capacity of 1,980,000 gallons and a peaking capability of 25,000 mcf/day. In addition, we own 28 natural gas city gate stations at various locations throughout our gas service territory.

Mortgage

   Our principal properties are subject to the lien of our Mortgage dated May 1, 1923, as amended and supplemented, under which we have outstanding approximately $1,181 million of first mortgage bonds as of March 31, 2002.

Our Subsidiaries with Publicly Held Securities

   PECO Energy Transition Trust ("PETT"), a Delaware business trust wholly owned by us, was formed on June 23, 1998 pursuant to a trust agreement between us, as grantor, First Union Trust Company, National Association (now Wachovia Bank, National Association), as issuer trustee, and two beneficiary trustees that we appointed. PETT was created for the sole purpose of issuing transition bonds to securitize a portion of our authorized stranded cost recovery. On March 25, 1999, PETT issued $4 billion of its Series 1999-A transition bonds. On May 2, 2000, PETT issued $1 billion of its Series 2000-A transition bonds and on March 1, 2001, PETT issued $805 million of its Series 2001-A transition bonds to refinance a portion of the Series 1999-A transition bonds. The transition bonds are solely obligations of PETT secured by intangible transition property, representing the right to collect transition charges sufficient to pay the principal and interest on the transition bonds, sold by us to PETT.

   PECO Energy Capital Corp., our wholly owned subsidiary, is the sole general partner of PECO Energy Capital, L.P., a Delaware limited partnership (the "Partnership"). The Partnership was created solely for the purpose of issuing preferred securities, representing limited partnership interests and lending to us the proceeds thereof and entering into similar financing arrangements. Our loans are evidenced by our subordinated debentures (the "Subordinated Debentures"), which are the only assets of the Partnership. The only revenues of the Partnership are interest on the Subordinated Debentures. All of the operating expenses of the Partnership are paid by PECO Energy Capital Corp. As of December 31, 2001, the Partnership held $128 million aggregate principal amount of the Subordinated Debentures.

   PECO Energy Capital Trust II ("Trust II") was created in June 1997 as a Delaware business trust solely for the purpose of issuing trust receipts ("Trust II Receipts") each representing an 8.00% Cumulative Monthly Income Preferred Security, Series C ("Series C Preferred Securities") of the Partnership. The Partnership is the sponsor of Trust II. As of December 31, 2001, Trust II had outstanding 2,000,000 Trust II Receipts. At December 31, 2001, the assets of Trust II consisted solely of 2,000,000 Series C Preferred Securities with an aggregate stated liquidation preference of $50 million. Distributions were made on the Trust II Receipts during 2001 in the aggregate amount of $4 million. Expenses of Trust II for 2001 were approximately $10,000, all of which were paid by PECO Energy Capital Corp. The Trust II Receipts are issued in book-entry only form.

   PECO Energy Capital Trust III ("Trust III") was created in April 1998 as a Delaware business trust solely for the purpose of issuing trust receipts ("Trust III Receipts") each representing an 7.38% Cumulative Preferred Security, Series D ("Series D Preferred Securities") of the Partnership. The Partnership is the sponsor of Trust III. As of December 31, 2001, Trust III had outstanding 78,105 Trust III Receipts. At December 31, 2001, the assets of Trust III consisted solely of 78,105 Series D Preferred Securities with an aggregate stated liquidation preference of $78 million. Distributions were made on Trust III Receipts during 2001 in the aggregate amount of $5.8 million. Expenses of Trust III for 2001 were approximately $10,000, all of which were paid by PECO Energy Capital Corp. The Trust III Receipts are issued in book-entry only form.

Environmental Matters

General

   Our operations are subject to environmental regulation by the U.S. and by the Commonwealth of Pennsylvania and its local jurisdictions. The U.S. Environmental Protection Agency ("EPA") administers certain federal statutes relating to such matters. The Pennsylvania Department of Environmental Protection ("PDEP") has jurisdiction over environmental control in the Commonwealth of Pennsylvania. State regulation includes the authority to regulate air, water and noise emissions and solid waste disposals.

Solid and Hazardous Waste

   The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), provides for immediate response and removal actions coordinated by the EPA in the event of threatened releases of hazardous substances into the environment and authorizes the U.S. Government either to clean up sites at which hazardous substances have created actual or potential environmental hazards or to order persons responsible for the situation to do so. Under CERCLA, generators and transporters of hazardous substances, as well as past and present owners and operators of hazardous waste sites, are strictly, jointly and severally liable for the cleanup costs of waste at sites, most of which are listed by the EPA on the National Priorities List ("NPL"). These potentially responsible parties ("PRPs") can be ordered to perform a cleanup, can be sued for costs associated with a EPA-directed cleanup, may voluntarily settle with the U.S. Government concerning their liability for cleanup costs, or may voluntarily begin a site investigation and site remediation under state oversight prior to listing on the NPL. Pennsylvania has enacted statutes that contain provisions substantially similar to CERCLA. In addition, the Resource Conservation and Recovery Act ("RCRA") governs treatment, storage and disposal of solid and hazardous wastes and cleanup of sites where such activities were conducted.

   We have become and are likely to become parties to proceedings initiated by the EPA, state agencies and/or other responsible parties under CERCLA and RCRA with respect to a number of sites, including manufactured gas plant ("MGP") sites, or may undertake to investigate and remediate sites for which they may be subject to enforcement actions by an agency or third party.

   By notice issued in December 1987, the EPA notified several entities, including us, that we may be PRPs under CERCLA with respect to wastes resulting from the treatment and disposal of transformers and miscellaneous electrical equipment at a site located in Philadelphia, Pennsylvania (the Metal Bank of America site). Several of the PRPs, including us, formed a steering committee to investigate the nature and extent of possible involvement in this matter. On May 29, 1991, a Consent Order was issued by the EPA pursuant to which the members of the steering committee agreed to perform the remedial investigation and feasibility study as described in the work plan issued with the Consent Order. Our share of the cost of study was approximately 30%. On July 19, 1995, the EPA issued a proposed plan for remediation of the site, which involves removal of contaminated soil, sediment and groundwater and which the EPA estimated would cost approximately $17 million to implement. On June 26, 1998, the EPA issued an Order to the non-de minimis PRP group members, and others, including the owner, to implement the remedial design ("RD") and remedial action ("RA"). The PRP Group is proceeding as required by the Order. It has selected a contractor which has been approved by the EPA, and, on November 5, 1998, submitted the draft RD work plan. The EPA has approved the PRP Group's RD work plan and based upon the RD investigation, the EPA has modified the work plan. On March 5, 2001, the PRP group submitted a revised RD to the EPA, in which it estimates the cost to implement the RA to range from $14 million to $27 million. The EPA and the PRPs are also involved in litigation with the site owner concerning remediation liability. We are unable to estimate its share of the costs of the remedial activities.

MGP Sites

   MGPs manufactured gas in Pennsylvania from approximately 1850 to 1950. We have identified twenty-eight sites where former MGP activities may have resulted in site contamination. We are presently engaged in performing various levels of activities at these sites, including initial evaluation to determine the existence and nature of the contamination, detailed evaluation to determine the extent of the contamination and the necessity and possible methods of remediation, and implementation of remediation. Overseeing state regulatory agencies have approved the remediation of five MGP sites, while seven other sites are currently under some degree of active study or remediation. At March 31, 2002, PECO had accrued $35 million for various environmental investigation and remediation costs that can be reasonably estimated, including $27 million for investigation and remediation of these MGP sites. PECO believes that it could incur additional liabilities with respect to MGP sites, which cannot be reasonably estimated at this time. PECO has sued a number of insurance carriers seeking indemnity/coverage for remediation costs associated with these former MGP sites.

   Our budget for capital requirements for 2002 for compliance with environmental requirements total approximately $2 million. In addition, we may be required to make significant additional expenditures not presently determinable.

Employees

   As of March 31, 2002, we had approximately 2,700 employees. Over the past several years, a number of unions have filed petitions with the National Labor Relations Board to hold certification elections for different segments of our employees. In all cases, our employees have rejected union representation. We expect that these petitions, related to segments of our employees, will continue to be filed in the future.

Litigation

   We are involved in a number of judicial and regulatory proceedings concerning matters arising out of the conduct of our business. We believe, based on currently available information, that the ultimate outcome of any proceedings known to us at this time will not have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

   Currently some of our officers are also officers of Exelon or one of its subsidiaries other than PECO.

   Our executive officers and their ages as of December 31, 2001 are as follows:

Name                  Age                                   Position
----                  --- -----------------------------------------------------------------------------
McNeill, Jr. Corbin A 62  Co-Chief Executive Officer and Chairman, Exelon and Director, PECO*
Rowe, John W......... 56  Co-Chief Executive Officer and President, Exelon and Director, PECO
Strobel, Pamela B.... 49  Executive Vice President, Exelon and Chair, PECO and Director, PECO
Gillis, Ruth Ann M... 47  Senior Vice President and Chief Financial Officer, Exelon and Director, PECO
Lawrence, Kenneth G.. 54  President and Chief Operating Officer, Energy Delivery, Exelon and President,
                          PECO
Frankowski, Frank F.. 51  Vice President, Finance and Chief Financial Officer, PECO

--------
*  Retired as of April 23, 2002

   Each of the above was elected as an executive officer effective October 20, 2000, the closing date of the merger, except for Frank F. Frankowski, who was elected effective October 22, 2001.

   Each of the above executive officers holds such office at the discretion of our board of directors until his or her replacement or earlier resignation, retirement or death.

   Corbin A. McNeill, Jr. Prior to his election to his current position, Mr. McNeill was Co-Chief Executive Officer of ComEd and President, Co-Chief Executive Officer and Chairman of PECO; Chief Executive Officer of PECO; Chief Operating Officer and Executive Vice President, Nuclear division of PECO. Mr. McNeill retired as of April 23, 2002.

   John W. Rowe. Mr. Rowe is Co-Chief Executive Officer and President of Exelon and a Director of PECO and ComEd. Prior to his election to his current position, Mr. Rowe was Chairman, President and Chief Executive Officer of ComEd and Unicom Corporation; and President and Chief Executive Officer of New England Electric System. Mr. Rowe is also a director of UnumProvident Corporation. Upon Mr. McNeill's retirement, Mr. Rowe becomes Chief Executive Officer, President of Exelon and a Director of PECO.

   Pamela B. Strobel. Prior to her election to her current position, Ms. Strobel was Vice Chairman of ComEd; Vice Chairman of PECO; Executive Vice President and General Counsel of ComEd and Unicom; Senior Vice President and General Counsel of ComEd and Unicom; and Vice President and General Counsel of ComEd.

   Ruth Ann M. Gillis. Prior to her election to her current position, Ms. Gillis was Senior Vice President and Chief Financial Officer of ComEd and Unicom; Vice President and Treasurer of ComEd and Unicom; Vice President, Chief Financial Officer and Treasurer of the University of Chicago Hospitals and Health System; and Senior Vice President and Chief Financial Officer of American National Bank and Trust Company.

   Kenneth G. Lawrence. Prior to his election to his current position, Mr. Lawrence was Senior Vice President, Distribution of PECO; Senior Vice President of PECO, President, Distribution division, of PECO; Senior Vice President, Distribution division of PECO; Senior Vice President, Finance and Chief Financial Officer of PECO; and Vice President, Gas Operations division of PECO.

   Frank F. Frankowski. Prior to his election to his current position of Vice President, Finance and Chief Financial Officer of PECO Energy Company, Mr. Frankowski was Controller of PECO Energy Company; Manager, Accounting and Control of PECO Energy; and Director--Taxes of PECO Energy Company.

                                 COMPENSATION

   We originally established the Management Incentive Compensation Plan ("MICP") in 1988 and amended it in 1997. In connection with the merger, Exelon assumed sponsorship of the MICP.

   The MICP provides for annual awards of cash, stock, or other currency ("Awards") to key employees (employees so designated by a Committee of Exelon's Board of Directors, including employees who are officers or directors) based on achievement of certain pre-established goals. The maximum annual Awards payable to any participant is two million dollars.

   The MICP is administered and interpreted by a Committee ("Committee") consisting of two or more outside, non-employee directors of Exelon. The Committee has the full power to select the employees who will receive Awards under the MICP; determine the amounts and forms of Awards; determines the terms and conditions of Awards in a manner consistent with the MICP; construe and interpret the MICP and any agreement or instrument entered into under the MICP; make factual determinations; and, establish, amend, or waive rules and regulations for the MICP's administration.

   In order to qualify as performance-based compensation, the Committee must establish performance goals and the formula for applying such goals in determining Awards (within 90 days after the commencement of the applicable performance period or before 25% of the performance period has elapsed, if shorter than 12 months). During the performance period, the Committee may modify performance goals or the formula for applying such goals; provided, however, that the Committee cannot increase the Award otherwise payable to employees subject to section 162(m) of the Internal Revenue Code under the goals and formula initially adopted. The Committee may, however, reduce or eliminate the Award otherwise payable.

   The performance goals are based on business criteria chosen by the Committee from among the following alternatives, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit, division): a) total shareholder return; b) stock price increase; c) dividend payout as percentage of net income; d) return on equity; e) return on capital; f) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; g) economic value added (income in excess of capital costs); h) cost per kilowatt hour; i) market share; j) customer/employee satisfaction as measured by survey instruments; k) earnings per share; l) revenue; m) workforce diversity; n) safety; o) personal performance; p) productivity measures; q) diversification of business opportunities; r) price to earnings ratio; s) expense ratio; t) total expenditures; and u) completion of key projects.

   We also originally established the Exelon Long-Term Incentive Plan ("Incentive Plan") in 1989 as the PECO Energy Company 1989 Long-Term Incentive Plan. In connection with the exchange of our shares for shares of Exelon Corporation and the merger, Exelon assumed sponsorship of the Incentive Plan and the Incentive Plan was amended to change its name and otherwise reflect the share exchange and the merger.

   Employees of Exelon and its subsidiary companies (including us) are eligible to be selected to participate in the Incentive Plan. Approximately 650 persons are eligible to participate in the Incentive Plan.

   The Incentive Plan authorizes the following types of grants singly, in combination or in tandem:

   Stock Options. Grants consist of options to purchase shares of Exelon Common Stock, which may be "incentive stock options" or non-qualified stock options. Incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code and carry some potential tax advantages for the recipient. Non-qualified stock options are not subject to those requirements and do not carry such advantages. Each stock option grant specifies the number of shares subject to the option, the manner and time of the option's exercise and the exercise price per share of stock subject to the option. The exercise price of stock option may not be less than the fair market value of a share of Exelon Common Stock on the date the option is granted. The exercise price of an option may be paid by a participant in cash, shares of Exelon Common Stock owned by the participant if approved by Exelon's Compensation Committee, a combination thereof or such other consideration as the Compensation Committee may deem appropriate.

   Stock Appreciation Rights. A stock appreciation right ("SAR") is a right to receive a payment (either in cash, shares of Exelon Common Stock, or a combination thereof) equal to the appreciation in market value of a stated number of shares of Exelon Common Stock. The appreciation is measured by the difference between a base amount stated in the SAR and the market value of a share of Exelon Common Stock on the date of exercise of the SAR. A SAR may be granted in tandem with a stock option ("Tandem SARS") or independent of a stock option ("Non-tandem SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or, in the case of a non-qualified stock option, at any time thereafter during the term of such option. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR is cancelled automatically to the extent that the number of shares subject to the Tandem SAR exceeds the number of remaining shares subject to the related stock option.

   Restricted Stock. Grants are made of restricted shares of Exelon Common Stock. Such grants will be subject to such terms, conditions, restrictions and/or limitations, if any, as Exelon's Compensation Committee deems appropriate, which may include vesting periods, restrictions on transferability and requirements of continued employment.

   Performance Shares and Performance Units. Performance shares are shares of Exelon Common Stock and performance units which are valued by reference to criteria chosen by Exelon's Compensation Committee. Such grants are contingent on the attainment over a specified period of time of certain performance objectives. The length of the performance period, the performance objectives to be achieved and the measure of whether and to what degree such objectives have been achieved are determined by Exelon's Compensation Committee. Amounts earned under performance shares and performance units may be paid in cash, shares of Exelon Common Stock or both.

   Phantom Stock. Phantom stock is a grant expressed in terms of, but not actually represented by, a number of shares of Exelon Common Stock. Exelon's Compensation Committee establishes the initial value of the phantom stock at the time of grant, which may be greater than, equal to or less than the fair market value of a share of Exelon Common Stock. Exelon's Compensation Committee also determines the time at which the phantom stock will be paid and whether such payment will be in the form of cash, shares of Exelon Common Stock or a combination of both. Any cash payment will be the fair market value of shares of Exelon Common Stock on the payment date equal in number to the number of shares of phantom stock being paid in cash.

   Dividend Equivalents. Each dividend equivalent represents the right to receive an amount in cash, or in shares of Exelon Common Stock having a fair market value, equal to the amount of each dividend paid on one share of Exelon Common Stock during a period of time established by Exelon's Compensation Committee. Dividend equivalents may be paid currently or accrued as contingent cash obligations payable at a time or times specified by Exelon's Compensation Committee. Dividend equivalents may be granted separately or in connection with grants of stock options or phantom stock under the Incentive Plan.

   The Incentive Plan currently limits the maximum aggregate number of shares of Exelon Common Stock that may be granted to any given individual in any calendar year to 500,000 (proposed to be amended to 1,000,000). The proposed amendment also adds to the Incentive Plan a provision that limits the number of shares available to be granted under the Incentive Plan at full value as restricted stock, performance shares or phantom stock to 3,000,000.

   Grants are evidenced by written agreements containing the terms, conditions, restrictions and/or limitations covering the grant.

   Available Shares and Outstanding Awards. On October 20, 2000, the effective date of the exchange of our shares for shares of Exelon Common Stock and the merger, 10,800,000 shares of Exelon Common Stock were available for grants under the Incentive Plan. Since then, grants covering 9,883,672 shares have been made under the Incentive Plan and grants covering 232,651 shares have expired or been forfeited, leaving approximately 1,148,979 shares of Exelon Common Stock available for future grants under the Incentive Plan as of March 1, 2002. Approval of the proposed amendment of the Incentive Plan will increase the number of shares available for future grants under the Incentive Plan to approximately 14,148,000. As of March 1, 2002, the market price of Exelon Common Stock was $50.52 per share.

   The Exelon Corporation Employee Stock Purchase Plan ("Purchase Plan") was adopted by the Board of Directors of Exelon Corporation on May 11, 2001 and became effective on June 1, 2001, subject to approval by the shareholders of Exelon Corporation in April 2002 at the annual meeting. If shareholders do not approve the Purchase Plan, it will cease to be effective on May 10, 2002.

   Under the Purchase Plan, eligible employees of Exelon and designated subsidiaries including us may authorize their employers to withhold up to 10% of their regular base pay and to use those amounts to purchase shares of Exelon Common Stock. The Purchase Plan establishes four purchase periods beginning on January 1, April 1, July 1 and October 1 of each year. A participant's payroll deductions are accumulated and used to purchase shares of Exelon Common Stock as soon as practicable after the end of each purchase period. The purchase price per share for any purchase period is equal to 90% of the lesser of the closing price on the New York Stock Exchange of a share of Exelon Common Stock on the first day of the purchase period or the last day of the purchase period on which the Exchange is open. Dividends on shares purchased under the Purchase Plan will be paid in cash unless the participant elects to have the dividends reinvested to purchase additional shares of Exelon Common Stock. Shares purchased with reinvested dividends will be purchased at fair market value with no discount. In addition to the 10% limit on payroll deductions, a participant in the Purchase Plan may not purchase more than 125 shares in any purchase period (500 shares per year) or more than $25,000 in fair market value of stock in any calendar year. An individual's purchases under the Purchase Plan also will be limited if they would cause the employee to own 5% or more of the total combined voting power or value of all classes of stock of Exelon Corporation or any of its subsidiaries.

   Under the terms of the Purchase Plan, the maximum number of shares of Exelon Common Stock that may be purchased under the Purchase Plan is 3,000,000, subject to adjustment for stock dividends, stock splits or combinations of shares of Exelon Common Stock. Through the purchase period that ended December 31, 2001, 137,648 shares of Exelon Common Stock had been purchased under the Purchase Plan. John Rowe, President and Chief Executive Officer of our parent, has purchased 394 shares under the Purchase Plan. As of March 31, 2002, approximately 28,705 employees were eligible to participate in the Purchase Plan and 3,657 were participating in the Purchase Plan.

   In 2001, Exelon adopted a cash balance pension plan. All management and electing union employees who joined Exelon or one of its participating subsidiaries, including us, during 2001 become participants in the plan. Management employees who were active participants in Exelon's previous qualified defined plans at December 31, 2000 and are employed by Exelon in January 1, 2002 will be given a choice to convert to the cash balance plan. Participants in the cash balance plan, unlike participants in the other defined benefit plans, may request a lump-sum cash payment upon employee termination which may result in increased requirements for pension plan assets. Exelon may be required to increase future funding to the pension plan as a result of these increased cash requirements.

                          SUMMARY COMPENSATION TABLE

                      Compensation of Executive Officers

   The following table shows the compensation for the last three years, ending December 31, 2001, of Exelon's Co-CEO's and our executive officers who also served as our directors and officers.

                                             Annual Compensation                          Long Term Compensation
                                  ----------------------------------------- --------------------------------------------------
                                                  Bonus                           Awards              Payouts
                                       ---------------------------          ------------------ --------------------
                                                                            Restricted                               All Other
                                                            Stock-            Stock                         Stock-    Compen-
                                        Salary     Cash     Based   Other     Awards   Options    Cash      Based     sation
Name and Principal Position       Year   ($)       ($)      ($)(1)  ($)(2)     ($)     (#)(3)     ($)       ($)(1)      ($)
---------------------------       ---- --------- --------- -------  ------- ---------- ------- ---------  ---------  ---------
Corbin A. McNeill, Jr............ 2001 1,050,000 1,500,300       0   84,987 1,354,104  233,000         0          0   26,573
  Co-CEO & Chairman,              2000   855,830 1,081,472       0        0 2,803,513  392,500         0          0    3,200
  Exelon Corp.;                   1999   659,857 1,000,000       0        0   942,188        0         0          0    3,200
  Chairman & President, Exelon
  Generation
John W. Rowe..................... 2001 1,050,000 1,500,300       0   71,369 1,354,104  233,000         0          0   52,729
  CEO & President,                2000   989,423 1,180,269       0  134,473         0  385,450 1,071,878* 1,071,878*  60,293
  Exelon Corp.;                   1999   957,692   529,125 529,125*  55,112         0  116,850         *          *   42,478
  Chairman, Exelon Energy                                                                        475,246    203,677*
  Delivery & Exelon Enterprises
Pamela B. Strobel................ 2001   450,000   500,500       0        0   378,187        0         0          0   23,605
  EVP, Exelon Corp.;              2000   377,423   269,824       0        0         0  122,250   331,618    331,618*  19,181
  Vice Chair & CEO                1999   375,131   208,961  69,654*       0         0   28,500    84,410     84,410*  16,483
  Exelon Energy
  Delivery; Chair,
  ComEd and PECO
  Energy
Kenneth G. Lawrence.............. 2001   370,577   378,700       0        0   243,979        0         0          0   14,029
   Sr. VP, Exelon Corp.;          2000   318,923   225,666       0        0   777,112   81,600         0          0    4,093
  President & COO,                1999   291,847   241,200       0        0    94,219        0         0          0    3,200
  Exelon Energy
  Delivery; President,
  PECO Energy
Ruth Ann M. Gillis............... 2001   330,000   221,800       0        0   243,979*       0         0          0   16,620
   Sr. VP & Chief                 2000   305,770   216,330  24,037        0         0   86,750         0    431,405*  13,300
  Financial Officer,              1999   300,163   135,923  45,307        0         0   23,750         0     94,773   13,060
  Exelon Corp.
Frank F. Frankowski.............. 2001   148,120    76,823       0        0     6,457*       0         0          0    7,400
   VP & Chief Financial           2000   134,040    43,120       0        0         0    7,000         0          0    4,410
   Officer, PECO                  1999   123,960    52,400       0        0         0    4,166         0          0    8,544

--------
(1) All of the amounts shown under "Bonus--Stock-Based" and "Long Term Compensation Payouts--Stock-Based" were either paid in shares of Exelon common stock or were deferred and since the merger, are deemed to be invested in shares of Exelon common stock, and thus fully "at risk" until the end of the deferral period. Deferred amounts are noted with an asterisk.
(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least $50,000. For 2001, includes $42,805 paid to Mr. McNeill for financial and legal services and $22,879 paid to Mr. Rowe for the payment of other taxes.
(3) Grants of options to Mr. Rowe, Ms. Strobel, and Ms. Gillis prior to the merger have been adjusted to reflect the substitution of options to acquire shares of Exelon common stock in accordance with the merger agreement.

                             Option Grants in 2001

   The "grant date present values" indicated in the option grant table below are an estimate based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model. The assumptions used for the Black-Scholes model are as of December 31, 2001 and are as follows: Risk-free interest rate: 4.85%;
Volatility: 37.17%; Dividend Yield: 3.24%; Time of Exercise: 5 years.

                                                                   Grant Date
                                     Individual Grants               Value
                         ----------------------------------------- ----------
                         Number of  % of Total
                         Securities  Options   Exercise
                         Underlying  Granted      or               Grant Date
                          Options       to       Base               Present
                         Granted(#) Employees   Price   Expiration   Value
  Name                      (1)      in 2000   ($/Sh.)     Date       ($)
  ----                   ---------- ---------- -------- ---------- ----------
  Corbin A. McNeill, Jr.  233,300     37.08%    $67.88  01/01/2011 $4,710,327
  John W. Rowe..........  233,300     37.08%    $67.88  01/01/2011 $4,710,327
  Pamela B. Strobel.....        0
  Kenneth G. Lawrence...        0
  Ruth Ann M. Gillis....        0
  Frank F. Frankowski...        0

--------
(1) Regular stock options that would have normally been granted to eligible participants in January 2001 were granted at the time of the merger in October 2000 with the exception of the Co-CEOs. Due to Plan limitations as to the maximum number of options that can be granted in a calendar year, the 10/20/2000 launch grant to the Co-CEOs was split between that date and January 2, 2001. The remaining stock options granted during 2001 were deemed "off-cycle" grants and were usually awarded as part of an employment offer.

                      Option Exercises and Year-End Value

   This table shows the number and value of exercised and unexercised stock options for the named executive officers during 2001. Value is determined using the market value of Exelon common stock at the year-end price of $47.88 per share, minus the value of Exelon common stock at the exercise price. All options whose exercise price exceeds the market value are valued at zero.

                                                   Number of
                                                  Securities     Value of
                                                  Underlying    Unexercised
                                                  Unexercised  In-the-Money
                                                    Options       Options
                            Shares               at 12/31/2001 at 12/31/2001
                           Acquired              ------------- -------------
                              of                      (#)           ($)
                           Exercise    Value      Exercisable   Exercisable
    Name                     (#)    Realized ($) Unexercisable Unexercisable
    ----                   -------- ------------ ------------- -------------
    Corbin A. McNeill, Jr.  32,500   $1,478,750    545,833 E   $11,586,765 E
                                                   494,967 U   $   886,265 U
    John W. Rowe.......... 100,000   $2,980,000    348,000 E   $ 2,936,529 E
                                                   525,100 U   $ 1,058,110 U
    Pamela B. Strobel.....  28,025   $1,136,224     76,750 E   $   487,315 E
                                                    91,000 U   $   293,680 U
    Kenneth G. Lawrence...   8,000   $  305,000     87,200 E   $ 1,490,879 E
                                                    54,400 U   $   131,037 U
    Ruth Ann M. Gillis....       0   $        0     68,500 E   $   596,790 E
                                                    65,750 U   $   221,350 U
    Frank F. Frankowski...       0   $        0      4,834 E        41,171 E
                                                     6,332 U        38,022 U

                               Retirement Plans

   The following table shows the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon's non-contributory retirement plans. Effective January 1, 2001, Exelon Corporation assumed sponsorship of the PECO Energy Company Service Annuity Plan. Effective December 31, 2001, this plan, along with the Commonwealth Edison Company Service Annuity System, was merged to form the Exelon Retirement Program, which incorporates the separate benefit formula of each merged plan for employees in business units formerly covered by that merged plan. Effective January 1, 2001, Exelon also established two cash balance pension plans which cover management employees and bargaining unit employees hired on or after such date. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

   Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table on page 51 for the named executive officers. The calculation of retirement benefits under the plan is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

   The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, Exelon sponsored supplemental plans, which allow the payment out of its general assets, any benefits calculated under provisions of the applicable retirement plan which may be above these limits.

                   PECO Energy Service Annuity Formula Table

                 Annual Normal Retirement Benefits After Specified Years of Service
                 --------------------------------------------------------------
Highest 5-Year   10 Years     15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
Average Earnings   ($)          ($)      ($)      ($)      ($)      ($)      ($)
---------------- --------     -------- -------- -------- -------- -------- --------
$  100,000.00.    19,272       26,407   33,543   40,679   47,815   54,950   62,086
   200,000.00.    39,772       54,657   69,543   84,429   99,315  114,200  129,086
   300,000.00.    60,272       82,907  105,543  128,179  150,815  173,450  196,086
   400,000.00.    80,772      111,157  141,543  171,929  202,315  232,700  263,086
   500,000.00.   101,272      139,407  177,543  215,679  253,815  291,950  330,086
   600,000.00.   121,772      167,657  213,543  259,429  305,315  351,200  397,086
   700,000.00.   142,272      195,907  249,543  303,179  356,815  410,450  464,086
   800,000.00.   162,772      224,157  285,543  346,929  408,315  469,700  531,086
   900,000.00.   183,272      252,407  321,543  390,679  459,815  528,950  598,086
 1,000,000.00.   203,772      280,657  357,543  434,429  511,315  588,200  665,086

   Upon his retirement, Mr. McNeill had 34 credited years of service under our pension program. Mr. Lawrence and Mr. Frankowski have 32 and 6 credited years of service, respectively, under our pension program.

                             Employment Agreements

Employment Agreement with John W. Rowe

   Exelon entered into an amended employment agreement with Mr. Rowe, which amended and restated his employment agreement with Unicom Corporation and ComEd in effect at the time of the merger forming Exelon (the "prior agreement") and under which Mr. Rowe will serve as:

  . co-chief executive officer and president of Exelon, chairman of the executive committee of the Exelon board of directors and a member of the Exelon board of directors during the first half of the transition period provided for in Exelon's Bylaws, which is defined as the period from the effective time of the merger forming Exelon (October 20, 2000) until December 31, 2003;

  . co-chief executive officer of Exelon, chairman of the Exelon board of directors and a member of the Exelon board of directors during the second half of the transition period; and

  . chief executive officer of Exelon, chairman of the Exelon board of directors and a member of the Exelon board of directors after the transition period.

   Mr. Rowe will succeed to the position of sole chief executive officer of Exelon or chairman of the Exelon board of directors if:

  . prior to the end of the transition period, Mr. McNeill should cease to be a co-chief executive officer of Exelon or the chairman of the Exelon board of directors; and

  .   Mr. Rowe is still a co-chief executive officer of Exelon at that time.

   Mr. Rowe will receive an annual base salary determined by Exelon's compensation committee. Mr. Rowe will be eligible to participate in annual incentive award programs, long-term incentive plans and stock option plans on the same basis as other senior executives of Exelon. The agreement provided that a grant of options would be considered at the time the merger was completed. Mr. Rowe is entitled to participate in all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon. During the transition period, Mr. Rowe's base salary and participation in the plans and awards described in this paragraph will be in an amount or on a basis that is not less than that of Mr. McNeill's or on which Mr. McNeill participates.

   Under his amended employment agreement and the prior agreement, Mr. Rowe is entitled to receive a special supplemental executive retirement plan, or SERP, benefit if he terminates due to normal retirement, early retirement, termination without cause, termination for good reason, death or disability or if he voluntarily terminates his employment for any other reason.

   The term "good reason" includes the failure to appoint Mr. Rowe to the management and Exelon board of director positions described above. The special SERP benefit will equal the SERP benefit that Mr. Rowe would have received if:

  .   he had attained age 60 (or his actual age, if greater);

  . he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination; and

  . his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

   Except as provided in the next paragraph, if Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or if he should terminate employment for good reason on or after December 31, 2004 and not within 24 months following a change in control of Exelon, he would be entitled to the following benefits:

  . a prorated annual incentive award for the year in which termination occurs;

  . severance payments equal to his base salary for two years after termination, and for each year during such period an amount equal to the average of the annual incentive awards paid to him with respect to the three years preceding the year of termination or, if greater, his annual incentive award for the year before termination;

  . for the two-year period, continuation of his life, disability, accident, health and other welfare benefits, plus the retirement benefits described above and post-retirement health care coverage;

  . all of his exercisable options would remain exercisable until the applicable option expiration date;

  . unvested options would continue to become exercisable during the two-year continuation period and thereafter remain exercisable until the applicable option expiration date; and

  . all compensation earned through the date of termination and coverage and benefits under all benefit plans to which he is entitled.

   Mr. Rowe will receive the termination benefits described in "Change in Control and Severance Arrangements" below, rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason and

  . the termination occurs within 24 months after a change in control of Exelon,

  . the termination occurs at any other time prior to the earlier of normal retirement or December 31, 2004, or

  . the termination occurs at any other time on and before normal retirement because of the failure to appoint or elect Mr. Rowe to the management or Exelon board of director positions described above.

Employment Arrangement with Corbin A. McNeill, Jr.

   Although Exelon did not enter into an employment agreement with Mr. McNeill, the merger agreement provided that at any time during the transition period when Messrs. McNeill and Rowe are co-chief executive officers, each of them will receive the same salary, bonus and other compensation (including option grants and other incentive awards and all other forms of compensation) and enjoy the same other benefits and the same employment security arrangements as the other. Mr. McNeill retired April 23, 2002. Under an agreement approved by the board of directors of Exelon, Mr. McNeill receives the termination benefits described in "Change in Control Severance Arrangements" below.

Change in Control Severance Arrangements

   Exelon has entered into change in control agreements with certain senior executives including the senior executives listed under "Management" on page 61 which generally protect executives' positions and compensation levels through October 20, 2002 with respect to the Exelon merger in the case of certain officers, and for two years after certain future changes in control if such changes in control occur before June 1, 2003. The June 1, 2003 date is subject to annual extension if there is no change in control before June 1 of each year. In some cases, these agreements replaced change in control agreements with PECO and Unicom which became effective upon the completion of the merger and which cover employment through October 20, 2002. A material adverse change in compensation or position is included in the definition of "good reason" for purposes of these agreements. If an executive resigns for good reason or if the executive's employment is terminated by Exelon other than for cause, severance pay and benefits become payable.

   The severance payments and benefits provided under the change in control agreements include:

  . Severance payments equal to either two and one-half or three multiplied by the sum of: the employee's annual base salary, plus an amount equal to the average of the annual incentive awards paid to the employee for the two years preceding the year of termination or, if greater, the target award under the annual incentive award program in which the employee participates for the year in which termination occurs.

  . A prorated annual incentive award for the year in which termination occurs.

  . Continuation of life, disability, accident, health and other welfare benefit coverage for three years; thereafter, if applicable, retiree coverage is available.

  .   Outplacement services.

  . All of a terminated employee's exercisable options remain exercisable until the applicable option expiration date, and all unvested options become fully exercisable and remain so until the applicable option expiration date.

  . Any deferred stock units, restricted stock, or restricted share units become fully vested and any other long-term incentive plan award which is unvested would vest.

  . For purposes of determining benefits under the supplemental retirement plan or arrangement, in which the employee participates, the employee will be credited with three additional years of credited service, age and compensation.

  . For purposes of determining eligibility for retiree welfare benefits, the employee will be deemed to have three additional years of service and age.

  . All compensation earned through the date of termination as well as all coverage and benefits under all benefit plans to which the employee is entitled.

   Pursuant to the terms of offers of employment or employment agreements, certain employees are also entitled to additional service credits for purposes of retiree health care eligibility and for determining benefits under the supplemental retirement plan or arrangement in which they participate.

   In connection with the severance benefits described above, each executive is subject to a non-compete agreement for 24 months from the applicable termination date. Although a participating employee does not have a duty to mitigate the amounts due from Exelon continued welfare benefit coverage would be offset during the applicable continuation period by comparable coverage provided under welfare plans of another employer.

   Employees who are senior vice-presidents or above will receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the "safe harbor" amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount. Benefits payable to other employees subject to the excise taxes imposed under Section 4999 of the Internal Revenue Code will be reduced to the employees' safe harbor amount.

                             CERTAIN TRANSACTIONS

   We are an indirect subsidiary of Exelon. The following describes our material relationships and agreements with Exelon and other affiliates.

   Restructuring and Asset Transfers. During January 2001, Exelon undertook a restructuring to separate its generation and other competitive businesses from its regulated energy delivery business. As part of this restructuring, we and ComEd transferred our assets and liabilities unrelated to energy delivery to other subsidiaries of Exelon, including Exelon Generation. In our case, the assets and liabilities transferred to Exelon Generation related to nuclear, fossil, hydroelectric and other generation facilities and wholesale power marketing operations, rights under certain power purchase agreements and nuclear decommissioning trust funds. The liabilities that Exelon Generation assumed include: decommissioning costs for nuclear facilities; obligations to comply with all liabilities connected with or arising out of permits, licenses, exemptions, allowances, approvals and other items obtained or required in connection with the generation assets; obligations and liabilities arising under contracts assigned by us, including power purchase agreements and pollution control revenue bonds after January 1, 2001; all employment related obligations and liabilities to our employees who became Exelon Generation's employees in connection with the restructuring and associated litigation matters.

   Power Purchase Agreement with Exelon Generation. The power purchase agreement between us and Exelon Generation, dated January 1, 2001, requires Exelon Generation to deliver energy to us to meet our hourly load obligations for provider-of-last-resort ("PLR") customers and provide us with rights to capacity sufficient to meet our daily unforced capacity obligation as determined by PJM through the year 2010. To ensure long-term generation reliability within the PJM control area, PJM rules require that we have rights to capacity in amounts based on our load plus a reserve margin. The bundled price for both the energy and capacity that Exelon Generation provides to us is a function of the amount we are able to charge our PLR customers. We arrange for transmission service and all other transmission service products with PJM and pay PJM for these services.

   Interconnection Agreement. Following the corporate restructuring and the disaggregation of Exelon's distribution and generation businesses, interconnection agreements between us and Exelon Generation's generation facilities was filed with FERC to establish the requirements, terms and conditions for the continuing interconnection of those generation facilities with the transmission and distribution systems that we own and/or operate. The agreements govern interconnection only and it is our responsibility or the responsibility of the purchaser of capacity or energy output to make arrangements for transmission service through PJM.

   Generation Reliability Services. Pursuant to the terms of certain Call Contracts for Generator Reliability Services between us and Exelon Generation dated as of January 10, 2001, Exelon Generation has agreed that, when called upon by us to do so in accordance with the terms of the Call Contracts, Exelon Generation will generate energy at the Delaware Generation Station and Moser Generating Station and deliver that energy to our distribution system in order to preserve the reliable operations of the distribution system. In exchange for receiving such services, we are obligated to pay Exelon Generation's net out-of-pocket costs associated with providing the services. The agreements are for terms of ten years, unless terminated earlier by either party upon 90 days prior written notice.

   Transmission Services. PJM sells transmission services on our behalf to our affiliates at price terms set under FERC open-access transmission tariffs. For 2001, transmission sales on our behalf to affiliates totaled $6.6 million.

   Affiliated Services Agreements. There are several contracts among Exelon and its affiliates, including us, under which services are provided and received. Exelon Business Services Company, a wholly owned subsidiary of Exelon, provides business services, such as legal, accounting, purchasing and information technology, to Exelon and its affiliates, including us, at cost. We currently provide services to or receive services from Exelon affiliates at market prices, or if there is no prevailing price, then at fully allocated cost. We also provide and receive from Exelon Generation services, at cost, pertaining to the interface between the generation function conducted by Exelon Generation and the transmission and distribution functions provided by us. These services are limited to those necessary for the efficient operation of the facilities located at the generation station sites where generation facilities are connected to the transmission and distribution facilities (primarily switchyard facilities). Exelon Generation also provides us supply planning services, at cost, and assists us in obtaining energy supply resources to the extent energy supply is not provided by Exelon Generation.

   Pollution Control Notes. In 2001, we transferred to Exelon Generation $121 million of debt, through refundings of tax-exempt pollution control notes. On July 24, 2002, we transferred an additional $29.5 million of tax-exempt debt through a refunding.

   Consolidated Tax Return and Tax Sharing Agreement. We join with Exelon and its subsidiaries in filing a consolidated federal income tax return. The consolidated tax liability is allocated among participants in accordance with a Tax Sharing Agreement entered into with the other members of the Exelon Consolidated Group. This agreement provides an equitable method for determining the share of the affiliated group's consolidated federal tax burdens and benefits to be attributed to each member.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

   In connection with the sale of the original bonds, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to use our best efforts to complete the exchange offer and to file and cause to become effective with the SEC a registration statement for the exchange of the original bonds for exchange bonds.

   The terms of the exchange bonds are the same as the terms of the original bonds, except that the exchange bonds have been registered under the Securities Act and will not be subject to some restrictions on transfer that apply to the original bonds. In that regard, the original bonds provide, among other things, that if the exchange offer has not been consummated within the period specified in the original bonds, the interest rate on the original bonds will increase by 0.50% per annum, until the exchange offer is consummated.

   Upon completion of the exchange offer, holders of original bonds will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See "Risk Factors--If you fail to exchange the original bonds, they will remain subject to transfer restrictions" and "Description of the Exchange Bonds." The exchange offer is not being made to holders of original bonds in any jurisdiction in which the exchange offer or the acceptance of the bonds would not comply with securities or blue sky laws.

   The original bonds were issued and are held in the book-entry system of The Depository Trust Company ("DTC"). Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person whose original bonds are held of record by DTC and who desires to deliver such original bonds by book-entry transfer at DTC. As soon as practicable after the Expiration Date, we will exchange the original bonds for a like aggregate principal amount of the exchange bonds of each series.

   Completion of the exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the Division of Corporate Finance of the SEC and that no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer. The exchange offer is also subject to various procedural requirements discussed below with which holders must comply. We reserve the right, in our absolute discretion, to waive compliance with these requirements subject to applicable law.

Terms of the Exchange Offer

   We are offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange up to $250,000,000 aggregate principal amount of exchange bonds for a like aggregate principal amount of original bonds of the same series properly tendered on or before the Expiration Date and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the Expiration Date, up to an aggregate principal amount of up to $250,000,000 of exchange bonds in exchange for a like principal amount of outstanding original bonds tendered and accepted in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

   Holders may tender their original bonds in whole or in part in minimum denominations of $1,000 and multiples thereof. The exchange offer is not conditioned upon any minimum principal amount of original bonds being tendered. As of the date of this prospectus, $250,000,000 aggregate principal amount of the original bonds is outstanding. Holders of original bonds do not have any appraisal or dissenters' rights in connection with the exchange offer. Original bonds that are not tendered or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See

"Risk Factors--If you fail to exchange the original bonds, they will remain subject to transfer restrictions" and "Description of the Exchange Bonds." If any tendered original bonds are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder of the original bonds promptly after the Expiration Date. Holders who tender original bonds in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the bondholders' instruction form, transfer taxes with respect to the exchange of original bonds in connection with the exchange offer.

   We do not make any recommendation to holders of original bonds as to whether to exchange all or any portion of their original bonds in this exchange offer. In addition, no one has been authorized to make any recommendation as to whether holders should exchange bonds in this exchange offer. Holders of original bonds must make their own decisions whether to exchange original bonds in this exchange offer and, if so, the aggregate amount of original bonds to exchange based on the holders' own financial positions and requirements.

Expiration Date; Extensions; Amendments

   The term "Expiration Date" means 5:00 p.m., Eastern Time, on           ,
2002. However, if the exchange offer is extended by us, the term "Expiration Date" will mean the latest date and time to which we extend the exchange offer.

   We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

  .   to delay the acceptance of the original bonds for exchange;

  . to extend the Expiration Date and retain all original bonds tendered in the exchange offer, subject, however, to the right of holders of original bonds to withdraw their tendered original bonds as described under "--Withdrawal Rights"; and

  . to waive any condition or otherwise amend the terms of the exchange offer in any respect.

   If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly

  . disclose the amendment in a prospectus supplement that will be distributed to the holders of the original bonds,

  . file a post-effective amendment to the registration statement filed with the SEC with regard to the exchange bonds and the exchange offer, and

  . extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

   We will promptly notify the exchange agent by making an oral or written public announcement of any delay in acceptance, extension, termination or amendment. This announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and, subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange bonds

   Upon the terms and subject to the conditions of the exchange offer, we will exchange and issue to the exchange agent, promptly after the Expiration Date, exchange bonds for original bonds validly tendered and not withdrawn. In all cases, delivery of exchange bonds in exchange for original bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  . a book-entry confirmation of a book-entry transfer of original bonds into the exchange agent's account at DTC, including an agent's message (as defined below) if the tendering holder has not delivered a letter of transmittal;

  . the letter of transmittal (or facsimile thereof), properly completed or an agent's message instead of the letter of transmittal; and

  .   any other documents required by the letter of transmittal.

   The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original bonds into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from the tendering DTC participant. This acknowledgment states that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

   If the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent prior to 5:00 PM Eastern Standard Time on the Expiration Date, a Notice of Guaranteed Delivery may be submitted to the Exchange Agent in the manner and at the address for the Exchange Agent below (See "--Exchange Agent"). The notice of guaranteed delivery must be signed by a member of a registered national securities exchange, or a member of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the U.S., or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. In addition, in order to use the guaranteed delivery procedure to render original bonds pursuant to the Exchange Offer, a completed and signed and dated Letter of Transmittal (or facsimile thereof) must also be received by the Exchange Agent prior to 5:00 PM Eastern Standard Time on the Expiration Date.

   Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and therefore exchanged, original bonds validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original bonds for exchange pursuant to the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original bonds, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving holders' instruction forms, letters of transmittal and related documents and transmitting exchange bonds to validly exchanging holders. The exchange will be made promptly after the Expiration Date.

   If, for any reason whatsoever, acceptance for exchange or the exchange of any tendered original bonds is delayed, whether before or after our acceptance for exchange of original bonds, or we extend the exchange offer or are unable to accept for exchange or exchange tendered original bonds, then, without prejudice to the rights we have in the exchange offer, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original bonds. These original bonds may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

   Under the letter of transmittal or agent's message, a holder of original bonds will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer original bonds, that we will acquire good, marketable and unencumbered title to the tendered original bonds, free and clear of all liens, restrictions, charges and encumbrances, and the original bonds tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original bonds exchanged in the exchange offer.

Procedures for Tendering Original Bonds

   Valid Tender. The tender of original bonds must follow the procedures for book-entry transfer described below and a book-entry confirmation, including an agent's message if the tendering holder has not delivered a letter of transmittal, must be received by the exchange agent, in each case on or before the Expiration Date.

   If less than all of the original bonds are to be exchanged, a holder should fill in the amount of original bonds being exchanged in the appropriate box on the holder's instruction forms. The entire amount of original bonds will be deemed to have been tendered for exchange unless otherwise indicated.

   The method of delivery of the holder's instruction form and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend properly insured registered mail, return receipt requested, or an overnight delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

   The exchange agent will establish an account with respect to the original bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the original bonds by causing DTC to transfer the original bonds into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of original bonds may be effected through book-entry transfer into the exchange agent's account at DTC, the holder's instruction form (or facsimile thereof), properly completed and duly executed, or an agent's message instead of the letter of transmittal, and any other required documents, must in any case be delivered to and received by the exchange agent at its address listed under "--Exchange Agent" on or before the Expiration Date.

   Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

   Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original bonds will be determined by us, in our sole discretion. Our interpretation of the terms and conditions of the exchange offer, including the bondholders' instruction form letter of transmittal and the accompanying instructions, will be final and binding.

   We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any condition or irregularity in any tender by a particular holder whether or not similar conditions or irregularities are waived in the case of other holders. No tender will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates or assigns, the exchange agent nor any other person will be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any notification.

   If any bondholder instruction form, endorsement, bond power, power of attorney, or any other required document is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of that person's authority must be submitted.

Resales of Exchange Bonds

   We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC as defined in certain interpretive letters addressed to third parties in other transactions. However, we did not seek our own interpretive letter and we cannot assure that the staff of the Division of

Corporation Finance of the SEC would make a similar determination with respect to the exchange offer as it has in other interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the SEC, and subject to the two immediately following sentences, we believe that exchange bonds issued pursuant to this exchange offer in exchange for original bonds may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such exchange bonds are acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the exchange bonds.

   However, any holder of original bonds who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing exchange bonds, or any broker-dealer who purchased original bonds from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  . will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the SEC defined in the above-mentioned interpretive letters;

  . will not be permitted or entitled to tender such original bonds in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such original bonds unless such sale is made pursuant to an exemption from such requirements.

   In addition, as described below, if any broker-dealer holds original bonds acquired for its own account as a result of market-making or other trading activities and exchanges those original bonds for exchange bonds, then that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange bonds. Each holder of original bonds who wishes to exchange original bonds for exchange bonds in the exchange offer will be required to represent that:

  .   it is not an "affiliate" of ours;

  . any exchange bonds to be received by it are being acquired in the ordinary course of its business;

  . it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange bonds; and

  . if the tendering holder is not a broker-dealer, that holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of its exchange bonds.

   In addition, we may require the holder, as a condition to that holder's eligibility to participate in the exchange offer, to furnish to us (or an agent of ours) in writing, information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom that holder holds the original bonds to be exchanged in the exchange offer.

   Each broker-dealer that receives exchange bonds for its own account in the exchange offer must acknowledge that it acquired the original bonds for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange bonds. The letter of transmittal states that by making that acknowledgement and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, we believe that participating broker-dealers who acquired original bonds for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange bonds received upon exchange of original bonds (other than original bonds that represent an unsold allotment from the initial sale of the original bonds) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for this exchange offer so long as it contains a description of the plan of distribution regarding the resale of the exchange bonds.

   Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange bonds received in exchange for original bonds where the original bonds were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. See "Plan of Distribution." Subject to certain provisions contained in the registration rights agreement, we have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange bonds for a period not exceeding one year after the expiration date. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of exchange bonds received in exchange for original bonds pursuant to the exchange offer must notify us on or before the Expiration Date that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at one of the addresses set forth herein under "--Exchange Agent."

   Any participating broker-dealer who is an "affiliate" of ours may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each participating broker-dealer who surrenders original bonds in the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or an agent's message, that upon receipt of notice from us of the occurrence of any event or the discovery of:

  . any fact that makes any statement contained or incorporated by reference in this prospectus untrue in any material respect, or

  . any fact that causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference in this prospectus, in light of the circumstances under which they were made, not misleading, or

  . the occurrence of other events specified in the registration rights agreement,

that participating broker-dealer will suspend the sale of exchange bonds under this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer, or we have given notice that the sale of the exchange bonds may be resumed, as the case may be.

Withdrawal Rights

   Except as otherwise provided in this prospectus, tenders of original bonds may be withdrawn at any time on or before the Expiration Date. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at its address listed under "--Exchange Agent" on or before the Expiration Date. Any notice of withdrawal must specify the name of the person who tendered the original bonds to be withdrawn and the aggregate principal amount of original bonds to be withdrawn.

   The notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original bonds, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of original bonds may not be rescinded. Original bonds properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Original Bonds." All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. None of we, the exchange agent or any other person is under any duty to give any notification of any irregularities in any notice of withdrawal nor will those parties incur any liability for failure to give that notice. Any original bonds that have been tendered but which are withdrawn will be credited to the holder promptly after withdrawal.

Interest on Exchange Bonds

   Interest on the exchange bonds will accrue at the rate of 5.95% per annum and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2002. We will make each interest payment to the persons in whose names the exchange bonds are registered at the close of business on record dates fixed by us which must be not more than 14 days prior to the applicable interest payment date. The exchange bonds will bear interest from and including the last interest payment date on the original bonds, or if one has not yet occurred, the date of issuance of the original bonds. Accordingly, holders of original bonds that are accepted for exchange will not receive accrued but unpaid interest on original bonds at the time of tender. Rather, that interest will be payable on the exchange bonds delivered in exchange for the original bonds on the first interest payment date after the Expiration Date. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the mortgage.

Accounting Treatment

   The exchange bonds will be recorded at the same carrying value as the original bonds for which they are exchanged, which is the aggregate principal amount of the original bonds, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the exchange bonds.

Exchange Agent

   Wachovia Bank, National Association has been appointed exchange agent for the exchange offer. Delivery of the bondholders' instruction forms, letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the bondholders' instruction form or letters of transmittal should be directed to the exchange agent as follows:

                       By Registered or Certified Mail:

                      Wachovia Bank, National Association
                              PECO Energy Company
                         Corporate Actions Department
                     1525 West W.T. Harris Boulevard, 3C3
                        Charlotte, North Carolina 28262
                            Attention: Marsha Rice

                    By Hand or Overnight Delivery Service:

                      Wachovia Bank, National Association
                              PECO Energy Company
                         Corporate Actions Department
                     1525 West W.T. Harris Boulevard, 3C3
                        Charlotte, North Carolina 28262
                            Attention: Marsha Rice

          By Facsimile Transmission (for Eligible Institutions only):

                      Wachovia Bank, National Association
                            Attention: Marsha Rice
                                (704) 590-7628

                             Confirm by Telephone:

                      Wachovia Bank, National Association
                            Attention: Marsha Rice
                                (704) 590-7413

   Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

   We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original bonds, and in handling or tendering for their customers. Holders who tender their original bonds for exchange will not be obligated to pay any transfer taxes in connection with the transfer. If, however, exchange bonds are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original bonds tendered, or if a transfer tax is imposed for any reason other than the exchange of original bonds in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the exchanging holder's letter of instruction or the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

                       DESCRIPTION OF THE EXCHANGE BONDS

General

   We issued the original bonds and will issue the exchange bonds under our First and Refunding Mortgage dated May 1, 1923, as amended and supplemented by ninety-six supplemental mortgage indentures and as proposed to be further amended and supplemented by a supplemental mortgage indenture relating to the Bonds (herein sometimes referred to collectively as the "mortgage"). Wachovia Bank, National Association (formerly First Union National Bank) is trustee under the mortgage (the "trustee").

   The following summary of the mortgage does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the mortgage. Certain terms used in this section are defined in the mortgage. Copies of the First and Refunding Mortgage and the ninety-six supplemental mortgage indentures are on file with the SEC. A copy of the supplemental mortgage indenture relating to the Bonds may be obtained by accessing the Internet address provided or contacting us as described under "Where You Can Find More Information."

Principal, Maturity and Interest

   The exchange bonds will be limited in aggregate principal amount to $250,000,000. The exchange bonds will be issued in book-entry form only in denominations of $1,000 and integral multiples thereof.

   The exchange bonds will mature on June 15, 2011. Interest will be payable on the exchange bonds semiannually on May 1 and November 1, commencing on May 1, 2002 until the principal is paid or made available for payment. Interest on the exchange bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   For so long as the exchange bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to The Depository Trust Company ("DTC") or its nominee. If the exchange bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to such holder at such holder's registered address. Payment of principal of the exchange bonds in certificated form will be made against surrender of those exchange bonds at the office or agency of our company in the City of Philadelphia, Pennsylvania and an office or agency in the Borough of Manhattan, City of New York. Payment of interest on the exchange bonds will be made to the person in whose name the exchange bonds are registered at the close of business on record dates fixed by the Company which must be not more than 14 days prior to the relevant interest payment date. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the mortgage.

   All amounts paid by us for the payment of principal, premium (if any) or interest on any exchange bonds that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such exchange bonds will thereafter look only to us for payment thereof.

Redemption at Our Option

   We may, at our option, redeem the exchange bonds in whole or in part at any time at a redemption price equal to the greater of:

  . 100% of the principal amount of the exchange bonds to be redeemed, plus accrued interest to the redemption date; or

  . as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the exchange bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 30 basis points, plus accrued interest to the redemption date.

   The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

   We will mail notice of any redemption at least 30 days but not more than 45 days before the redemption date to each registered holder of the exchange bonds to be redeemed.

   Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange bonds or portions of the exchange bonds called for redemption.

   "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

   "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

   "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

   "Comparable Treasury Price" means, with respect to any redemption date:

  . the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

  . if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

   "Quotation Agent" means the Reference Treasury Dealer appointed by us.

   "Reference Treasury Dealer" means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Union Securities, Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Security

   The exchange bonds will be secured equally with all other bonds outstanding or hereafter issued under the mortgage (sometimes referred to herein as the "mortgage bonds") by the lien of the mortgage. The lien of the mortgage, subject to (1) minor exceptions and certain excepted encumbrances that are defined in the mortgage and (2) the trustee's prior lien for compensation and expenses, constitutes a first lien on substantially all of our properties. The mortgage does not constitute a lien on any property owned by our subsidiaries. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

   We may not issue securities which will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional bonds after we acquires it, all additional bonds issued under the prior lien must be pledged with the trustee as additional security under the mortgage.

Authentication and Delivery of Additional Bonds

   The mortgage permits the issuance from time to time of additional mortgage bonds, without limit as to aggregate amount. Additional mortgage bonds may be in principal amount equal to:

   (1) the principal amount of underlying bonds secured by a prior lien upon property acquired by us after March 1, 1937 and deposited with the trustee under the mortgage;

   (2) the principal amount of any such underlying bonds redeemed or retired, or for the payment, redemption or retirement of which funds have been deposited in trust;

   (3) the principal amount of bonds previously authenticated under the mortgage on or after March 1, 1937, which have been delivered to the trustee;

   (4) the principal amount of bonds previously issued under the mortgage on or after March 1, 1937, which are being refunded or redeemed, if funds for the refunding or redemption have been deposited with the trustee;

   (5) an amount not exceeding 60% of the actual cost or the fair value, whichever is less, of the net amount of permanent additions to the property subject to the lien of the mortgage, made or acquired after November 30, 1941, and of additional plants or property acquired by us after November 30, 1941, and to be used in connection with its electric or gas business as part of one connected system and located in Pennsylvania or within 150 miles of Philadelphia; and

   (6) the amount of cash deposited with the trustee, which cash shall not at any time exceed $3,000,000 or 10% of the aggregate principal amount of bonds then outstanding under the mortgage, whichever is greater, and which cash may subsequently be withdrawn to the extent of 60% of capital expenditures, as described in clause (5) above.

   No additional bonds may be issued under the mortgage as outlined in clauses
(5) and (6) and, in certain cases, clause (3) above, unless the net earnings test of the mortgage is satisfied. The net earnings test of the mortgage, which relates only to the issuance of additional mortgage bonds, requires for 12 consecutive calendar months, within the 15 calendar months immediately preceding the application for such bonds, that our net earnings, after deductions for amounts set aside for renewal and replacement or depreciations reserves and before provision for income taxes, must have been equal to at least twice the annual interest charges on all bonds outstanding under the mortgage (including those then applied for) and any other bonds secured by a lien on our property.

   The exchange bonds will be issued against mortgage bonds being redeemed as described under clause (4) above.

Release and Substitution of Property

   While no event of default exists, we may obtain the release of the lien of the mortgage on mortgaged property which is sold or exchanged if (1) we deposit or pledge cash or purchase money obligations with the trustee, or (2) in certain instances, if we substitute other property of equivalent value. The mortgage also contains certain requirements relating to our withdrawal or application of proceeds of released property and other funds held by the trustee.

Corporate Existence

   We may consolidate or merge with or into or convey, transfer or lease all, or substantially all, of the mortgage property to any corporation lawfully entitled to acquire or lease and operate the property, provided that: such consolidation, merger, conveyance, transfer or lease in no respect impairs the lien of the mortgage or any rights or powers of the trustee or the holders of the outstanding mortgage bonds; and such successor corporation executes and causes to be recorded an indenture which assumes all of the terms, covenants and conditions of the mortgage and any indenture supplement thereto.

   The mortgage does not contain any covenant or other provision that specifically is intended to afford holders of our mortgage bonds special protection in the event of a highly leveraged transaction. The issuance of long-term debt securities requires the approval of the PUC.

Defaults

   Events of default are defined in the mortgage as (1) default for 60 days in the payment of interest on mortgage bonds or sinking funds deposits under the mortgage, (2) default in the payment of principal of bonds under the mortgage at maturity or upon redemption, (3) default in the performance of any other covenant in the mortgage continuing for a period of 60 days after written notice from the trustee, and (4) certain events of bankruptcy or insolvency.

   Upon the authentication and delivery of additional mortgage bonds or the release of cash or property, we are required to file documents and reports with the trustee with respect to the absence of default.

Rights of Bondholders upon Default

   Upon the occurrence of an event of default, the holders of a majority in principal amount of all the outstanding mortgage bonds may require the trustee to accelerate the maturity of the mortgage bonds and to enforce the lien of the mortgage. Prior to any sale under the mortgage, and upon the remedying of all defaults, any such acceleration of the maturity of the mortgage bonds may be annulled by the holders of at least a majority in principal amount of all the outstanding mortgage bonds. The mortgage permits the trustee to require indemnity before proceeding to enforce the lien of the mortgage.

Amendments

   We and the trustee may amend the mortgage without the consent of the holders of the mortgage bonds: (1) to subject additional property to the lien to the mortgage; (2) to define the covenants and provisions permitted under or not inconsistent with the mortgage; (3) to add to the limitations of the authorized amounts, date of maturity, method, conditions and purposes of issue of any bonds issued under the mortgage; (4) to evidence the succession of another corporation to us and the assumption by a successor corporation of our covenants and obligations under the mortgage; (5) to make such provision in regard to matters or questions arising under the mortgage as may be necessary or desirable and not inconsistent with the mortgage.

   We and the trustee may amend the mortgage or modify the rights of the holders of the mortgage bonds with the written consent of at least 66 2/3% of the principal amount of the mortgage bonds then outstanding; provided, that no such amendment shall, without the written consent of the holder of each outstanding mortgage bond affected thereby: (1) change the date of maturity of the principal of, or any installment hereof on, any mortgage bond, or reduce the principal amount of any mortgage bond or the interest thereon or any premium payable on the redemption thereof, or change any place of payment where, or currency in which, any mortgage bond or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the date of maturity thereof; or (2) reduce the percentage in principal amount of the outstanding mortgage bonds, the consent of whose holders is required for any amendment, waiver of compliance with the provisions of the mortgage or certain defaults and their consequences; or (3) modify any of the amendment provisions or Section 22 of Article VIII (relating to waiver of default), except to increase any such percentage or to provide that certain other provisions of the mortgage cannot be modified or waived without the consent of the holder of each mortgage bond affected thereby.

Trustee

   Wachovia Bank, National Association (formerly First Union National Bank), the trustee under the mortgage, is the registrar and disbursing agent for our mortgage bonds. Wachovia Bank, National Association is also our depository, from time to time makes loans to us and is trustee for a series of senior unsecured notes of Exelon Generation.

Concerning the Trustee

   We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

Governing Law

   The mortgage is and the exchange bonds will be governed by the laws of the Commonwealth of Pennsylvania.

Book-Entry, Delivery and Form

   The certificates representing the exchange bonds will be in fully registered, global form without interest coupons.

   Ownership of beneficial interests in a global bond will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global bond will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   So long as DTC or its nominee is the registered owner or holder of the global bonds, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the exchange bonds represented by such global bonds for all purposes under the indenture. No beneficial owner of an interest in the global bonds will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, Euroclear or Clearstream.

   Payments of the principal of and interest on the global bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee, or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global bonds, will credit participants, accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global bonds, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global bonds held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers.

   Such payments will be the responsibility of such participants.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of the exchange bonds. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   If DTC is at any time unwilling or unable to continue as a depositary for the global bonds and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original bonds in exchange for the global bonds.

   Euroclear has advised us as follows: Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a

Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

   The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

   Distributions with respect to exchange bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

   Clearstream has advised us as follows: Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

   Distributions with respect to exchange bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of certain U.S. Federal income tax consequences relevant to the acquisition, ownership and disposition of the exchange bonds by the beneficial owners thereof ("Holders"). This discussion is limited to the tax consequences to the initial Holders of original bonds who purchased the original bonds at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address the tax consequences to subsequent purchasers of the original bonds or the exchange bonds. This summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax consequences relating to the purchase of the original bonds or the exchange of original bonds for exchange bonds or the ownership and disposition of the original bonds, nor does this summary describe any federal estate or gift tax consequences.

   There can be no assurance that the Internal Revenue Service ("IRS") will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code or special rules applicable to certain categories of purchasers (including dealers in securities or foreign currencies, insurance companies, regulated investment companies, financial institutions, tax-exempt entities, Holders whose functional currency is not the U.S. dollar and, except to the extent discussed below, Foreign Holders (as defined below)), or to purchasers who hold the bonds as part of a hedge, straddle, conversion, constructive ownership or constructive sale transaction or other risk reduction transaction. This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This discussion below assumes that the original bonds (and the exchange bonds) have been (and will be) held as capital assets within the meaning of Code Section 1221.

   You are urged to consult your tax advisor as to the specific tax consequences of an exchange of the original bonds for exchange bonds in light of such investor's particular tax situation, including the application and effect of the Code, as well as state, local and foreign income tax, estate and gift tax and other tax laws.

Tax Consequences to United States Holders

   The following summary is a general description of certain U.S. Federal income tax consequences applicable to a "United States Holder." For the purpose of this discussion, the term "United States Holder" means a Holder of an original bond or an exchange bond that is for U.S. Federal income tax purposes:
(1) a citizen or resident of the U.S.; (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof; (3) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all substantial decisions, or a trust that was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. trust.

   If a partnership (or an entity taxable as a partnership) holds the exchange bonds, the U.S. Federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or an entity taxable as a partnership) holding exchange bonds, you should consult your tax advisor.

Exchange Offer

   The exchange of an original bond for an exchange bond pursuant to the registered exchange offer generally will not be taxable to the exchanging Holder for U.S. Federal income tax purposes. As a result, an exchanging Holder:

  .   will not recognize any gain or loss on the exchange;

  . will have a holding period for the exchange bond that includes the holding period for the original bond exchanged therefor;

  . will have an initial adjusted tax basis in the exchange bond equal to its adjusted tax basis in the original bond exchanged therefor; and

  . will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of an exchange bond similar to the tax consequences upon a sale, exchange, redemption or retirement of an original bond.

   This exchange offer is not expected to result in any U.S. Federal income tax consequences to a nonexchanging Holder.

Payments of Interest

   Interest paid on the exchange bonds will generally be taxable to a United States Holder as ordinary interest income at the time the interest accrues or is received in accordance with such Holder's method of accounting for U.S. Federal income tax purposes.

Sale, Redemption, Retirement or Other Disposition of an Exchange Bond

   In general, upon the sale, redemption, retirement or other taxable disposition of an exchange bond, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, redemption, retirement or other disposition (not including any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income) and such Holder's adjusted tax basis in the bond. Any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income will be treated as a payment of interest. See "Payments of Interest" above. A United States Holder's adjusted tax basis in a bond generally will equal the cost of the original bond, reduced by any principal payments received by such Holder and increased by any accrued but unpaid interest the Holder has included in income.

   A noncorporate United States Holder generally will be subject to a maximum tax rate of 20% on net capital gains realized by the Holder on the disposition of capital assets (including the bonds) held for more than one year. Capital losses realized by a Holder from the disposition of capital assets (including the bonds) during any taxable year are, with minor exceptions, deductible only to the extent of capital gains realized in that taxable year or subsequent taxable years.

Tax Consequences to Foreign Holders

   The following summary is a general description of certain U.S. Federal income tax consequences to a "Foreign Holder" (which, for the purpose of this discussion, means a Holder that is not a United States Holder). Special rules not discussed in this summary may apply to certain Foreign Holders, including a "controlled foreign corporation," a "passive foreign investment company," an "expatriate," or a "foreign personal holding company." The following summary is subject to the discussion below concerning backup withholding.

Exchange Offer

   A Foreign Holder will not recognize gain or loss from the exchange of an original bond for an exchange bond regardless of whether such Holder is otherwise subject to U.S. Federal income tax with respect to income derived from an original bond or an exchange bond under the rules described below.

Payments of Interest

   Assuming that a Foreign Holder's income from an exchange bond is not "effectively connected" with the conduct by such Holder of a trade or business in the U.S., payments of interest on an exchange bond to a Foreign Holder will not be subject to U.S. Federal income tax or withholding tax, provided that:

  . such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  . such Holder is not, for U.S. Federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  . such Holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

  . the certification requirements imposed under Code Section 871(h) or 881(c) (summarized below) are met.

   Payments of interest on an exchange bond that do not satisfy all of the foregoing requirements are generally subject to U.S. Federal income tax withholding at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

   Except to the extent otherwise provided under an applicable tax treaty, a Foreign Holder generally will be subject to U.S. Federal income tax in the same manner as a United States Holder with respect to interest on an exchange bond if such interest is effectively connected with the conduct of a U.S. trade or business by such Holder. Effectively connected interest income will not be subject to withholding tax if the Foreign Holder delivers an IRS Form W-8ECI to the paying agent. Effectively connected interest income received by a corporate Foreign Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or lower treaty rate).

Sale, Exchange, Redemption or Retirement of an Exchange Bond

   In general, a Foreign Holder will not be subject to U.S. Federal income tax or withholding tax on the receipt of payments of principal on an exchange bond or on any gain recognized on the sale, redemption, retirement or other taxable disposition of an exchange bond, unless:

  . such Foreign Holder is a nonresident alien individual who is present in the U.S. for 183 or more days during the taxable year of disposition and certain other conditions are met;

  . the Foreign Holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates;

  . the gain is effectively connected with the conduct of a U.S. trade or business by the Foreign Holder;

  . the certification requirements imposed under Code Section 871(h) or 881(c) (summarized below) are not satisfied.

Certification Requirements

   In order to obtain the exemption from U.S. Federal income tax withholding described above, either (1) a Foreign Holder of an exchange bond must provide a certificate containing its name and address, and certify, under penalties of perjury, to our paying agent that such Holder is a Foreign Holder, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") that holds an exchange bond on behalf of the Foreign Holder must (a) certify, under penalties of perjury, to our paying agent that the required certificate has been received from the Foreign Holder by it or by an intermediary Financial Institution and (b) furnish a copy of the certificates to our paying agent. A certificate described in this paragraph is effective only with respect to payments of interest made to the Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification may be provided by the Foreign Holder on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Backup Withholding and Information Reporting

   Backup withholding tax (presently imposed at the rate of 30%) and certain information reporting requirements apply to certain payments of principal and interest or the proceeds of sale made to certain Holders of exchange bonds.

   In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal or interest made by our paying agent on an exchange bond. The payor will be required to impose backup withholding tax if:

  . a Holder fails to furnish its Taxpayer Identification Number ("TIN") (which, for an individual, is the individual's Social Security number) to the payor in the manner required;

  . a Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

  . the payor is notified by the IRS that such Holder has failed to properly report payments of interest or dividends; or

  . under certain circumstances, a Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and is not subject to backup withholding for failure to report interest or dividend payments.

   Backup withholding and information reporting do not apply with respect to payments made to certain exempt recipients, including a corporation.

   In the case of a Foreign Holder, backup withholding will not apply to payments of principal or interest made by our paying agent on an exchange bond (absent actual knowledge that the Holder is actually a United States Holder) if the Foreign Holder has provided the required certification under penalties of perjury that it is not a United States Holder or has otherwise established an exemption from backup withholding. If the Foreign Holder provides the required certification, such Holder may nevertheless be subject to withholding of U.S. Federal income tax as described above under "--Tax Consequences to Foreign Holders."

Credit for Withheld Taxes

   Federal withholding tax is not an additional tax. Rather, any amount withheld from a payment to a Holder is generally allowed as a credit against such Holder's U.S. Federal income tax liability and may entitle the Holder to a refund provided that certain required information is provided to the IRS.

                             PLAN OF DISTRIBUTION

   We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC as defined in certain interpretive letters issued to third parties in other transactions.

   Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for original bonds where such original bonds were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that reasonably requests such document for use in connection with any such resale.
In addition, until          , 20    , all dealers effecting transactions in the
exchange bonds may be required to deliver a prospectus. Broker-dealers who acquired original bonds directly from us may not rely on the staff's interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the original bonds or the exchange bonds.

   We will not receive any proceeds from any sale of exchange bonds by broker-dealers. Exchange bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

   Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange bonds. Any broker-dealer that resells exchange bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

   The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the exchange offer has been completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal.

   We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original bonds), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the exchange bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   By acceptance of this exchange offer, each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental prospectus to such broker-dealer.

                                LEGAL OPINIONS

   The validity of the exchange bonds, including the binding nature of debt securities to be issued by us, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP.

                                    EXPERTS

   The financial statements of PECO Energy Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The projected amounts included within the Annual Stranded Cost Amortization and Returns disclosure in the "Business--Retail Electric Services" section were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles. These projected amounts included in this prospectus have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP, our accountants, has neither examined nor compiled these projections and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to our historical financial information. It does not extend to the projections and should not be read to do so.

                         INDEX TO FINANCIAL STATEMENTS

                               Table of Contents

                                                                                          Page(s)
                                                                                          -------
I.   Consolidated Financial Statements (unaudited) for the quarter ending March 31, 2002:
       Condensed Consolidated Statements of Income and Comprehensive Income..............   F-2
       Condensed Consolidated Balance Sheets.............................................   F-3
       Condensed Consolidated Statements of Cash Flows...................................   F-4
       Notes to Condensed Consolidated Financial Statements..............................   F-5
II.  Consolidated Financial Statements for the year ended December 31, 2001:
       Report of Independent Accountants.................................................   F-9
       Statements of Income..............................................................  F-10
       Statements of Cash Flows..........................................................  F-11
       Balance Sheets....................................................................  F-12
       Statements of Changes in Shareholders' Equity.....................................  F-13
       Statements of Other Comprehensive Income..........................................  F-14
       Notes to Consolidated Financial Statements........................................  F-15
       Schedule II--Valuation and Qualifying Accounts....................................  F-37

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                  (Unaudited)

                                                                                     Three Months
                                                                                    Ended March 31,
                                                                                    --------------
                                                                                     2002    2001
                                                                                    ------  ------
                                                                                     (in millions)
OPERATING REVENUES
   Operating Revenues.............................................................. $1,017  $1,048
   Operating Revenues from Affiliates..............................................      3       3
                                                                                    ------  ------
          Total Operating Revenues.................................................  1,020   1,051
                                                                                    ------  ------
OPERATING EXPENSES
   Fuel and Purchased Power........................................................    183     244
   Purchased Power from Affiliate..................................................    303     244
   Operating and Maintenance.......................................................    128     129
   Operating and Maintenance from Affiliates.......................................      8       3
   Depreciation and Amortization...................................................    112     101
   Taxes Other Than Income.........................................................     59      43
                                                                                    ------  ------
          Total Operating Expense..................................................    793     764
                                                                                    ------  ------
OPERATING INCOME...................................................................    227     287
                                                                                    ------  ------
OTHER INCOME AND DEDUCTIONS
   Interest Expense................................................................    (95)   (105)
   Interest Expense--Affiliate.....................................................     --      (5)
   Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership,
     which holds Solely Subordinated Debentures of the Company.....................     (2)     (2)
   Other, net......................................................................      1      15
                                                                                    ------  ------
          Total Other Income and Deductions........................................    (96)    (97)
                                                                                    ------  ------
INCOME BEFORE INCOME TAXES.........................................................    131     190
INCOME TAXES.......................................................................     42      68
                                                                                    ------  ------
NET INCOME.........................................................................     89     122
   Preferred Stock Dividends.......................................................     (2)     (2)
                                                                                    ------  ------
NET INCOME ON COMMON STOCK......................................................... $   87  $  120
                                                                                    ------  ------
OTHER COMPREHENSIVE INCOME
   Net Income......................................................................     89     122
   Other Comprehensive Income (Loss) (net of income taxes):
       SFAS 133 Transition Adjustment..............................................     --      40
       Cash Flow Hedge Fair Value Adjustment.......................................      2     (18)
                                                                                    ------  ------
          Total Other Comprehensive Income.........................................      2      22
                                                                                    ------  ------
TOTAL COMPREHENSIVE INCOME......................................................... $   91  $  144
                                                                                    ======  ======

           See Notes to Condensed Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)

                                                                   March 31, December 31,
                                                                     2002        2001
                                                                   --------- ------------
                                                                       (in millions)
                              ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents......................................  $    31    $    32
   Restricted Cash................................................      170        323
   Accounts Receivable, net.......................................      303        319
   Receivables from Affiliates....................................        6          8
   Inventories, at average cost...................................       44         79
   Prepaid Taxes..................................................      133          1
   Other..........................................................       26         58
                                                                    -------    -------
      Total Current Assets........................................      713        820
                                                                    -------    -------
PROPERTY, PLANT AND EQUIPMENT, NET................................    4,075      4,047

DEFERRED DEBITS AND OTHER ASSETS
   Regulatory Assets..............................................    5,692      5,756
   Investments....................................................       24         24
   Pension Asset..................................................       34         13
   Other..........................................................       81         85
                                                                    -------    -------
      Total Deferred Debits and Other Assets......................    5,831      5,878
                                                                    -------    -------
TOTAL ASSETS......................................................  $10,619    $10,745
                                                                    =======    =======
               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Notes Payable..................................................  $   159    $   101
   Payables to Affiliates.........................................      145        194
   Long-Term Debt Due within One Year.............................      752        548
   Accounts Payable...............................................       50         54
   Accrued Expenses...............................................      313        397
   Deferred Income Taxes..........................................       27         27
   Other..........................................................       29         21
                                                                    -------    -------
      Total Current Liabilities...................................    1,475      1,342
                                                                    -------    -------
LONG-TERM DEBT....................................................    5,074      5,438
DEFERRED CREDITS AND OTHER LIABILITIES
   Deferred Income Taxes..........................................    2,985      2,938
   Unamortized Investment Tax Credits.............................       26         27
   Non-Pension Postretirement Benefits Obligation.................      261        239
   Payables to Affiliates.........................................       44         44
   Other..........................................................      114        110
                                                                    -------    -------
      Total Deferred Credits and Other Liabilities................    3,430      3,358
                                                                    -------    -------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A
 PARTNERSHIP, WHICH HOLDS SOLELY SUBORDINATED DEBENTURES OF THE
 COMPANY..........................................................      128        128
MANDATORILY REDEEMABLE PREFERRED STOCK............................       19         19

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Common Stock...................................................    1,911      1,912
   Receivable from Parent.........................................   (1,848)    (1,878)
   Preferred Stock................................................      137        137
   Retained Earnings..............................................      272        270
   Accumulated Other Comprehensive Income.........................       21         19
                                                                    -------    -------
      Total Shareholders' Equity..................................      493        460
                                                                    -------    -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................  $10,619    $10,745
                                                                    =======    =======

           See Notes to Condensed Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                                                                                            Three Months
                                                                                           Ended March 31,
                                                                                           -------------
                                                                                            2002    2001
                                                                                           -----   ------
                                                                                           (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income............................................................................. $  89   $  122
   Adjustments to Reconcile Net Income to Net Cash Flows
     Provided by Operating Activities:
       Depreciation and Amortization......................................................   112      101
       Provision for Uncollectible Accounts...............................................    19       18
       Deferred Income Taxes..............................................................    46       55
       Deferred Energy Costs..............................................................    34      (29)
       Other Operating Activities.........................................................     2        8
     Changes in Working Capital:
       Accounts Receivable................................................................    (3)     (53)
       Changes in Receivables and Payables to Affiliates, net.............................   (17)     (99)
       Inventories........................................................................    35       45
       Accounts Payable, Accrued Expenses and Other Current Liabilities...................   (83)     (95)
       Other Current Assets...............................................................  (134)    (118)
                                                                                           -----   ------
Net Cash Flows provided by (used in) Operating Activities.................................   100      (45)
                                                                                           -----   ------
CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in Plant....................................................................   (62)     (57)
   Other Investing Activities.............................................................    (3)      11
                                                                                           -----   ------
Net Cash Flows used in Investing Activities...............................................   (65)     (46)
                                                                                           -----   ------
CASH FLOWS FROM FINANCING ACTIVITIES
   Retirement of Long-Term Debt...........................................................  (160)    (923)
   Issuance of Long-Term Debt.............................................................    --      805
   Change in Short-Term Debt..............................................................    58      173
   Change in Payable to Affiliate.........................................................    --      (46)
   Dividends on Preferred and Common Stock................................................   (87)     (47)
   Change in Restricted Cash..............................................................   153      106
   Settlement of Interest Rate Swap Agreements............................................    --       31
                                                                                           -----   ------
Net Cash Flows provided by (used in) Financing Activities.................................   (36)      99
                                                                                           -----   ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................................    (1)       8

Cash Transferred in Restructuring.........................................................    --      (31)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................    32       49
                                                                                           -----   ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................ $  31   $   26
                                                                                           =====   ======
SUPPLEMENTAL CASH FLOW INFORMATION
Noncash Investing and Financing Activities:
   Net Assets Transferred as a result of Restructuring, net of Receivable from Affiliates. $  --   $1,608
   Contribution of Receivable from Parent................................................. $  --   $1,983

           See Notes to Condensed Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     (Dollars in millions, except per share data, unless otherwise noted)

1.  BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements as of March 31, 2002 and for the three months then ended are unaudited, but include all adjustments that PECO Energy Company (PECO) considers necessary for a fair presentation of its respective financial statements. All adjustments are of a normal, recurring nature, except as otherwise disclosed. The year-end condensed consolidated balance sheet data were derived from audited financial statements but do not include all disclosures required by generally accepted accounting principles. Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or shareholders' equity. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of PECO included in or incorporated by reference in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2001.

2.  CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

   On January 1, 2001, PECO deferred a non-cash gain of $40 million, net of income taxes, in accumulated other comprehensive income. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) applies to all derivative instruments and requires that such instruments be recorded on the balance sheet either as an asset or a liability measured at their fair value through earnings, with special accounting permitted for certain qualifying hedges.

3.  REGULATORY ISSUES

   As permitted by the Pennsylvania Electric Competition Act, the Pennsylvania Department of Revenue has calculated a 2002 Revenue Neutral Reconciliation
(RNR) adjustment to the gross receipts tax rate in order to neutralize the impact of electric restructuring on its tax revenues. The 2002 RNR adjustment increases the gross receipts tax rate which will increase PECO's annual revenues and tax obligations by approximately $50 million per year. In January 2002, the Pennsylvania Public Utility Commission (PUC) approved the RNR adjustment to the gross receipts tax rate collected from customers. Effective January 1, 2002, PECO implemented the change in the gross receipts tax rate.

4.  FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

   During the three months ended March 31, 2002 and 2001, PECO recognized net gains in other comprehensive income relating to mark-to-market (MTM) adjustments of contracts designated as cash flow hedges of $6 million and none, respectively. During the three months ended March 31, 2002 and 2001, PECO reclassified no amount and a net gain of $6 million, respectively, to other income in the Condensed Consolidated Statements of Income and Comprehensive Income, as a result of the discontinuance of cash flow hedges related to certain forecasted transactions that were no longer probable of occurring.

   As of March 31, 2002, deferred net gains on derivative instruments accumulated in other comprehensive income are expected to be reclassified to earnings during the next twelve months are $15 million. Amounts in accumulated other comprehensive income related to interest rate cash flows are reclassified into earnings when the forecasted interest payment occurs.

5.  COMMITMENTS AND CONTINGENCIES

   For information regarding capital commitments and nuclear decommissioning and spent fuel storage, see the Commitments and Contingencies Note in the Consolidated Financial Statements of PECO for the year ended December 31, 2001.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

  Environmental Liabilities

   PECO has identified 28 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. PECO cannot predict whether they will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.

   PECO had accrued $35 million (undiscounted) as of March 31, 2002, for environmental investigation and remediation costs which currently can be reasonably estimated, including $27 million for MGP investigation and remediation.

  Energy Commitments

   In connection with the 2001 corporate restructuring, PECO entered into a PPA with Exelon Generation (Generation). Under the terms of the PPA, PECO obtains the majority of its electric supply from Generation through 2010. Also, under the restructuring, PECO assigned its rights and obligations under various PPAs and fuel supply agreements to Generation. Generation supplies power to PECO from the transferred generation assets, assigned PPAs and other market sources. Under an agreement effective September 2001, PECO will remit to Generation any amounts collected from customers for decommissioning.

  Litigation

   General

   PECO is involved in various litigation matters. The ultimate outcome of such matters, as well as the matters discussed above, while uncertain, are not expected to have a material adverse effect on its respective financial condition or results of operations.

6.  MERGER-RELATED COSTS

   In association with the October 20, 2000 merger of Unicom Corporation (Unicom) (the former parent company of ComEd) and PECO (Merger), Exelon recorded certain reserves for restructuring costs. The reserves associated with PECO were charged to expense, while the reserves associated with Unicom were recorded as part of the application of purchase accounting and did not affect results of operations.

   Merger-related costs charged to expense in 2000 were $276 million, consisting of $124 million for PECO employee costs and $152 million of direct incremental costs. Direct incremental costs represent expenses directly associated with completing the Merger, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance costs and pension and postretirement benefits provided under Exelon's merger separation plans for eligible employees who are expected to be involuntarily terminated before December 2002 due to integration activities of the merged companies.

7.  SALE OF ACCOUNTS RECEIVABLE

   PECO is party to an agreement, which expires in November 2005, with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable. As of March 31, 2002, PECO had sold a $225 million interest in accounts receivable, consisting of a $163 million interest in accounts receivable that PECO accounted for as a sale under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125" and a $62 million interest in special-agreement accounts receivable which were accounted for as a long-term note payable. PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires PECO to deposit cash in order to satisfy such requirements. At March 31, 2002, PECO met this requirement and was not required to make any cash deposits.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

8.  RELATED-PARTY TRANSACTIONS

   Effective January 1, 2001, Exelon Corporation (Exelon) contributed to PECO a $2.0 billion non-interest bearing receivable from Exelon related to the 2001 corporate restructuring. This receivable is reflected as a reduction of Shareholders' Equity in PECO's Condensed Consolidated Balance Sheets and is expected to be settled over the years 2002 through 2010. As of March 31, 2002 and December 31, 2001, the balance of this receivable from Exelon was $1.8 billion and $1.9 billion, respectively.

   PECO paid common stock dividends of $85 million and $45 million to Exelon for the three months ended March 31, 2002 and 2001, respectively.

   Effective January 1, 2001, PECO entered into a power purchase agreement
(PPA) with Generation. Intercompany power purchases pursuant to the PPA for the three months ended March 31, 2002 and 2001 were $303 million and $244 million, respectively. As of March 31, 2002 and December 31, 2001, PECO's payable related to the PPA was $105 million and $90 million, respectively.

   PECO receives a variety of corporate support services from Exelon Business Services Company (BSC), including legal, human resources, financial and information technology services. Such services, provided at cost including applicable overhead, were $7 million and $2 million for the three months ended March 31, 2002 and 2001, respectively. At March 31, 2002 and December 31, 2001, PECO had a $31 million and $41 million payable, respectively, to BSC.

   PECO received services from Exelon Enterprises (Enterprises) during the three months ended March 31, 2002 and 2001 for deployment of automated meters and meter reading services for $9 million and $5 million, respectively. At March 31, 2002 and December 31, 2001, PECO had a $6 million and $8 million payable, respectively, to Enterprises.

   Interest expense related to the outstanding payable to Commonwealth Edison Company (ComEd) of $352 million as of March 31, 2001 was $5 million for the three months ended March 31, 2001. This payable was repaid in the second quarter of 2001.

   PECO provides energy to Generation for Generation's own use. Intercompany sales for the three months ended March 31, 2002 and 2001 were $2 million in each period.

9.  NEW ACCOUNTING PRONOUNCEMENTS

   In June 2001, the FASB issued SFAS No. 143, "Asset Retirement Obligations" (SFAS No. 143). In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). In April 2002, the FASB issued SFAS No. 145, " Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145).

   SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets. PECO expects to adopt SFAS No. 143 on January 1, 2003. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction under the doctrine of promissory estoppel. PECO is in the process of evaluating the impact of SFAS No. 143 on its financial statements and does not expect the impact to be material.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   PECO adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 establishes accounting and reporting standards for both the impairment and disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and its provisions are generally applied prospectively. The adoption of this statement had no effect on PECO's reported financial positions, results of operations or cash flows.

   SFAS No. 145 eliminates SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt" (SFAS No. 4) and thus allows for only those gains or losses on the extinguishment of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS No. 145 also amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases", (SFAS No. 13) to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this statement relating to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002, the provisions of this statement relating to the amendment of SFAS No. 13 are effective for transactions occurring after May 15, 2002, and all other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. PECO is in the process of evaluating the impact of SFAS No. 145 on its financial statements, and does not expect the impact to be material.

                       Report of Independent Accountants

To the Shareholders and Board of Directors of PECO Energy Company:

   In our opinion, the consolidated financial statements listed in the index on Page F-1 under Item II present fairly, in all material respects, the financial position of PECO Energy Company and Subsidiary Companies (PECO) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index on Page F-1 under Item II presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of PECO's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2, as part of a corporate restructuring undertaken on January 1, 2001 by Exelon Corporation, the parent company of PECO, certain of PECO's operations, assets and liabilities, including those related to power generation and enterprises, were transferred to affiliated companies of PECO.

   As discussed in Note 5 to the consolidated financial statements, PECO changed its method of accounting for nuclear outage costs in 2000. As discussed in Note 1 to the consolidated financial statements, PECO changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP
----------------------------------
PricewaterhouseCoopers LLP

Philadelphia, PA
January 29, 2002

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                               For the Years Ended
                                                                                  December 31,
                                                                             ----------------------
                                                                              2001    2000    1999
                                                                             ------  ------  ------
                                                                                  (in millions)
Operating Revenues
   Operating Revenues....................................................... $3,953  $5,950  $5,478
                                                                             ------  ------  ------
   Operating Revenues from Affiliates.......................................     12      --      --
                                                                             ------  ------  ------
       Total Operating Revenues.............................................  3,965   5,950   5,478
Operating Expenses
   Fuel and Purchased Power.................................................    640   2,127   2,152
   Purchased Power from Affiliates..........................................  1,162      --      --
   Operating and Maintenance................................................    527   1,791   1,454
   Operating and Maintenance from Affiliates................................     60      --      --
   Merger-Related Costs.....................................................     --     248      --
   Depreciation and Amortization............................................    416     325     237
   Taxes Other Than Income..................................................    161     237     262
                                                                             ------  ------  ------
       Total Operating Expenses.............................................  2,966   4,728   4,105
                                                                             ------  ------  ------
Operating Income............................................................    999   1,222   1,373
                                                                             ------  ------  ------
Other Income and Deductions
   Interest Expense.........................................................   (405)   (457)   (396)
   Interest Expense from Affiliates.........................................     (8)     --      --
   Company-Obligated Mandatorily Redeemable Preferred Securities of a
     Partnership, which holds Solely Subordinated Debentures of the Company.    (10)     (8)    (21)
   Equity in Earnings (Losses) of Unconsolidated Affiliates.................     --     (41)    (38)
   Interest Income from Affiliates..........................................     10      --      --
   Other, Net...............................................................     36      41      59
                                                                             ------  ------  ------
       Total Other Income and Deductions....................................   (377)   (465)   (396)
                                                                             ------  ------  ------
Income Before Income Taxes, Extraordinary Items and
  Cumulative Effect of a Change in Accounting Principle.....................    622     757     977
Income Taxes................................................................    197     270     358
                                                                             ------  ------  ------
Income Before Extraordinary Items and Cumulative Effect of a Change in
  Accounting Principle......................................................    425     487     619
Extraordinary Items (net of income taxes of $2, and $25 for 2000, and 1999,
  respectively).............................................................     --      (4)    (37)
Cumulative Effect of a Change in Accounting Principle (net of income taxes
  of $16)...................................................................     --      24      --
                                                                             ------  ------  ------
Net Income..................................................................    425     507     582
Preferred Stock Dividends...................................................     10      10      12
                                                                             ------  ------  ------
Net Income on Common Stock.................................................. $  415  $  497  $  570
                                                                             ======  ======  ======

                See Notes to Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For the Years Ended
                                                                                       December 31,
                                                                                 ------------------------
                                                                                   2001    2000     1999
                                                                                 -------  ------  -------
                                                                                       (in millions)
Cash Flows from Operating Activities
Net Income...................................................................... $   425  $  507  $   582
Adjustments to reconcile Net Income to Net
 Cash Flows provided by Operating Activities:
   Depreciation and Amortization................................................     416     437      358
   Extraordinary Items (net of income taxes)....................................      --       4       37
   Cumulative Effect of a Change in Accounting Principle (net of income taxes)..      --     (24)      --
   Provision for Uncollectible Accounts.........................................      69      68       59
   Deferred Income Taxes........................................................     (66)    103       (7)
   Merger-Related Costs.........................................................      --     248       --
   Deferred Energy Costs........................................................      29     (79)      23
   Equity in (Earnings) Losses of Unconsolidated Affiliates.....................      --      41       38
   Other Operating Activities...................................................      79     (76)     (20)
  Changes in Working Capital:
   Accounts Receivable..........................................................     (54)   (264)    (159)
   Repurchase of Accounts Receivable............................................      --     (50)    (150)
   Inventories..................................................................     (15)    (45)     (43)
   Accounts Payable, Accrued Expenses & Other Current Liabilities...............    (133)    (85)     189
   Change in Receivables and Payables to Affiliates, net........................      73      --       --
   Other Current Assets.........................................................       5     (29)     (12)
                                                                                 -------  ------  -------
Net Cash Flows provided by Operating Activities.................................     828     756      895
                                                                                 -------  ------  -------
Cash Flows from Investing Activities
   Investment in Plant..........................................................    (264)   (549)    (491)
   InfraSource, Inc. Acquisitions...............................................      --    (245)    (222)
   Investments in and Advances to Joint Ventures................................      --      --     (118)
   Proceeds from Nuclear Decommissioning Trust Funds............................      --      74       69
   Investment in Nuclear Decommissioning Trust Funds............................      --    (100)     (95)
   Other Investing Activities...................................................      29     (74)     (29)
                                                                                 -------  ------  -------
Net Cash Flows used in Investing Activities.....................................    (235)   (894)    (886)
                                                                                 -------  ------  -------
Cash Flows from Financing Activities
   Issuance of Long-Term Debt, net of issuance costs............................   1,055   1,021    4,170
   Common Stock Repurchases.....................................................      --    (496)  (1,705)
   Retirement of Long-Term Debt.................................................  (1,416)   (557)  (1,343)
   Change in Receivable and Payable to Affiliates...............................      25     400       --
   Change in Notes Payable......................................................     (60)     --     (388)
   Redemption of COMRPS.........................................................      --      --     (221)
   Redemptions of Mandatorily Redeemable Preferred Stock........................     (18)    (19)     (37)
   Change in Restricted Cash....................................................     (69)    (80)    (174)
   Dividends on Preferred and Common Stock......................................    (352)   (167)    (208)
   Proceeds from Employee Stock Plans...........................................      --      47       19
   Capital Lease Payments.......................................................      --      --     (139)
   Contribution from Parent.....................................................     225      --       --
   Proceeds on the Settlement of Interest Rate Swap Agreements..................      31      --       --
   Other Financing Activities...................................................      --     (16)      23
                                                                                 -------  ------  -------
Net Cash Flows provided by (used in) Financing Activities.......................    (579)    133       (3)
                                                                                 -------  ------  -------
Increase in Cash and Cash Equivalents...........................................      14      (5)       6
Cash Transferred in Restructuring...............................................     (31)     --       --
Cash and Cash Equivalents at beginning of period................................      49      54       48
                                                                                 -------  ------  -------
Cash and Cash Equivalents at end of period...................................... $    32  $   49  $    54
                                                                                 =======  ======  =======

                See Notes to Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                 At December 31,
                                                                                ----------------
                                                                                  2001     2000
                                                                                -------  -------
                                                                                  (in millions)
                                    Assets
Current Assets
    Cash and Cash Equivalents.................................................. $    32  $    49
    Restricted Cash............................................................     323      254
    Accounts Receivable, net
       Customer................................................................     286      774
       Other...................................................................      33      250
    Inventories, at average cost
       Fossil Fuel.............................................................      72      135
       Materials and Supplies..................................................       7      122
    Receivable from Affiliates.................................................       8       --
    Other......................................................................      59      195
                                                                                -------  -------
          Total Current Assets.................................................     820    1,779
                                                                                -------  -------
Property, Plant and Equipment, net.............................................   4,047    5,158
Deferred Debits and Other Assets
    Regulatory Assets..........................................................   5,756    6,026
    Nuclear Decommissioning Trust Funds........................................      --      440
    Investments................................................................      24      847
    Goodwill, net..............................................................      --      326
    Pension Asset..............................................................      13       --
    Other......................................................................      85      200
                                                                                -------  -------
          Total Deferred Debits and Other Assets...............................   5,878    7,839
                                                                                -------  -------
Total Assets................................................................... $10,745  $14,776
                                                                                =======  =======
                     Liabilities and Shareholders' Equity
Current Liabilities
    Notes Payable.............................................................. $   101  $   163
    Payables to Affiliates.....................................................     194    1,096
    Long-Term Debt Due Within One Year.........................................     548      553
    Accounts Payable...........................................................      54      403
    Accrued Expenses...........................................................     397      637
    Deferred Income Taxes......................................................      27       27
    Other......................................................................      21       95
                                                                                -------  -------
          Total Current Liabilities............................................   1,342    2,974
                                                                                -------  -------
Long-Term Debt                                                                    5,438    6,002
Deferred Credits and Other Liabilities
    Deferred Income Taxes......................................................   2,938    2,532
    Unamortized Investment Tax Credits.........................................      27      271
    Pension Obligations........................................................      --      129
    Non-Pension Postretirement Benefits Obligation.............................     239      501
    Payables to Affiliates.....................................................      44       --
    Other......................................................................     110      427
                                                                                -------  -------
          Total Deferred Credits and Other Liabilities.........................   3,358    3,860
                                                                                -------  -------
Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership,
 which holds Solely Subordinated Debentures of the Company.....................     128      128
Mandatorily Redeemable Preferred Stock.........................................      19       37
Commitments and Contingencies
Shareholders' Equity
    Common Stock...............................................................   1,912    1,442
    Receivable from Parent.....................................................  (1,878)      --
    Preferred Stock............................................................     137      137
    Retained Earnings..........................................................     270      197
    Accumulated Other Comprehensive Income (Loss)..............................      19       (1)
                                                                                -------  -------
          Total Shareholders' Equity...........................................     460    1,775
                                                                                -------  -------
Total Liabilities and Shareholders' Equity..................................... $10,745  $14,776
                                                                                =======  =======

                See Notes to Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                  Accumulated
                                                Receivable                           Other                  Total
                              Common  Preferred    from      Deferred   Retained Comprehensive Treasury Shareholders'
                              Stock     Stock     Parent   Compensation Earnings    Income      Stock      Equity
                             -------  --------- ---------- ------------ -------- ------------- -------- -------------
                                                                  (in millions)
Balance, December 31,
 1998....................... $ 3,558    $137     $    --       $--       $(501)       $--      $    --     $ 3,194
Net Income..................      --      --          --        --         582         --           --         582
Long-Term Incentive Plan....      19      --          --        (5)         15         --           --          29
Deferred Compensation.......      --      --          --         2          --         --           --           2
Common Stock Dividends......      --      --          --        --        (196)        --           --        (196)
Preferred Stock Dividends...      --      --          --        --         (12)        --           --         (12)
Common Stock
 Repurchases................      --      --          --        --          12         --       (1,705)     (1,693)
Other Comprehensive Income
 net of income taxes of $3..      --      --          --        --          --          4           --           4
                             -------    ----     -------       ---       -----        ---      -------     -------
Balance, December 31,
 1999.......................   3,577     137          --        (3)       (100)         4       (1,705)      1,910
Net Income..................      --      --          --        --         507         --           --         507
Long-Term Incentive Plan....      47      --          --        (9)          7         --            7          52
Deferred Compensation.......      --      --          --         5          --         --           --           5
Common Stock Dividends......      --      --          --        --        (157)        --           --        (157)
Preferred Stock Dividends...      --      --          --        --         (10)        --           --         (10)
Unicom Merger
 Consideration..............      --      --          --        --         (45)        --           --         (45)
Common Stock
 Repurchases................      --      --          --        --          (5)        --         (496)       (501)
Stock Option Exercises......      --      --          --        --          --         --           19          19
Cancellation of Treasury
 Shares.....................  (2,175)     --          --        --          --         --        2,175          --
Other Comprehensive
 Income net of income
 taxes of $(3)..............      --      --          --        --          --         (5)          --          (5)
Reorganization Pursuant to
 Share Exchange.............      (7)     --          --         7          --         --           --          --
                             -------    ----     -------       ---       -----        ---      -------     -------
Balance, December 31,
 2000.......................   1,442     137          --        --         197         (1)          --       1,775
Net Income..................      --      --          --        --         425         --           --         425
Common Stock Dividends......      --      --          --        --        (342)        --           --        (342)
Preferred Stock Dividends...      --      --          --        --         (10)        --           --         (10)
Receivable from Parent......   1,983      --      (1,983)       --          --         --           --          --
Repayment of Receivable from
 Parent.....................      --      --         105        --          --         --           --         105
Stock Option Exercises......     (26)     --          --        --          --         --           --         (26)
Capital Contribution from
 Parent.....................     121      --          --        --          --         --           --         121
Net Assets Transferred in
 Restructuring..............  (1,608)     --          --        --          --         --           --      (1,608)
Other Comprehensive
 Income net of income
 taxes of $16...............      --      --          --        --          --         20           --          20
                             -------    ----     -------       ---       -----        ---      -------     -------
Balance, December 31,
 2001....................... $ 1,912    $137     $(1,878)      $--       $ 270        $19      $    --     $   460
                             =======    ====     =======       ===       =====        ===      =======     =======

                See Notes to Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                 For the Years Ended
                                                                                   December 31,
                                                                                 -------------------
                                                                                 2001   2000   1999
                                                                                 ----   ----   ----
                                                                                  (in millions)
Net Income...................................................................... $425   $507   $582
Other Comprehensive Income
   SFAS 133 Transition Adjustment, net of income taxes of $29................... $ 40   $ --   $ --
   Cash Flow Hedge Fair Value Adjustment, net of income taxes of $(13)..........  (20)    --     --
   Unrealized Gain (Loss) on Marketable Securities, net of income taxes of $(2)
     and $2 for 2000 and 1999, respectively.....................................   --     (5)     4
                                                                                 ----   ----   ----
Total Other Comprehensive Income................................................   20     (5)     4
                                                                                 ----   ----   ----
Total Comprehensive Income...................................................... $445   $502   $586
                                                                                 ====   ====   ====



                See Notes to Consolidated Financial Statements

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Dollars in millions, except per share data unless otherwise noted)

1.  Significant Accounting Policies

   Description of Business Incorporated in Pennsylvania in 1929, PECO Energy Company (PECO) is engaged principally in the production, purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers and the distribution and sale of natural gas to residential, commercial and industrial customers. Pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (Competition Act), the Commonwealth of Pennsylvania has required the unbundling of retail electric services in Pennsylvania into separate generation, transmission and distribution services with open retail competition for generation services. Since the commencement of deregulation in 1999, PECO serves as the local distribution company providing electric distribution services in its franchised service territory in southeastern Pennsylvania and bundled electric service to customers who do not choose an alternate electric generation supplier.

   PECO is a wholly owned subsidiary of Exelon Corporation (Exelon) (see Note 3--Merger). During January 2001, Exelon undertook a corporate restructuring to separate PECO's generation and other competitive businesses from its regulated energy delivery business. As part of the restructuring, the non-regulated operations and related assets and liabilities of PECO, representing the generation and enterprises business segments were transferred to separate subsidiaries of Exelon. As a result, beginning January 2001, the operations of PECO consist of its retail electricity distribution and transmission business in southeastern Pennsylvania and its natural gas distribution business located in the Pennsylvania counties surrounding the City of Philadelphia.

   As a result of the corporate restructuring, certain risks and commitments and the financial condition and results of operations of PECO have changed significantly. Additionally as a result of the restructuring, PECO is no longer subject to the risks associated with nuclear insurance, decommissioning, spent fuel disposal and energy commitments, other than its purchase power agreement with Exelon Generation Company, LLC (Generation). See Note 19--Segment Information for additional financial information.

   Prior to the corporate restructuring effective January 2001, PECO also engaged in the wholesale marketing of electricity on a national basis. Through its Exelon Energy division, PECO was a competitive generation supplier offering competitive energy supply to customers throughout Pennsylvania. PECO's infrastructure services subsidiary, InfraSource, Inc. (InfraSource), formerly Exelon Infrastructure Services, Inc., provided utility infrastructure services to customers in several regions of the United States. PECO owned a 50% interest in AmerGen Energy Company, LLC (AmerGen), a joint venture with British Energy, Inc., a wholly-owned subsidiary of British Energy plc (British Energy), to acquire and operate nuclear generating facilities. PECO also participated in joint ventures which provide communications services in the Philadelphia metropolitan region. As a result of the corporate restructuring effective January 1, 2001, these operations were separated from the regulated energy delivery business. See Note 2--Corporate Restructuring.

   Basis of Presentation The consolidated financial statements of PECO include the accounts of its majority-owned subsidiaries after the elimination of intercompany transactions. In 2000 and 1999, PECO generally accounted for its 20% to 50% owned investments and joint ventures, in which it exerts significant influence, under the equity method of accounting. In 2000 and 1999, PECO consolidated its proportionate interest in its jointly owned electric utility plants. PECO accounts for its less than 20% owned investments under the cost method of accounting. Accounting policies for regulated operations are in accordance with those prescribed by the regulatory authorities having jurisdiction, principally the Pennsylvania Public Utility Commission (PUC), the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA).

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   Accounting for the Effects of Regulation PECO accounts for all of its regulated electric and gas operations in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS No. 71) requiring PECO to record in its financial statements the effects of the rate regulation. Use of SFAS No. 71 is applicable to the utility operations of PECO that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. PECO believes that it is probable that currently recorded regulatory assets will be recovered. If a separable portion of PECO's business no longer meets the provisions of SFAS No. 71, PECO is required to eliminate the financial statement effects of regulation for that portion.

   Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates have been made in the accounting for unbilled revenue, derivatives, environmental costs, retirement benefit costs and prior to the corporate restructuring, nuclear decommissioning liabilities.

   Revenues Operating revenues are generally recorded as service is rendered or energy is delivered to customers. At the end of each month, PECO accrues an estimate for the unbilled amount of energy delivered or services provided to its electric and gas customers. In 2000 and 1999, PECO recognized contract revenues and profits on certain long-term fixed-price contracts from its services businesses under the percentage-of-completion method of accounting based on costs incurred as a percentage of estimated total costs of individual contracts.

   Purchased Gas Adjustment Clause PECO's natural gas rates are subject to a fuel adjustment clause designed to recover or refund the difference between the actual cost of purchased gas and the amount included in base rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective quarterly adjustments to rates.

   Nuclear Fuel In 2000 and 1999, the cost of nuclear fuel was capitalized and charged to fuel expense using the unit of production method. Estimated costs of nuclear fuel storage and disposal at operating plants were charged to fuel expense as the related fuel was consumed.

   Depreciation, Amortization and Decommissioning Depreciation is provided over the estimated service lives of property, plant and equipment on a straight line basis. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for each asset category are presented below:

           Asset Category                          2001  2000  1999
           --------------                          ----  ----  ----
           Electric--Transmission and Distribution 2.13% 1.82% 1.83%
           Electric--Generation...................   --  5.15% 5.12%
           Gas.................................... 2.34% 2.39% 2.36%
           Common--Gas and Electric............... 6.26% 3.60% 4.45%
           Other Property and Equipment........... 0.60% 7.82% 8.61%

   Amortization of regulatory assets is provided over the recovery period as specified in the related regulatory agreement. In 2000 and 1999, goodwill associated with acquisitions was amortized over periods from 10 to 20 years. Accumulated amortization of goodwill was $35 million and $1 million at December 31, 2000 and 1999, respectively. Due to the corporate restructuring, which was effective January 2001, the Goodwill on PECO's Consolidated Balance Sheets was transferred to Exelon Enterprises Company, LLC (Enterprises).

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   Capitalized Interest Allowance for Funds Used During Construction (AFUDC) is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC of $2 million, $2 million and $4 million in 2001, 2000 and 1999, respectively, was recorded as a charge to construction work in progress and as a non-cash credit to AFUDC which is included in other income and deductions. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities.

   PECO uses SFAS No. 34, "Capitalizing Interest Costs," to calculate the costs during construction of debt funds used to finance its non-regulated construction projects. PECO did not record any capitalized interest in 2001, but did record capitalized interest of $2 million and $6 million in 2000 and 1999, respectively.

   Income Taxes Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities, transactions that reflect taxable income in a year different from book income and tax carryforwards. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property. PECO and its subsidiaries file a consolidated Federal income tax return with Exelon. Current and deferred income taxes of the consolidated group are allocated to PECO based on the separate return method.

   Gains and Losses on Reacquired Debt Recoverable gains and losses on reacquired debt related to regulated operations are deferred and amortized to interest expense over the period consistent with rate recovery for ratemaking purposes. In 2000 and 1999, prior to the corporate restructuring, gains and losses on reacquired debt were recognized in PECO's Consolidated Statements of Income as incurred.

   Comprehensive Income Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. Comprehensive Income is reflected in the Consolidated Statements of Comprehensive Income.

   Cash and Cash Equivalents PECO considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

   Restricted Cash Restricted cash reflects unused cash proceeds from the issuance of the transition bonds and escrowed cash to be applied to the principal and interest payment on the transition bonds.

   Marketable Securities Marketable securities are classified as available-for-sale securities and are reported at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Prior to the corporate restructuring in which PECO's nuclear generating stations were transferred to Generation (See Note 2--Corporate Restructuring), unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds were reported in accumulated depreciation. At December 31, 2001 and 2000, PECO had no held-to-maturity or trading securities.

   Property, Plant and Equipment Property, plant and equipment is recorded at cost. PECO evaluates the carrying value of property, plant and equipment and other long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. The cost of maintenance, repairs and minor replacements of property are charged to maintenance expense as incurred.

   Upon retirement, the cost of regulated property plus removal costs less salvage value, are charged to accumulated depreciation by the regulated subsidiaries in accordance with regulatory practices. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of the gain or loss on disposition.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   Capitalized Software Costs Costs incurred during the application development stage of software projects for software which is developed or obtained for internal use are capitalized. At December 31, 2001 and 2000, capitalized software costs totaled $107 million and $131 million, respectively, net of $31 million and $49 million accumulated amortization, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, not to exceed ten years.

   Derivative Financial Instruments PECO accounts for derivative financial instruments under SFAS No. 133 "Accounting for Derivatives and Hedging Activities" (SFAS No. 133). Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases and normal sales exception. Changes in the fair value of the derivative financial instruments are recognized in earnings unless specific hedge accounting criteria are met. A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Changes in the fair value of a derivative that is highly effective as, and is designated and qualifies as, a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective as, and is designated as and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows being hedged.

   In connection with Exelon's Risk Management Policy (RMP), PECO enters into derivatives to manage its exposure to fluctuation in interest rates related to its variable rate debt instruments, changes in interest rates related to planned future debt issuances prior to their actual issuance and changes in the fair value of outstanding debt which is planned for early retirement.

   For 2000 and 1999, prior to the corporate restructuring, PECO utilized derivatives to manage the utilization of its available generating capability and provisions of wholesale energy to its affiliates. PECO also utilized energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Prior to the adoption of SFAS No. 133, PECO applied hedge accounting only if the derivative reduced the risk of the underlying hedged item and was designated at the inception of the hedge, with respect to the hedged item. PECO recognized any gains or losses on these derivatives when the underlying physical transaction affected earnings.

   New Accounting Pronouncements In 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141), SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), SFAS No. 143, "Asset Retirement Obligations" (SFAS No. 143), and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144).

   SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting and establishes criteria for the separate recognition of intangible assets acquired in business combinations. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.

   SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. SFAS No. 142 is effective as of January 1, 2002. Under SFAS No. 142, effective January 1, 2002, goodwill recorded is no longer subject to amortization. After January 1, 2002, goodwill will be subject to an assessment for impairment using a two-step fair value based test, the first step of which must be performed at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss would be reported as a reduction to goodwill and a charge to operating expense, except at the

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES transition date, when the loss would be reflected as a cumulative effect of a change in accounting principle. As of December 31, 2001, PECO does not have any goodwill reflected on its Consolidated Balance Sheets. As a result of the corporate restructuring in January 2001, the goodwill was transferred to Enterprises.

   SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets. PECO expects to adopt SFAS No. 143 on January 1, 2003. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction under the doctrine of promissory estoppel. PECO is in the process of evaluating the impact of SFAS No. 143 on its financial statements.

   SFAS No. 144 establishes accounting and reporting standards for both the impairment and disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001 and provisions of this statement are generally applied prospectively. PECO is in the process of evaluating the impact of SFAS No. 144 on its financial statements, and does not expect the impact to be material.

   Reclassifications Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect net income.

2.  Corporate Restructuring

   During January 2001, Exelon undertook a restructuring to separate its generation and other competitive businesses from its regulated energy delivery business. As part of the restructuring, the non-regulated operations and related assets and liabilities of PECO, representing PECO's generation and enterprises business segments, were transferred to Generation and Enterprises, respectively. Additionally, certain operations and assets and liabilities of PECO were transferred to Exelon Business Services Company (BSC). As a result, effective January 1, 2001, the operations of PECO consist of its retail electricity distribution and transmission business in southeastern Pennsylvania, and its natural gas distribution business in the Pennsylvania counties surrounding the City of Philadelphia.

   The corporate restructuring had the following effect on PECO's Consolidated Balance Sheet:

                  Decrease in Assets:
                  Current Assets..................... $(1,085)
                  Property, Plant and Equipment, net.  (1,212)
                  Investments........................  (1,262)
                  Other Noncurrent Assets............    (431)

                  (Increase) Decrease in Liabilities:
                  Current Liabilities................   1,540
                  Long-Term Debt.....................     205
                  Deferred Income Taxes..............    (441)
                  Other Noncurrent Liabilities.......   1,003
                                                      -------
                  Net Assets Transferred............. $(1,683)
                                                      =======

   Consideration, based on the net book value of the net assets transferred, was as follows:


                            Return of Capital $1,608
                            Note Receivable..     75
                                              ------
                                              $1,683
                                              ======

   In connection with the transfer, PECO entered into a power purchase agreement (PPA) with Generation. Under the terms of the PPA, PECO obtains the majority of its electric supply from Generation through 2010.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

Also, under the terms of the transfer, PECO assigned its rights and obligations under various PPAs and fuel supply agreements to Generation. Generation supplies power to PECO from the transferred generation assets, assigned PPAs and other market sources.

   As a result of the corporate restructuring, certain risks and commitments that have been disclosed in Note 18--Commitments and Contingencies and the future financial condition and results of operations will change significantly. On a prospective basis, PECO will not be subject to the risks associated with nuclear insurance, decommissioning, spent fuel disposal and energy commitments, other than its purchase power agreement with Generation. See Note 19--Segment Information for Additional Financial Information.

3.  Merger

   On October 20, 2000, Exelon became the parent corporation of PECO and Commonwealth Edison Company (ComEd) as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended (Merger Agreement), among PECO, Unicom Corporation (Unicom) and Exelon. As a result of the share exchange, Exelon became the owner of all of the common stock of PECO. Following the share exchange, pursuant to the Merger Agreement, Unicom merged with and into Exelon (Merger). In the Merger, each share of the outstanding common stock of Unicom was converted into 0.875 shares of common stock of Exelon plus $3.00 in cash. As a result of the Merger, Unicom ceased to exist and its subsidiaries, including ComEd, became subsidiaries of Exelon.

Merger-Related Costs

   Merger-related costs charged to expense in 2000 were $248 million, consisting of $132 million of direct incremental costs and $116 million for PECO employee costs. Direct incremental costs represent expenses directly associated with completing the Merger, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance costs and pension and postretirement benefits provided under Exelon's Merger Separation Plan (MSP) for eligible employees who are expected to be involuntarily terminated by December 2002 due to integration activities of the merged companies.

4.  Acquisitions

   Sithe Energies, Inc. Acquisition On December 18, 2000, PECO acquired 49.9% of the outstanding common stock of Sithe Energies, Inc. (Sithe) for $696 million in cash and $8 million of acquisition costs. The transaction includes an option to purchase the remaining common stock outstanding exercisable between December 2002 and December 2005, at a price to be determined based on prevailing market conditions.

   Sithe is an independent power generator in North America utilizing primarily fossil and hydro generation. The purchase involves approximately 10,000 megawatts ("MW") of generation consisting of 3,800 MW of existing merchant generation, 2,500 MW under construction, and another 3,700 MW of generation in various stages of development, as well as Sithe's domestic marketing and development businesses. The generation assets are located primarily in Massachusetts and New York, but also include plants in Pennsylvania, California, Colorado and Idaho, as well as Canada and Mexico.

   In conjunction with the corporate restructuring in January 2001, PECO transferred its investment in Sithe and the purchase option to Generation.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   InfraSource, Inc. Acquisitions In 2000, InfraSource, Inc. (InfraSource), an unregulated majority owned subsidiary of PECO, formerly Exelon Infrastructure Services, Inc., acquired the stock or assets of seven utility service contracting companies for an aggregate purchase price of approximately $245 million, net of cash acquired of $9 million, including InfraSource common stock valued at $14 million. The acquisitions were accounted for using the purchase method of accounting. The initial estimate of the excess of the purchase price over the fair value of net assets acquired (goodwill) was approximately $216 million.

   The allocation of purchase price to the fair value of assets acquired and liabilities assumed in these acquisitions is as follows:

                  Current Assets (net of cash acquired) $ 63
                  Property, Plant and Equipment........   17
                  Goodwill.............................  216
                  Current Liabilities..................  (51)
                                                        ----
                  Total................................ $245
                                                        ====

   At December 31, 2000 current assets included $70 million of costs and earnings in excess of billings on uncompleted contracts and current liabilities includes $23 million of billings and earnings in excess of costs on uncompleted contracts, related to InfraSource.

   In conjunction with the corporate restructuring in January 2001, PECO transferred InfraSource to Enterprises.

   AmerGen Energy Company, LLC In August 2000, AmerGen completed the purchase of Oyster Creek Nuclear Generating Facility (Oyster Creek) from GPU, Inc. (GPU) for $10 million. Under the terms of the purchase agreement, GPU agreed to fund outage costs not to exceed $89 million, including the cost of fuel, for a refueling outage that occurred in 2000. AmerGen is repaying these costs to GPU in nine equal annual installments through 2009. In addition, AmerGen assumed full responsibility for the ultimate decommissioning of Oyster Creek. At the closing of the sale, GPU provided funding for the decommissioning trust of $440 million. In conjunction with this acquisition, AmerGen has received a fully funded decommissioning trust fund which has been computed assuming the anticipated costs to appropriately decommission Oyster Creek discounted to net present value using the NRC's mandated rate of 2%. AmerGen believes that the amount of the trust fund and investment earnings thereon will be sufficient to meet its decommissioning obligation. GPU is purchasing the electricity generated by Oyster Creek pursuant to a three-year PPA.

   In conjunction with the corporate restructuring in January 2001, PECO transferred its investment in AmerGen to Generation.

5.  Accounting Changes

   On January 1, 2001, PECO recognized a deferred non-cash gain of $40 million (net of income taxes of $29 million), in accumulated other comprehensive income, a component of shareholders' equity, to reflect the adoption of SFAS No. 133, as amended.

   During the fourth quarter of 2000, as a result of the synchronization of accounting policies with Unicom in connection with the Merger, PECO changed its method of accounting for nuclear outage costs to record such costs as incurred. Previously, PECO accrued these costs over the operating unit cycle. As a result of the change in accounting method for nuclear outage costs, PECO recorded income of $24 million (net of income taxes of

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

$16 million). The change is reported as a Cumulative Effect of a Change in Accounting Principle on the Consolidated Statements of Income as of December 31, 2000, representing the balance of the nuclear outage cost reserve at January 1, 2000.

6.  Regulatory Issues

   In 2001, the phased process to implement competition in the electric industry continued as mandated by the requirements of the PUC's Final Restructuring Order.

   Customer Choice The PUC's Final Restructuring Order provided for the phase-in of customer choice of electric generation supplier (EGS) for all customers by January 1, 2000. The Final Restructuring Order also established market share thresholds to ensure that a minimum number of residential and commercial customers choose an EGS or a PECO affiliate. If less than 35% and 50% of residential and commercial customers have chosen an EGS, including residential customers assigned to an EGS as a provider of last resort default supplier, by January 1, 2001 and January 1, 2003, respectively, the number of customers sufficient to meet the necessary threshold levels shall be randomly selected and assigned to an EGS through a PUC-determined process. On January 1, 2001, the 35% threshold was met for all three customer classes as a result of agreements assigning customers to New Power Company and Green Mountain Energy Company as providers of last resort default service. During 2001, PECO experienced an increase in the number of customers selecting or returning to PECO as their EGS and at December 31, 2001, approximately 28% of PECO's residential load, 6% of its small commercial and industrial load and 5% of its large commercial and industrial load were purchasing generation from an alternative generation supplier. Customers who purchase energy from an EGS continue to pay a delivery charge.

   Rate Reductions and Caps Under the Final Restructuring Order, retail electric rates were capped at year-end 1996 levels (system-wide average of 9.96 cents/kilowatt hour (kWh)) through June 2005. The Final Restructuring Order required PECO to reduce its retail electric rates by 8% from the 1996 system-wide average rate on January 1, 1999. This rate reduction decreased to 6% on January 1, 2000 until January 1, 2001. The transmission and distribution rate component was capped at a system-wide average rate of 2.98 cents/kWh through June 30, 2005. Additionally, generation rate caps, defined as the sum of the applicable transition charge and energy and capacity charge, remain in effect through 2010.

   On March 16, 2000, the PUC issued an order authorizing PECO to securitize up to an additional $1 billion of its authorized stranded costs recovery. In accordance with the terms of that order, PECO provided its retail customers with rate reductions of $60 million for calendar year 2001 only.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   Under a comprehensive settlement agreement in connection with achieving regulatory approval of the Merger, PECO agreed to $200 million in aggregate rate reductions for all customers in Pennsylvania over the period January 1, 2002 through 2005 and extended the rate caps on PECO's retail electric distribution charges through December 31, 2006.

7.  Supplemental Financial Information

Supplemental Income Statement Information

                                                     For the Years Ended
                                                       December 31,
                                                     ------------------
                                                     2001  2000   1999
                                                     ----  ----   ----
           Taxes Other Than Income..................
           Utility.................................. $135  $144   $155
           Real estate..............................   12    45     72
           Payroll..................................   12    27     28
           Other....................................    2    21      7
                                                     ----  ----   ----
           Total.................................... $161  $237   $262
                                                     ====  ====   ====
           Other, Net...............................
           Investment income........................ $ 24  $ 50   $ 52
           Gain (loss) on disposition of assets, net    6   (20)    (1)
           Settlement of power purchase agreement...   --     6     --
           AFUDC, equity and borrowed...............    2     2      4
           Other income (expense)...................    4     3      4
                                                     ----  ----   ----
           Total.................................... $ 36  $ 41   $ 59
                                                     ====  ====   ====

Supplemental Cash Flow Information


                                                            For the Years Ended
                                                              December 31,
                                                            -------------------
                                                             2001   2000  1999
                                                            ------  ----  ----
    Cash paid during the year:
    Interest (net of amount capitalized)................... $  416  $431  $350
    Income taxes (net of refunds).......................... $  271  $261  $304
    Non-cash investing and financing:
       Contribution of Receivable from Parent.............. $1,878    --    --
       Net Assets Transferred as a Result of Restructuring. $1,608    --    --
       Investment in Sithe.................................     --  $696    --
       Issuance of InfraSource stock....................... $   --  $ 14  $ 11
    Depreciation and amortization:
       Property, plant and equipment....................... $  135  $229  $207
       Nuclear fuel........................................     --   112   104
       Regulatory assets...................................    275    57    --
       Decommissioning.....................................      6    29    29
       Goodwill............................................     --    10     1
       Leased property.....................................     --    --    17
                                                            ------  ----  ----
    Total Depreciation and Amortization.................... $  416  $437  $358
                                                            ======  ====  ====

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

Supplemental Balance Sheet Information

                                                     At December 31,
                                                     ---------------
                                                     2001    2000
                  -                                  ----    ----
                  Investments
                  Investment in Sithe............... $--     $704
                  Energy services and other ventures  --       39
                  Communication ventures............  --       35
                  Investment in AmerGen.............  --       44
                  Other Investments.................  24       25
                                                     ---      ----
                  Total............................. $24     $847
                                                     ===      ====

      Regulatory Assets

         Competitive transition charge.................. $4,947 $5,218
         Recoverable deferred income taxes (see Note 12)    675    661
         Loss on reacquired debt........................     58     64
         Compensated absences...........................      5      5
         Non-pension postretirement benefits............     71     78
                                                         ------ ------
         Long-Term Regulatory Assets....................  5,756  6,026
         Deferred energy costs (current asset)..........     56     86
                                                         ------ ------
         Total.......................................... $5,812 $6,112
                                                         ====== ======

   At December 31, 2001 and 2000, the Competitive Transition Charge (CTC) includes the unamortized balance of $4.5 billion and $4.8 billion, respectively, of Intangible Transition Property (ITP) sold to PECO Energy Transition Trust (PETT), a wholly owned subsidiary of PECO, in connection with the securitization of PECO's stranded cost recovery. PETT financed its purchase of the ITP through the issuance of transition bonds. See Note 11--Long-Term Debt. ITP represents the irrevocable right of PECO or its assignee to collect non-bypassable charges from customers to recover stranded costs. The CTC represents PECO's stranded costs that are recoverable through regulated rates. The CTC is recoverable over a twelve-year period ending December 31, 2010 with a return on the unamortized balance of 10.75%.

8.  Accounts Receivable

   Accounts receivable--Customer at December 31, 2001 and 2000 included unbilled operating revenues of $100 million and $180 million, respectively. The allowance for uncollectible accounts at December 31, 2001 and 2000 was $110 million and $131 million, respectively.

   Accounts receivable--Other at December 31, 2000 included demand notes receivable from a communications joint venture in the amount of $153 million. The receivable has been adjusted for PECO's share of this joint venture's operating losses incurred in excess of its investment. The notes bear interest at the Applicable Federal Rate, compounded semi-annually. The average interest rate on the notes receivable was 6.22% at December 31, 2000. Interest income related to the notes receivable was $10 million in 2000. In conjunction with the corporate restructuring in January 2001, these demand notes were transferred to Enterprises.

   PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

November 2005. At December 31, 2001, PECO had sold a $225 million interest in accounts receivable, consisting of a $170 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities--a Replacement of FASB Statement No. 125," and a $55 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. See Note 11--Long-Term Debt. PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires PECO to deposit cash in order to satisfy such requirements. At December 31, 2001 and 2000, PECO met this requirement and was not required to make any cash deposits.

9.  Property, Plant, and Equipment

   A summary of property, plant and equipment by classification as of December 31, 2001 and 2000 is as follows:

             Asset Category                           2001   2000
             --------------                          ------ ------
             Electric--Transmission and Distribution $4,058 $3,836
             Electric--Generation...................     --  2,086
             Gas....................................  1,281  1,181
             Common.................................    399    408
             Nuclear Fuel...........................     --  1,664
             Construction Work in Progress..........     88    498
             Leased Property........................     --      2
             Other Property, Plant and Equipment....     20    197
                                                     ------ ------
                Total Property, Plant and Equipment.  5,846  9,872
                Less Accumulated Depreciation.......  1,799  4,714
                                                     ------ ------
             Property, Plant and Equipment, net..... $4,047 $5,158
                                                     ====== ======

   Accumulated depreciation included accumulated amortization of nuclear fuel of $1.4 billion, as well as the nuclear decommissioning liability for the nuclear operating units of $406 million as of December 31, 2000.

   The decrease in the net property, plant and equipment balance from the prior year was primarily due to the corporate restructuring in which PECO's generation and enterprise assets were transferred to separate subsidiaries of Exelon (see Note 2--Corporate Restructuring).

10.  Notes Payable

                                                       2001   2000   1999
                                                      -----  -----  -----
      Average borrowings............................. $   3  $ 186  $ 242
      Average interest rates, computed on daily basis  2.99%  6.62%  5.62%
      Maximum borrowings outstanding................. $ 471  $ 500  $ 728
      Average interest rates, at December 31.........  2.25%  7.18%  6.80%

   PECO, along with Exelon, ComEd and Generation, is a party to a $1.5 billion 364-day unsecured revolving credit facility on December 12, 2001 with a group of banks. PECO has a $300 million sublimit under this credit facility, which is used principally to support PECO's commercial paper program. At December 31, 2001 and 2000, the amount of commercial paper outstanding was $101 million and $161 million, respectively. At December 31, 2001 and 2000, there were no borrowings under this credit facility. Interest rates on borrowings under the credit facility are based on the London Interbank Offering Rate as of the date of the advance.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

11.  Long-Term Debt

                                                At December 31, 2001   At December 31,
                                              ---------------------    --------------
                                                            Maturity
                                                 Rates        Date      2001    2000
                                              ----------- ---------    ------  ------
PETT Bonds Series 1999-A:
   Fixed rates............................... 5.63%-6.13% 2003-2007(a) $2,577  $2,706
   Floating rates............................ 2.11%-2.18% 2003-2007(a)    310   1,132
PETT Bonds Series 2000-A:....................  7.3%-7.65% 2002-2009(a)    890   1,000
PETT Bonds Series 2001:......................       6.52%      2010(a)    805      --
First and Refunding Mortgage Bonds (b) (c):
   Fixed rates............................... 5.95%-8.00% 2002-2022     1,027   1,148
   Floating rates............................ 1.35%-2.35%      2012       154     154
Notes payable................................       7.25% 2003-2004        --      14
Pollution control notes:
   Fixed rates............................... 5.20%-5.30% 2021-2034       157     157
   Floating rates............................       1.75%      2027        17     212
Notes payable - accounts receivable agreement       2.00%      2005        55      40
                                              ----------- ---------    ------  ------
Total Long-Term debt (d).....................                           5,992   6,563
Unamortized debt discount and premium, net...                              (6)     (8)
Due within one year..........................                            (548)   (553)
                                                                       ------  ------
Long-Term debt...............................                          $5,438  $6,002
                                                                       ======  ======

--------
(a) The maturity date represents the expected final payment date which is the date when all principal and interest of the related class of transition bonds is expected to be paid in full in accordance with the expected amortization schedule for the applicable class. The date when all principal and interest must be paid in full for the PETT Bonds Series 1999-A, 2000-A and 2001-A are 2003 through 2009, 2003 through 2010 and 2010, respectively. The current portion of transition bonds is based upon the expected maturity date.
(b) Utility plant of PECO is subject to the lien of its mortgage indenture.
(c) Includes first mortgage bonds issued under the PECO mortgage indenture securing pollution control notes.
(d) Long-term debt maturities in the period 2002 through 2006 and thereafter are as follows:

                               2002...... $  548
                               2003......    690
                               2004......    318
                               2005......    503
                               2006......    500
                               Thereafter  3,433
                                          ------
                               Total..... $5,992

   In 2001, PECO Energy Transition Trust (PETT), a Delaware business trust and a wholly-owned subsidiary of PECO, refinanced $805 million of floating rate Series 1999-A transition bonds through the issuance by PETT of fixed-rate transition bonds (Series 2001-A transition bonds). Approximately 72% of Class A-3 and 70% of the Class A-5 Series 1999-A transition bonds were redeemed. The Series 2001-A transition bonds are non-callable, fixed-rate securities with an interest rate of 6.52%. The Series 2001-A transition bonds have an expected final payment date of September 1, 2010 and a termination date of December 31, 2010.

   Also in 2001, PECO issued, through a private placement, $250 million of its First and Refunding Mortgage Bonds, with an interest rate of 5.95% and a maturity date of November 11, 2011. Proceeds from the first mortgage bonds were used to repay a $250 million aggregate principal amount of PECO's First and Refunding Mortgage Bonds having an interest rate of 5.625% and a maturity date of November 1, 2001.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   In 1999, PECO entered into treasury forwards associated with the anticipated issuance of the Series 2000-A transition bonds. On May 2, 2000, these instruments were settled with net proceeds to the counterparties of $13 million which has been deferred and is being amortized over the life of the Series 2000-A transition bonds as an increase to interest expense.

   In 1998, PECO entered into treasury forwards and forward-starting interest rate swaps to manage interest rate exposure associated with the anticipated issuance of the Series 1999-A transition bonds. On March 18, 1999, these instruments were settled with net proceeds of $80 million to PECO which were deferred and are being amortized over the life of the Series 1999-A transition bonds as a reduction of interest expense.

   In connection with the refinancing of a portion of the two floating rate series of transition bonds in the first quarter of 2001, PECO settled $318 million of a forward-starting interest rate swap resulting in a $6 million gain which is reflected in other income and deductions due to the transaction no longer being probable. Also, in connection with the refinancing, PECO settled a portion of the interest rate swaps and the remaining portion of the forward-starting interest rate swaps resulting in gains of $25 million, which were deferred and are being amortized over the expected remaining lives of the related debt.

   At December 31, 2001 and 2000, the aggregate unamortized net gain on the settlement of PECO transactions was $55 million and $51 million, respectively.

   In 2000 and 1999, PECO incurred extraordinary charges aggregating $6 million ($4 million, net of tax) and $62 million ($37 million, net of tax), respectively for prepayment premiums and the write-offs of unamortized deferred financing costs associated with the early retirement of debt.

12.  Income Taxes

   Income tax expense (benefit) is comprised of the following components:

                                                                    For the Year Ended
                                                                      December 31,
                                                                    ----------------
                                                                    2001   2000  1999
                                                                    ----   ----  ----
Included in operations:
Federal
   Current......................................................... $255   $181  $293
   Deferred........................................................  (49)    91     6
   Investment tax credit, net......................................   (3)   (15)  (14)
State
   Current.........................................................    8      2    72
   Deferred........................................................  (14)    11     1
                                                                    ----   ----  ----
                                                                    $197   $270  $358
                                                                    ====   ====  ====
Included in extraordinary item:
Federal
   Current......................................................... $ --   $ (2) $(19)
State
   Current.........................................................   --     --    (6)
                                                                    ----   ----  ----
                                                                    $ --   $ (2) $(25)
                                                                    ====   ====  ====
Included in cumulative effects of changes in accounting principles:
Federal
   Deferred........................................................ $ --   $ 13  $ --
State
   Deferred........................................................   --      3    --
                                                                    ----   ----  ----
                                                                    $ --   $ 16  $ --
                                                                    ====   ====  ====

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   The effective income tax rate varies from the U.S. Federal statutory rate for the years ended December 31 principally due to the following:

                                                            For the Year Ended
                                                              December 31,
                                                            ----------------
                                                            2001   2000  1999
                                                            ----   ----  ----
  U.S. Federal statutory rate.............................. 35.0%  35.0% 35.0%
  Increase (decrease) due to:
     Plant basis differences............................... (0.8)  (0.8) (0.8)
     State income taxes, net of Federal income tax benefit. (0.6)   2.7   4.8
     Amortization of investment tax credit................. (0.4)  (1.9) (1.6)
     Prior period income taxes............................. (1.5)   0.5  (0.7)
     Other, net............................................   --    0.2  (0.1)
                                                            ----   ----  ----
  Effective income tax rate................................ 31.7%  35.7% 36.6%
                                                            ====   ====  ====

   The tax effects of temporary differences giving rise to significant portions of PECO's deferred tax assets and liabilities as of December 31, 2001 and 2000 are presented below:

                                                           2001    2000
                                                          ------  ------
      Deferred tax liabilities:
         Plant basis difference.......................... $2,990  $2,839
         Deferred investment tax credit..................     27     271
         Deferred debt refinancing costs.................     31      34
                                                          ------  ------
      Total deferred tax liabilities.....................  3,048   3,144
                                                          ------  ------
      Deferred tax assets:
         Deferred pension and postretirement obligations.    (12)   (187)
         Other, net......................................    (44)   (127)
                                                          ------  ------
      Total deferred tax assets..........................    (56)   (314)
                                                          ------  ------
      Deferred income taxes (net) on the balance sheet... $2,992  $2,830
                                                          ======  ======

   In accordance with regulatory treatment of certain temporary differences, PECO has recorded a regulatory asset for recoverable deferred income taxes of $675 million and $661 million at December 31, 2001 and 2000, respectively. These recoverable deferred income taxes include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the PUC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates.

   The Internal Revenue Service and certain state tax authorities are currently auditing certain tax returns of PECO. The current audits are not expected to have an adverse impact on financial condition or results of operations of PECO.

13.  Retirement Benefits

   PECO has adopted defined benefit pension plans and postretirement welfare benefit plans sponsored by Exelon. Essentially all PECO employees are eligible to participate in these plans. In 2001, PECO's former plans were consolidated into the Exelon plans. Essentially all PECO employees, hired on or after January 1, 2001 are eligible to participate in newly established Exelon cash balance pension plans. Employees who were active

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES participants in the former PECO pension plans on December 31, 2000 and remain employed by PECO on January 1, 2002, will have the opportunity to continue to participate in the pension plan or to transfer to the cash balance plan. Benefits under these pension plans generally reflect each employee's compensation, years of service, and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The following tables provide a reconciliation of benefit obligations, plan assets, and funded status for PECO's proportionate allocated interest in the plans.

                                                                      Other
                                                                  Postretirement
                                                 Pension Benefits   Benefits
                                                 ---------------  ------------
                                                   2001    2000    2001    2000
                                                 -------  ------  -----   -----
 Change in Benefit Obligation:
 Net benefit obligation at beginning of year.... $ 2,230  $2,054  $ 922   $ 798
 Service cost...................................      11      24      9      18
 Interest cost..................................      84     158     43      66
 Plan amendments................................      20      --     --      --
 Actuarial (gain)loss...........................      11     140     92      69
 Curtailments/Settlements.......................       2     (74)    --       4
 Special accounting costs(benefit)..............     (16)     96     (2)     11
 Gross benefits paid............................     (93)   (168)   (24)    (44)
 Corporate Restructuring Transfer...............  (1,206)     --   (499)     --
                                                 -------  ------  -----   -----
 Net benefit obligation at end of year.......... $ 1,043  $2,230  $ 541   $ 922
                                                 =======  ======  =====   =====
 Change in Plan Assets:
 Fair value of plan assets at beginning of year. $ 3,005  $2,982  $ 263   $ 244
 Actual return on plan assets...................     (59)    190     (2)      8
 Employer contributions.........................       9       1     26      54
 Plan participants' contributions...............      --      --     --       1
 Gross benefits paid............................     (93)   (168)   (24)    (44)
 Corporate Restructuring Transfer...............  (1,625)     --   (142)     --
                                                 -------  ------  -----   -----
 Fair value of plan assets at end of year....... $ 1,237  $3,005  $ 121   $ 263
                                                 =======  ======  =====   =====
 Funded status at end of year................... $   194  $  775  $(420)  $(659)
 Unrecognized net actuarial (gain)loss..........    (225)   (960)   132      36
 Unrecognized prior service cost................      51      77     --      --
 Unrecognized net transition obligation (asset).      (7)    (21)    49     122
                                                 -------  ------  -----   -----
 Net asset (liability) recognized at end of year $    13  $ (129) $(239)  $(501)
                                                 =======  ======  =====   =====

                                          Pension Benefits         Other Postretirement Benefits
                                          ----------------  -------------------------------------------
                                          2001  2000  1999       2001           2000           1999
                                          ----  ----  ----  -------------  -------------  -------------
Weighted-average assumptions as of
  December 31,
Discount rate............................ 7.35% 7.60% 8.00%          7.35%          7.60%          8.00%
Expected return on plan assets........... 9.50% 9.50% 9.50%          9.50%          8.00%          8.00%
Rate of compensation increase............ 4.00% 5.00% 5.00%          4.00%          4.30%          5.00%
Health care cost trend on covered charges  N/A   N/A   N/A          10.00%          7.00%          8.00%
                                                               decreasing     decreasing     decreasing
                                                              to ultimate    to ultimate    to ultimate
                                                            trend of 4.5%  trend of 5.0%  trend of 5.0%
                                                                  in 2008        in 2005        in 2006

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                                                                        Other Postretirement
                                                     Pension Benefits       Benefits
                                                   -------------------  -------------------
                                                    2001   2000   1999  2001   2000   1999
                                                   -----  -----  -----  ----   ----   ----
Components of net periodic benefit cost (benefit):
Service cost...................................... $  12  $  25  $  29  $ 10   $ 18   $ 19
Interest cost.....................................    84    158    154    43     66     57
Expected return on assets.........................  (131)  (238)  (222)  (11)   (18)   (16)
Amortization of:
Transition obligation (asset).....................    (2)    (5)    (4)    6     12     12
Prior service cost................................     4      7      5    --     --     --
Actuarial (gain) loss.............................   (13)   (26)    (8)   --     --     --
Curtailment charge (credit).......................     1    (12)    --    (5)    24     --
Settlement charge (credit)........................    (1)   (16)    --    --     --     --
                                                   -----  -----  -----  ----   ----   ----
Net periodic benefit cost (benefit)............... $ (46) $(107) $ (46) $ 43   $102   $ 72
                                                   =====  =====  =====  ====   ====   ====
Special accounting costs.......................... $  16  $  96  $  --  $ (2)  $ 11   $ --
                                                   =====  =====  =====  ====   ====   ====

Sensitivity of retiree welfare results

Effect of a one percentage point increase in assumed health care cost trend on total service and interest cost components........................... $  7 on postretirement benefit obligation.................................... $ 59
Effect of a one percentage point decrease in assumed health care cost trend on total service and interest cost components........................... $ (6)
   on postretirement benefit obligation.................................... $(50)

   The decrease in the net benefit obligation and the fair value of plan assets in 2001 as compared to 2000 is due primarily to the corporate restructuring (See Note 2--Corporate Restructuring). Amounts of the obligation allocated to affiliates in the restructuring were primarily based on the relative number of active employees transferred to each affiliate.

   Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans.

   Special accounting costs of $16 million and $96 million in 2001 and 2000, respectively, represent accelerated separation and enhancement benefits provided to PECO employees expected to be terminated as a result of the Merger. PECO provides certain health care and life insurance benefits for retired employees through plans sponsored by Exelon. Welfare benefits for active employees are provided by several insurance policies or self-funded plans whose premiums or contributions are based upon the benefits paid during the year.

   PECO has savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. PECO matches a percentage of the employee contribution up to certain limits. The cost of PECO's matching contribution to the savings plans totaled $7 million, $11 million and $7 million in 2001, 2000, and 1999, respectively.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

14.  Preferred and Preference Stock

   At December 31, 2001 and 2000, Series Preference Stock of PECO, no par value, consisted of 100,000,000 shares authorized, of which no shares were outstanding. At December 31, 2001 and 2000, cumulative Preferred Stock of PECO, no par value, consisted of 15,000,000 shares authorized and the amounts set forth below:

                                                         At December 31,
                                                  -----------------------------
                                        Current     2001      2000    2001 2000
                                       Redemption --------- --------- ---- ----
                                       Price (a)  Shares Outstanding   Amount
                                       ---------- ------------------- ---------
 Series (without mandatory redemption)
 $4.68................................  $104.00     150,000   150,000 $ 15 $ 15
 $4.40................................   112.50     274,720   274,720   27   27
 $4.30................................   102.00     150,000   150,000   15   15
 $3.80................................   106.00     300,000   300,000   30   30
 $7.48................................       (b)    500,000   500,000   50   50
                                        -------   --------- --------- ---- ----
                                                  1,374,720 1,374,720  137  137
 Series (with mandatory redemption)
 $6.12................................       (c)    185,400   370,800   19   37
                                        -------   --------- --------- ---- ----
 Total preferred stock................            1,560,120 1,745,520 $156 $174
                                        =======   ========= ========= ==== ====

--------
(a) Redeemable, at the option of PECO, at the indicated dollar amounts per share, plus accrued dividends.
(b) None of the shares of this series is subject to redemption prior to April 1, 2003.
(c) PECO made the annual sinking fund payments of $18.5 million on August 1, 2001 and August 2, 2000. The future sinking fund requirement in 2002 is $18.5 million.

15. Company--Obligated Mandatorily Redeemable Preferred Securities of a Partnership

   At December 31, 2001 and 2000, PECO Energy Capital, L.P. (Partnership), a Delaware limited partnership of which a wholly owned subsidiary of PECO is the sole general partner, had outstanding Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership (COMRPS) as set forth in the following table:

                                                              At December 31,
                                                       --------------------------------------
                   Mandatory                             2001           2000        2001 2000
                   Redemption Distribution Liquidation   ---------      ---------   ---- ----
                      Date        Rate        Value    Trust Securities Outstanding  Amount
                   ---------- ------------ ----------- ---------------------------- ---------
PECO Energy
 Capital Trust II.    2037        8.00%      $   25    2,000,000      2,000,000     $ 50 $ 50
PECO Energy
 Capital Trust III    2028        7.38%       1,000       78,105         78,105       78   78
                      ----        ----       ------      ---------      ---------   ---- ----
Total.............                                     2,078,105      2,078,105     $128 $128
                      ====        ====       ======      =========      =========   ==== ====

   The securities issued by the PECO trusts represent Company-Obligated Mandatorily Redeemable Preferred Securities of a Partnership (COMRPS) having a distribution rate and liquidation value equivalent to the trust securities. The COMRPS are the sole assets of these trusts and represent limited partnership interests of PECO Energy Capital, L.P. (Partnership), a Delaware limited partnership. Each holder of a trust's securities is entitled to withdraw the corresponding number of COMRPS from the trust in exchange for the trust securities so held. Each series of COMRPS is supported by PECO's deferrable interest subordinated debentures, held by the Partnership, which bear interest at rates equal to the distribution rates on the related series of COMRPS.

   The interest expense on the debentures is included in Other Income and Deductions in the Consolidated Statements of Income and is deductible for income tax purposes.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

16.  Common Stock

   At December 31, 2001 and 2000, common stock without par value consisted of 600,000,000 and 600,000,000 shares authorized and 170,478,507 and 170,478,507 shares outstanding, respectively.

   Stock Repurchase In January 2000, in connection with the Merger Agreement, PECO entered into a forward purchase agreement to purchase $500 million of its common stock from time to time. Settlement of this forward purchase agreement was, at PECO's election, on a physical, net share or net cash basis. In May 2000, PECO utilized a portion of the proceeds from the securitization of its stranded cost recovery to physically settle this agreement, resulting in the repurchase of 12 million shares of common stock for $496 million. In connection with the settlement of this agreement, PECO received $1 million in accumulated dividends on the repurchased shares and paid $6 million of interest.

   During 1997, PECO's Board of Directors authorized the repurchase of up to 25 million shares of its common stock from time to time through open-market, privately negotiated and/or other types of transactions in conformity with the rules of the SEC. Pursuant to these authorizations, PECO entered into forward purchase agreements to be settled from time to time, at PECO's election, on a physical, net share or net cash basis. PECO utilized the proceeds from the securitization of a portion of its stranded cost recovery in the first quarter of 1999, to physically settle these agreements, resulting in the purchase of 21 million shares of common stock for $696 million. In connection with the settlement of these agreements, PECO received $18 million in accumulated dividends on the repurchased shares and paid $6 million of interest.

   Shares Outstanding The following table details PECO's common stock and treasury stock:

                                                  Common  Treasury
                                                  Shares   Shares
                                                 -------  --------
                                                  (in thousands)
              Balance, December 31, 1998........ 224,684       --
              Long-Term Incentive Plan Issuances     670       --
              Common Stock Repurchases..........      --   44,082
                                                 -------  -------
              Balance, December 31, 1999........ 225,354   44,082
              Long-Term Incentive Plan Issuances      --     (195)
              Cancellation of Treasury Shares... (54,875) (54,875)
              Common Stock Repurchases..........      --   11,950
              Stock Option Exercises............      --     (962)
                                                 -------  -------
              Balance, December 31, 2000........ 170,479       --
                                                 -------  -------
              Balance, December 31, 2001........ 170,479       --
                                                 =======  =======

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

17.  Fair Value of Financial Assets and Liabilities

   The carrying amounts and fair values of PECO's financial assets and liabilities as of December 31, 2001 and 2000 were as follows:

                                                                 2001             2000
                                                           ---------------  ---------------
                                                           Carrying  Fair   Carrying  Fair
                                                            Amount   Value   Amount   Value
                                                           -------- ------  -------- ------
Non-derivatives:
Liabilities...............................................
   Long-term debt (including amounts due within one year).  $5,986  $6,199   $6,555  $6,797
COMRPS....................................................  $  128  $  127   $  128  $  122
Mandatorily Redeemable....................................
   Preferred Stock........................................  $   19  $   10   $   37  $   30
Derivatives:
   Interest rate swaps....................................  $  (19) $  (19)      --  $  (19)
   Forward interest rate swaps............................      --      --       --  $   40

   Cash and cash equivalents, customer accounts receivable and trust accounts for decommissioning nuclear plants are recorded at their fair value.

   As of December 31, 2001 and 2000, PECO's carrying amounts of cash and cash equivalents and accounts receivable are representative of fair value because of the short-term nature of these instruments. Fair values of the trust accounts for decommissioning nuclear plants, long-term debt, COMRPS and Mandatorily Redeemable Preferred Stock are estimated based on quoted market prices for the same or similar issues. The fair value of PECO's interest rate swaps and power purchase and sale contracts is determined using quoted exchange prices, external dealer prices, or internal valuation models which utilize assumptions of future energy prices and available market pricing curves.

   Financial instruments that potentially subject PECO to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. PECO places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to PECO's large number of customers and their dispersion across many industries.

   In 1999, PECO entered into interest rate swaps to manage interest rate exposure in the aggregate notional amount of $326 million. These swaps have been designated as cash-flow hedges under SFAS No. 133, and as such, as long as the hedge remains effective and the underlying transaction remains probable, changes in the fair value of these swaps will be recorded in accumulated other comprehensive income (loss) until earnings are affected by the variability of the cash flows being hedged.

   The notional amount of derivatives do not represent amounts that are exchanged by the parties and, thus, are not a measure of PECO's exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

   PECO would be exposed to credit-related losses in the event of non-performance by the counterparties that issued the derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. PECO's interest rate swaps are documented under master agreements. Among other things, these agreements provide for a maximum credit exposure for both parties. Payments are required by the appropriate party when the maximum limit is reached.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   On January 1, 2001, PECO deferred a non-cash gain of $40 million, net of income taxes, in accumulated other comprehensive income, a component of shareholders' equity, to reflect the initial adoption of SFAS No. 133, as amended. SFAS No. 133 is applied to all derivative instruments and requires that such instruments be recorded in the balance sheet either as an asset or a liability measured at their fair value through earnings, with special accounting permitted for certain qualifying hedges.

   For 2001, $6 million ($4 million, net of income taxes) was reclassified from accumulated other comprehensive income into earnings as a result of forecasted financing transactions no longer being probable.

   As of December 31, 2001, $15 million of deferred net gains on derivative instruments accumulated in other comprehensive income are expected to be reclassified to earnings during the next twelve months. Amounts in accumulated other comprehensive income related to interest rate cash flows are reclassified into earnings when the forecasted interest payment occurs.

18.  Commitments and Contingencies

   Environmental Issues PECO's operations have in the past and may in the future require substantial capital expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, PECO is generally liable for the costs of remediating environmental contamination of property now or formerly owned by PECO and of property contaminated by hazardous substances generated by PECO. PECO owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. PECO has identified 28 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. PECO is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

   As of December 31, 2001 and 2000, PECO had accrued $37 million and $54 million, respectively, for environmental investigation and remediation costs, including $27 million and $30 million, respectively, for MGP investigation and remediation, that currently can be reasonably estimated. In conjunction with the corporate restructuring in January 2001, PECO transferred a portion of the environmental investigation and remediation costs to Generation. PECO cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by PECO, environmental agencies or others, or whether such costs will be recoverable from third parties.

   Leases Minimum future operating lease payments, which consist primarily of lease payments for autos, as of December 31, 2001 were:

                    2002............................... $ 2
                    2003...............................   2
                    2004...............................   2
                    2005...............................   2
                    2006...............................   2
                    Remaining years....................   3
                                                        ---
                    Total minimum future lease payments $13
                                                        ===

   Rental expense under operating leases totaled $2 million, $36 million, and $54 million in 2001, 2000 and 1999, respectively.

Litigation

   General. PECO is involved in various litigation matters. The ultimate outcome of such matters, while uncertain, is not expected to have a material adverse effect on its respective financial condition or results of operations.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

19.   Segment Information

   As a result of the corporate restructuring in January 2001, PECO operates in one segment--energy delivery. Energy delivery consists of the retail electricity distribution and transmission business of PECO in southeastern Pennsylvania and the natural gas distribution business of PECO located in the Pennsylvania counties surrounding the City of Philadelphia. Prior to 2001, PECO operated in two other business segments, generation and enterprises. See Note 2--Corporate Restructuring.

   Generation consisted of electric generating facilities, energy marketing operations and PECO's interests in Sithe and AmerGen. Enterprises consisted of competitive retail energy sales, energy and infrastructure services, communications and other investments weighted towards the communications, energy services and retail services industries. Prior to 2001, PECO evaluated the performance of its business segments based on Earnings Before Interest Expense and Income Taxes (EBIT). An analysis and reconciliation of PECO's business segment information to the respective information in the consolidated financial statements are as follows:

                                Energy                                   Intersegment
                               Delivery Generation Enterprises Corporate Eliminations Consolidated
                               -------- ---------- ----------- --------- ------------ ------------
Total Revenues:
2000.......................... $ 3,373    $2,803      $ 697      $  --      $(923)      $ 5,950
1999..........................   3,265     2,411        644         --       (842)        5,478
Intersegment Revenues:
2000.......................... $     4    $  872      $  47      $  --      $(923)      $    --
1999..........................      --       842         --         --       (842)           --
EBIT (a):
2000 (b)...................... $ 1,139    $  341      $(136)     $(172)     $  --       $ 1,172
1999..........................   1,372       379       (212)      (194)        --         1,345
Depreciation and Amortization:
2000.......................... $   195    $   98      $  32      $  --      $  --       $   325
1999..........................     108       125          4         --         --           237
Capital Expenditures:
2000.......................... $   219    $  243      $  64      $  23      $  --       $   549
1999..........................     205       245          1         40         --           491
Total Assets:
2000.......................... $13,100    $1,648      $ 991      $(963)     $  --       $14,776
1999..........................  10,306     1,734        640        407         --        13,087

--------
(a) EBIT consists of operating income, equity in earnings (losses) of unconsolidated affiliates, and other income and expenses recorded in other, net with the exception of investment income. Investment income for 2000 and 1999 was $50 million and $52 million, respectively.
(b) Includes non-recurring items of $248 million for Merger-related expenses in 2000.

   Equity in losses of communications joint ventures of $45 million and $38 million for 2000, and 1999, respectively, are included in the Enterprises business unit's EBIT. Equity in earnings of AmerGen and Sithe of $4 million for 2000 are included in the generation business unit's EBIT.

20.   Related Party Transactions

   At December 31, 2000, PECO had a $400 million payable to ComEd, which was repaid in the second quarter of 2001. The average annual interest rate on this payable for the period outstanding was 6.5%. Interest expense related to this payable for 2001 was $8 million.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

   Effective January 1, 2001, Exelon contributed to PECO a $2.0 billion non-interest bearing receivable related to Exelon's agreement to fund future income tax payments resulting from the collection of competitive transition charges. This receivable is reflected as a reduction of Shareholders' Equity in PECO's Consolidated Balance Sheets and is expected to be settled over the years 2002 through 2010. As of December 31, 2001, the balance of this receivable from Exelon was $1.9 billion. In addition, at December 31, 2001, PECO had a $60 million payable to Exelon related to stock options in 2000.

   PECO paid common stock dividends of $342 million to Exelon in 2001.

   In connection with the transfer of the generation assets in the corporate restructuring, PECO entered into a PPA with Generation. See Note 2--Corporate Restructuring. Intercompany power purchases pursuant to the PPA for 2001 were $1,162 million. As of December 31, 2001, PECO's payable related to the PPA was $90 million. In addition, at December 31, 2001, PECO had a $28 million payable to Generation for various services.

   Effective January 1, 2001, upon the corporate restructuring, PECO receives a variety of corporate support services from BSC, including legal, human resources, financial and information technology services. Such services, provided at cost including applicable overhead, were $36 million for 2001.

   At December 31, 2001, there was a $41 million payable to BSC. During 2001, PECO received intercompany interest income of $10 million primarily related to bills and payroll paid on behalf of BSC.

   PECO received services from Enterprises during 2001 for deployment of automated meters and meter reading services for $24 million. At December 31, 2001, PECO had recorded a $8 million payable to Enterprises.

21.   Quarterly Data (Unaudited)

   The data shown below include all adjustments which PECO considers necessary for a fair presentation of such amounts:

                                                Income (Loss) Before
                                                Extraordinary Items and
                       Operating    Operating   Cumulative Effect of a Change
                       Revenues       Income    in Accounting Principle       Net Income (Loss)
                     ------------- ------------ ----------------------------  ----------------
                      2001   2000  2001 2000(a) 2001          2000(a)         2001    2000(a)
      Quarter ended: ------ ------ ---- ------- ----          -------         ----    -------
       March 31..... $1,051 $1,352 $287  $343   $122           $166           $122     $195
       June 30...... $  906 $1,385 $246  $313   $ 85           $124           $ 85     $118
       September 30. $1,051 $1,629 $258  $449   $104           $238           $104     $235
       December 31.. $  957 $1,584 $208  $117   $114           $(41)          $114     $(41)

--------
(a) Reflects incremental Merger expenses of $11 million, $9 million, $13 million and $215 million ($129 million, net of tax) for each of the four quarters in 2000, respectively, which were reflected in Operating and Maintenance expense.

                 PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES

                Schedule II--Valuation and Qualifying Accounts
                                 (in millions)

             Column A                 Column B       Column C        Column D    Column E     Column F
             --------                ---------- ------------------- ---------- ------------- ----------
                                                     Additions
                                                -------------------
                                     Balance at Charged to Changed                           Balance at
                                     Beginning   Cost and  to Other            Restructuring   End of
            Description               of Year    Expenses  Accounts Deductions Transfers (a)    Year
            -----------              ---------- ---------- -------- ---------- ------------- ----------
For the Year Ended December 31,
  2001
Allowance for Uncollectible Accounts    $131       $69       $--       $67(b)       $23         $110
Reserve for:
   Injuries and Damages.............    $ 21       $13       $--       $ 9(c)       $--         $ 25
   Environmental Investigation and
     Litigation.....................    $ 54       $--       $--       $ 2(d)       $15         $ 37
   Obsolete Materials...............    $  3       $ 6       $--       $ 7          $ 1         $  1
For the Year Ended December 31,
  2000
Allowance for Uncollectible Accounts    $121       $68       $--       $49(b)       $--         $131
Reserve for:
   Injuries and Damages.............    $ 23       $ 7       $--       $ 9(c)       $--         $ 21
   Environmental Investigation and
     Litigation.....................    $ 57       $--       $--       $ 3(d)       $--         $ 54
For the Year Ended December 31,
  1999
Allowance for Uncollectible Accounts    $122       $59       $--       $69(b)       $--         $112
Reserve for:
   Injuries and Damages.............    $ 27       $ 7       $--       $11(c)       $--         $ 23
   Environmental Investigation and
     Litigation.....................    $ 60       $--       $--       $ 3(d)       $--         $ 57

--------
(a) Represents amounts transferred as part of the Corporate Restructuring. See
    Note 2 of the Notes to the Consolidated Financial Statements.
(b) Write-off of individual accounts receivable.
(c) Payments of claims and related costs.
(d) Expenditures for site investigation and remediation.

================================================================================

                                    [LOGO]
                                    Peco/R/
                               An Exelon Company

                              PECO Energy Company

                               OFFER TO EXCHANGE

                                 $250,000,000
                           5.95% First and Refunding
                            Mortgage Bonds due 2011
                               (Exchange Bonds)

              Which have been registered under the Securities Act
                          For Any and All Outstanding

                                 $250,000,000
                           5.95% First and Refunding
                            Mortgage Bonds due 2011

                       Which have not been so registered

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 505 of the registrant's certificate of incorporation provides, as follows:

  . Section 505. Liability of Directors and Officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation, and a director of the Corporation shall not be personally liable, as such for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under these articles of incorporation, the bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   Additionally, Article VII of the registrant's Bylaws sets forth the provisions relating to Indemnification of Directors, Officers and Other Authorized Representatives. This Article VII includes the following provisions:

  . Section 7.01 (a) sets forth the general rule of indemnification for the registrant as follows:

      "The corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

        (1) where such indemnification is expressly prohibited by applicable law;

        (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 or otherwise:

          (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. (S)(S) 513(b) and 1746(b) and 42 Pa.C.S. (S) 8365(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

          (ii) to be based upon or attributable to the receipt by the indemnified representative from the corporation of a personal benefit to which the indemnified representative is not legally entitled; or

        (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful."

  . Section 7.01(d)(2) defines "indemnified representative" as "any and all directors and officers of the corporation any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)."

  . Section 7.08 provides that "to the extent that an authorized representative of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
      Section 1741 or 1742 of the Business Corporation Law or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith."

   The officers and employees of the registrant are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and the registrant is insured to the extent that it is required or permitted by law to indemnify the officers and employees for such loss. The premiums for such insurance are paid by the registrant.

Item 21.  Exhibits and Financial Statement Schedules

   (a) Exhibits. Certain of the following exhibits are incorporated herein by reference under Rule 12b-32 of the Securities and Exchange Act of 1934, as amended. Certain other instruments which would otherwise be required to be listed below have not been so listed because such instruments do not authorize securities in an amount which exceeds 10% of the total assets of the applicable registrant and its subsidiaries on a consolidated basis and the relevant registrant agrees to furnish a copy of any such instrument to the Commission upon request.

Exhibit
Number  Description
------  -----------
 3.1    Amended and Restated Articles of Incorporation of PECO Energy Company (File No. 1-1401, 2000
        Form 10-K, Exhibit 3-3)
 3.2    Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File
        No. 1-01401, 1997 Form 10-K, Exhibit 3-2)
 4.1    First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company
        (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National
        Bank, successor) (Registration No. 2-2281, Exhibit B-1)
 4.1.2  Supplemental Indenture to PECO Energy Company's First and Refunding Mortgage:

Dated as of                File Reference             Exhibit No.
--------------------------------------------------------------------------------
May 1, 1927                2-2881                     B-1(c)
March 1, 1937              2-2881                     B-1(g)
December 1, 1941           2-4863                     B-1(h)
November 1, 1944           2-5472                     B-1(i)
December 1, 1946           2-6821                     7-1(j)
September 1, 1957          2-13562                    2(b)-17
May 1, 1958                2-14020                    2(b)-18
March 1, 1968              2-34051                    2(b)-24
March 1, 1981              2-72802                    4-46
March 1, 1981              2-72802                    4-47
December 1, 1984           1-01401, 1984 Form 10-K    4-2(b)
April 1, 1991              1-01401, 1991 Form 10-K    4(e)-76
December 1, 1991           1-01401, 1991 Form 10-K    4(e)-77
April 1, 1992              1-01401, March 31, 1992    4(e)-79
                           Form 10-Q
June 1, 1992               1-01401, June 30, 1992     4(e)-81
                           Form 10-Q
July 15, 1992              1-01401, June 30, 1992     4(e)-83
                           Form 10-Q
September 1, 1992          1-01401, 1992 Form 10-K    4(e)-85
March 1, 1993              1-01401, 1992 Form 10-K    4(e)-86
May 1, 1993                1-01401, March 31, 1993    4(e)-88
                           Form 10-Q
May 1, 1993                1-01401, March 31, 1993    4(e)-89
                           Form 10-Q
August 15, 1993            1-01401, Form 8-A dated    4(e)-92
                           August 19, 1993
May 1, 1995                1-01401, Form 8-K dated    4(e)-96
                           May 24, 1995
October 15, 2001           1-01401, Form 10-K dated   4.2.1
                           April 1, 2002

Exhibit
Number                                           Description
------                                           -----------
4.2     Form of Supplemental Mortgage Indenture for the Exchange Bonds between Registrant and
        Wachovia Bank, National Association
4.3     Registration Rights Agreement dated June 14, 2001 between Registrant and the Purchasers named therein. (Registration Statement No. 333-85496 Form S-4, Exhibit 4.2)
4.4     Form of 5.95% Exchange Bond
5       Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8       Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding tax matters
10.1    Power Purchase Agreement among Registrant and Exelon Generation Company, LLC (Registration
        Statement No. 333-85496, Form S-4, Exhibit 10.1)
12      Statement regarding computation of ratios of earnings
21      Subsidiaries
23.1    Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibits 5 and 8)
23.2    Consent of Independent Accountants
24      Power of Attorney
25      Statement of Eligibility of Trustee on Form T-1
99.1    Form of Letter of Transmittal
99.2    Form of Notice of Guaranteed Delivery
99.3    Client Letter
99.4    Broker-Dealer Letter
99.5    Form W-9

Item 22.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

   The undersigned registrant hereby undertakes (a):

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (a)(1)(i) or (a)(l)(ii) if such information is contained in periodic reports filed by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, PECO Energy Company, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 31 day of July, 2002.

                                              PECO ENERGY COMPANY

                                              By:   /s/  FRANK F. FRANKOWSKI
                                                  -----------------------------
                                                       Frank F. Frankowski
                                                   Vice President, Finance and
                                                     Chief Financial Officer

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank F. Frankowski and Kenneth G. Lawrence and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                        Date                          Title
          ---------                        ----                          -----

  /s/  KENNETH G. LAWRENCE             July 31, 2002          President and Director,
-----------------------------                                   PECO Energy Company
     Kenneth G. Lawrence

  /s/  FRANK F. FRANKOWSKI             July 31, 2002          Vice President, Finance and
-----------------------------                                   Chief Financial Officer,
     Frank F. Frankowski                                        PECO Energy Company

      /s/  JOHN W. ROWE                July 31, 2002          Director
-----------------------------
        John W. Rowe

   /s/  PAMELA B. STROBEL              July 31, 2002          Director
-----------------------------
      Pamela B. Strobel

   /s/  RUTH ANN M. GILLIS             July 31, 2002          Director
-----------------------------
     Ruth Ann M. Gillis

     /s/  FRANK M. CLARK               July 31, 2002          Director
-----------------------------
       Frank M. Clark

                                 Exhibit Index

Exhibit
Number                                           Description
------                                           -----------
 3.1    Amended and Restated Articles of Incorporation of PECO Energy Company (File No. 1-1401, 2000
        Form 10-K, Exhibit 3-3)

 3.2    Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File
        No. 1-01401, 1997 Form 10-K, Exhibit 3-2)

 4.1    First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company
        (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National
        Bank, successor) (Registration No. 2-2281, Exhibit B-1)

 4.1.2  Supplemental Indenture to PECO Energy Company's First and Refunding Mortgage:

Dated as of                File Reference             Exhibit No.
--------------------------------------------------------------------------------
May 1, 1927                2-2881                     B-1(c)
March 1, 1937              2-2881                     B-1(g)
December 1, 1941           2-4863                     B-1(h)
November 1, 1944           2-5472                     B-1(i)
December 1, 1946           2-6821                     7-1(j)
September 1, 1957          2-13562                    2(b)-17
May 1, 1958                2-14020                    2(b)-18
March 1, 1968              2-34051                    2(b)-24
March 1, 1981              2-72802                    4-46
March 1, 1981              2-72802                    4-47
December 1, 1984           1-01401, 1984 Form 10-K    4-2(b)
April 1, 1991              1-01401, 1991 Form 10-K    4(e)-76
December 1, 1991           1-01401, 1991 Form 10-K    4(e)-77
April 1, 1992              1-01401, March 31, 1992    4(e)-79
                           Form 10-Q
June 1, 1992               1-01401, June 30, 1992     4(e)-81
                           Form 10-Q
July 15, 1992              1-01401, June 30, 1992     4(e)-83
                           Form 10-Q
September 1, 1992          1-01401, 1992 Form 10-K    4(e)-85
March 1, 1993              1-01401, 1992 Form 10-K    4(e)-86
May 1, 1993                1-01401, March 31, 1993    4(e)-88
                           Form 10-Q
May 1, 1993                1-01401, March 31, 1993    4(e)-89
                           Form 10-Q
August 15, 1993            1-01401, Form 8-A dated    4(e)-92
                           August 19, 1993
May 1, 1995                1-01401, Form 8-K dated    4(e)-96
                           May 24, 1995
October 15, 2001           1-01401, Form 10-K dated   4.2.1
                           April 1, 2002

4.2 Form of Supplemental Mortgage Indenture for the Exchange Bonds between Registrant and
    Wachovia Bank, National Association

4.3 Registration Rights Agreement dated June 14, 2001 between Registrant and the Purchasers named therein. (Registration Statement No. 333-85496, Form S-4, Exhibit 4.2)

Exhibit
Number                                         Description
------                                         -----------

 4.4    Form of 5.95% Exchange Bond

 5      Opinion of Ballard Spahr Andrews & Ingersoll, LLP

 8      Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding tax matters

 10.1   Power Purchase Agreement among Registrant and Exelon Generation Company, LLC (Registration
        Statement No. 333-85496, Form S-4, Exhibit 10.1)

 12     Statement regarding computation of ratios of earnings

 21     Subsidiaries

 23.1   Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibits 5 and 8)

 23.2   Consent of Independent Accountants

 24     Power of Attorney

 25     Statement of Eligibility of Trustee on Form T-1

 99.1   Form of Letter of Transmittal

 99.2   Form of Notice of Guaranteed Delivery

 99.3   Client Letter

 99.4   Broker-Dealer Letter

 99.5   Form W-9